SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            K-tel International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:  $6,026

     (2)  Form, Schedule or Registration Statement No.: Preliminary Proxy
          Statement

     (3)  Filing party: K-tel International, Inc.

     (4)  Date filed: May 14, 1997




                       (Logo of K-tel International, Inc.)


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



                                   TO BE HELD
                                  July 31, 1997



To the Shareholders of K-tel International, Inc.:


         A Special Meeting of Shareholders of K-tel International, Inc. (the "Company") will be held on July 31, 1997, 10:00 a.m., local time, in the Company's executive offices located at 2605 Fernbrook Lane North in Minneapolis, Minnesota for the following purposes:


         (1) To consider and vote upon a proposal to approve the Purchase and Sale Agreement, dated as of March 3, 1997 ("the Purchase Agreement") between the Company and Platinum Entertainment, Inc. ("the Purchaser") and the transactions contemplated by the Purchase Agreement (the "Transactions"). The Transactions include the sale to the Purchaser of the Company's worldwide music business, other than its music business in Europe, through the sale of the stock of two domestic subsidiaries of the Company.

         (2) To transact such other business as may properly come before the Special Meeting of Shareholders and any adjournment thereof.


         The purchase price payable to the Company under the Purchase Agreement is $35,000,000 subject to an increase for the positive net tangible book value (as defined) at the time of closing of the two domestic subsidiaries of the Company (the "Music Subsidiaries") to be sold or a decrease for the negative net tangible book value of the Music Subsidiaries after all intercompany accounts are eliminated. At the time the Purchase Agreement was executed, the parties agreed that there was a negative adjustment of $4,874,000 based on the balance sheets as of January 31, 1997 for the Music Subsidiaries. Based on the balance sheets of the Music Subsidiaries as of March 31, 1997, the negative adjustment to the purchase price is estimated at approximately $3,268,000 which would result in a purchase price of $31,732,000 for the Music Subsidiaries. The book value adjustment will be made based on the book value of the Music Subsidiaries as of the date of closing and will be calculated after closing.


         Pursuant to Minnesota law, each shareholder has the right to exercise dissenters' rights. An explanation of dissenters' rights is included in the Proxy Statement, together with a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act ("MBCA").


         Only shareholders of record of shares of Common Stock of the Company at the close of business on July 7, 1997, the record date for the Special Meeting of Shareholders, are entitled to notice of and entitled to vote at the Special Meeting of Shareholders and any adjournment thereof. The affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, Chairman of the Board of the Company, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and has agreed with the Purchaser to vote all of his shares in favor of approval of the Transactions. Nevertheless, the Company is holding the Special Meeting of Shareholders because shareholder approval of the Transactions is required under Section 302A.661 of the MBCA.


         ALL SHAREHOLDERS, WHETHER OR NOT THEY PLAN TO ATTEND THE SPECIAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES THEY OWN, ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          K-TEL INTERNATIONAL, INC.



                                          Philip Kives, Chairman of the Board



Minneapolis, Minnesota
July ___, 1997


                       (Logo of K-tel International, Inc.)

                                 PROXY STATEMENT

                                       OF

                            K-TEL INTERNATIONAL, INC.
                            2605 FERNBROOK LANE NORTH
                        MINNEAPOLIS, MINNESOTA 55447-4736

                                  -------------


                         SPECIAL MEETING OF SHAREHOLDERS
                               July 31, 1997


                                  INTRODUCTION


         This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of K-tel International, Inc. (the "Company") to be used at the Special Meeting of the Shareholders of the Company to be held at 10:00 a.m., local time, on July 31, 1997, in the Company's executive offices located at 2605 Fernbrook Lane North, Minneapolis, Minnesota.



         Only shareholders of record as of the close of business on July 7, 1997, will be entitled to vote, as a single class with one vote per share, at the Special Meeting of Shareholders. At the close of business on July 7, 1997, the Company had outstanding 3,773,659 shares of common stock, $.01 par value (the "Common Stock").


         At the Special Meeting of Shareholders ("Special Meeting"), shareholders will vote on the following proposals: (1) to approve the Purchase and Sale Agreement, dated as of March 3, 1997 (the "Purchase Agreement") between the Company and Platinum Entertainment, Inc. (the "Purchaser") and the transactions contemplated thereby (the "Transactions"), and (2) to transact any other business as may properly come before the meeting. The Transactions relate to the disposition of the Company's music business (the "Music Business") except for the Company's music business in Europe (the "Retained Music Business") through the sale of the stock of two domestic subsidiaries of the Company (the "Music Subsidiaries") to the Purchaser. The Purchaser is a publicly traded company whose common stock is traded on the Nasdaq National Market and is not affiliated with the Company. The sale of the Music Business of the Company constitutes a sale of a substantial amount of the assets of the Company within the meaning of the Minnesota Business Corporation Act so the Transactions need to be approved by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company.

         THE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The quorum required to hold the meeting is a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy. If a quorum is present, the affirmative vote, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company, voting together as a single class and with one vote per share, is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, the Company's Chief Executive Officer and Chairman of the Board, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and has agreed with the Purchaser to vote all of such shares in favor of approval of the Transactions.

         Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Presence at the Special Meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Unless so revoked, the shares represented by each proxy will be voted as specified in the instructions indicated in such proxies at the Special Meeting and at any adjournments thereof. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE TRANSACTIONS AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Transactions. With respect to abstentions, the shares of Common Stock are considered present at the Special Meeting. They are not, however, affirmative votes for the matter and, therefore, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares of Common Stock are not considered present at the meeting as to which the broker withheld authority. Consequently, broker non-votes are not counted.

         All expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials will be paid by the Company. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy material to the beneficial owners of Common Stock held of record by such persons.

          Pursuant to Minnesota law, each shareholder has the right to exercise dissenters' rights. In order for a shareholder to exercise dissenters' rights, the shareholder must not vote for the proposal to approve the Transactions and must comply with the applicable requirements of Minnesota law. An explanation of dissenters' rights is included in this Proxy Statement, and a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act is included as Annex B.


         This Proxy Statement and the preceding Notice of Special Meeting of Shareholders are first being mailed to shareholders on or about July __, 1997.




               The date of this Proxy Statement is July ___, 1997.



                                TABLE OF CONTENTS


SUMMARY  ..................................................................... 6
Special Meeting of Shareholders............................................... 6
The Transactions.............................................................. 6
Incorporation of Certain Documents by Reference............................... 9
Selected Financial and Pro Forma Data......................................... 9


SPECIAL FACTORS...............................................................11
Control by Principal Shareholder..............................................11
Change in Management..........................................................11
Change in Director Composition................................................12
Change in Business of the Company.............................................12
Deregistration or Privatization of the Company................................12
Classification as an Investment Company  .....................................13
Failure of Transactions to Close..............................................14


THE PROPOSAL..................................................................14

THE TRANSACTIONS..............................................................15
General.......................................................................15
Background....................................................................17
Terms of the Transactions.....................................................18
Reasons for the Transactions..................................................24
Opinion of the Financial Advisor..............................................24
Plans for the Company After the Transactions..................................28
Accounting Treatment..........................................................29
Interests of Certain Persons..................................................29
Federal Income Tax Consequences...............................................29

FEES AND EXPENSES.............................................................30

DISSENTERS' RIGHTS............................................................30
Demand for Purchase...........................................................31
Persons Entitled to Exercise Dissenters' Rights under the MBCA................31
Notice of Intent to Demand Fair Value of Shares...............................31
Vote Against the Transactions or Abstention from Vote.........................31
Notice of Procedure...........................................................31
Submission of Stock Certificates..............................................32
Purchase of Dissenting Shares.................................................32

PRICE RANGE OF COMMON STOCK; DIVIDENDS........................................34

POSSIBLE EFFECT ON THE MARKET FOR THE COMMON STOCK............................35

PRO FORMA FINANCIAL DATA......................................................35

CERTAIN INFORMATION REGARDING THE PURCHASER...................................39

SECURITY OWNERSHIP............................................................39

REGULATORY APPROVALS..........................................................41

TRANSACTION OF OTHER BUSINESS.................................................41

INDEPENDENT PUBLIC ACCOUNTANTS................................................41

AVAILABLE INFORMATION.........................................................41

Annex A - Purchase and Sale Agreement

Annex B - Sections 302A.471 and 302A.473 of the Minnesota Business Corporation
Act
Annex C - Opinion of Dain Bosworth Incorporated


                                     SUMMARY

         The following summary is a brief summary of information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement and the documents in the Annexes attached to this Proxy Statement. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement. You are urged to read this Proxy Statement and the Annexes attached hereto in their entirety.

SPECIAL MEETING OF SHAREHOLDERS


         MEETING DATE; PURPOSES. The Special Meeting of Shareholders of the Company will be held on Thursday, July 31, 1997, at 10:00 a.m., local time, at the Company's executive offices located at 2605 Fernbrook Lane North in Minneapolis, Minnesota. At the Special Meeting, the shareholders will vote on the following proposals (1) to approve a Purchase and Sale Agreement, dated as of March 3, 1997, (the "Purchase Agreement") between the Company and Platinum Entertainment, Inc. (the "Purchaser") and the transactions contemplated thereby (the "Transactions"), and (2) to transact such other business as may properly come before the meeting.



         RECORD DATE; SHARES ENTITLED TO VOTE. The Board of Directors of the Company has fixed the close of business on July 7, 1997, as the record date for the determination of shareholders entitled to notice of and to vote, either in person or by proxy, at the Special Meeting and any adjournments or postponements thereof. As of July 7, 1997, there were 3,773,659 shares of Common Stock outstanding.


THE TRANSACTIONS


         THE SALE OF THE MUSIC BUSINESS. The Company proposes to dispose of its worldwide music business, except for the Company's music business in Europe (the "Retained Music Business"), by selling to the Purchaser the stock of two domestic subsidiaries, K-tel International (USA), Inc. and Dominion Entertainment, Inc. (the "Music Subsidiaries") which own certain master recording catalog rights to music selections (the "Master Recordings") and which operates the Company's music business outside of Europe. The Company will also retain its consumer convenience products, video, direct response (including music and entertainment) and retail sale of direct response products businesses. The purchase price for the Music Subsidiaries is $35,000,000 subject to an increase for the positive net tangible book value (as defined) at the time of closing of the two domestic subsidiaries of the Company (the "Music Subsidiaries") to be sold or a decrease for the negative net tangible book value of the Music Subsidiaries after all intercompany accounts are eliminated. At the time the Purchase Agreement was executed, the parties agreed that there was a negative adjustment of $4,874,000 based on the balance sheets as of January 31, 1997 for the Music Subsidiaries. Based on the balance sheets of the Music Subsidiaries as of March 31, 1997, the negative adjustment to the purchase price is estimated at approximately $3,268,000 which would result in a purchase price of $31,732,000 for the Music Subsidiaries. The book value adjustment will be made based on the book value of the Music Subsidiaries as of the date of closing and will be calculated after closing. The Company has loss carryovers which the Company believes will significantly reduce the federal income tax consequences from the sale of the Music Subsidiaries. If the Transactions had closed on January 31, 1997, the Company's net after-tax cash position, after payment of expenses, would have been increased by $26,341,000 (including $3.0 million to be held in escrows established pursuant to the Purchase Agreement). For fiscal year ended June 30, 1996 and the nine months ended March 31, 1997, the net sales of the Music Subsidiaries were $33.7 million and $23.6 million, respectively, and accounted for approximately 47% and 46% of the net sales for the respective periods.


         FINANCING CONTINGENCY. The Purchaser's obligation to consummate the Transaction is conditioned, at its option, upon the Purchaser obtaining net proceeds of at least $70 million from a financing on terms satisfactory to Purchaser in its sole discretion. The Purchaser has advised the Company that the Purchaser expects to finance the purchase price for the Music Subsidiaries through borrowings to be made available for the acquisition of the Music Subsidiaries under a new bank credit facility and/or proceeds from the private placement of equity and/or debt securities. As of the date hereof, the Purchaser has not satisfied the financing contingency. There can be no assurance that the Purchaser will be able to satisfy the financing contingency or, if such contingency is not satisfied, that Purchaser will waive such contingency. In the event the Transactions are not consummated because Purchaser has not been able to satisfy the financing contingency, the Company will receive the $1,750,000 earnest money deposit made by Purchaser when the Purchase Agreement was signed.


         THE RETAINED MUSIC AND EXCLUDED BUSINESSES. The Company will retain and continue to operate the Retained Music Business as well as its consumer convenience products, video, direct response (including music and entertainment products) and retail sale of direct response products businesses (the "Excluded Businesses") through its remaining subsidiaries (the "Remaining Subsidiaries"). The consumer convenience products marketed by the Company currently include kitchen appliances and gadgets, personal health products, exercise equipment and automotive accessories. The direct response business of the Company consists of offerings of convenience products and entertainment products, including music and videos, directly to consumers through a variety of direct marketing techniques, including television and radio advertising, home shopping network and offerings on the Internet. For the fiscal year ended June 30, 1996, and the nine months ended March 31, 1997, the net sales of the Retained Music Business and Excluded Businesses were $38.3 million and $27.6 million, respectively, and accounted for 53% and 54% of the Company's consolidated net sales for the respective periods. As a result of the sale of the Music Subsidiaries, the Company will assign to the Purchaser the exclusive rights to the K-tel music tradenames and trademarks, except that the Company and its subsidiaries will retain the K-tel corporate name and will retain exclusive rights to the K-tel music marks in Europe and may use them on music products exported from Europe to the Middle East or Africa.



         OTHER AGREEMENTS. At closing, two escrow accounts with a third party bank will be established from the proceeds of the sale of the Music
Subsidiaries: (i) a $1,000,000 escrow (the "Royalty Escrow") to cover any liability of the Music Subsidiaries in excess of its accrued royalty reserve under a pending license royalty audit, and (ii) a $2,000,000 escrow (the "Indemnity Escrow") to cover any indemnity obligations of the Company under the Purchase Agreement. The amount in the Royalty Escrow will be released to the Company upon the conclusion of the pending license royalty audit to the extent not required to be used to pay the amount due if in excess of the accrued royalty reserve. The amount in the Indemnity Escrow will be released to the Company on the first anniversary of closing except for any amount paid to satisfy the indemnity obligations of the Company to the Purchaser and the amount of any disputed indemnity claims which funds for any disputed claims will be disbursed based on the resolution of such dispute. The Company will receive a royalty-free (other than third party royalty payments) license of the Master Recordings of the Music Subsidiaries which will be exclusive in Europe and non-exclusive in the Middle East and Africa. The Company's subsidiary in the United Kingdom ("K-tel UK") which operates the Retained Music Business will provide Purchaser a royalty-free (other than third party royalty payments) license on its music catalog which will be non-exclusive outside of Europe. The Company and Philip Kives, the Company's Chairman, Chief Executive Officer and principal shareholder, will each enter into non-competition agreements with the Purchaser. Subject to certain exceptions, the non-competition agreements will prohibit the Company and Mr. Kives from (i) competing in the music business outside of Europe, the Middle East and Africa for a period of three years after closing, (ii) disclosing information proprietary to the Music Subsidiaries sold to the Purchaser for three years after closing, and (iii) soliciting for employment any of its former employees who become employed by the Purchaser after closing for one year after closing. The Purchaser has agreed to permit the Company and the Remaining Subsidiaries to use reasonable amounts of space at the Company's office headquarters and warehouse located in Minneapolis which are leased by one of the Music Subsidiaries for 60 days after closing. In addition, the Purchaser has provided certain assurances regarding the continued employment of certain employees of the Music Subsidiaries.



         SHAREHOLDER APPROVAL OF THE TRANSACTIONS. The affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, the Company's Chief Executive Officer and Chairman of the Board, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and has agreed to vote all of such shares in favor of approval of the Transactions, pursuant to a Voting Agreement dated as of March 3, 1997 (the "Voting Agreement") among Purchaser, Mr. Kives, National Development Ltd ("National") and K-5 Leisure Products, Inc. ("K-5"). Mr. Kives has sole voting power over the stock of National and K-5 which have approved the Voting Agreement and agreed to vote in favor of the Transactions. Mr. Kives, National and K-5 together own approximately 75% of the outstanding shares of the Company's Common Stock. Neither National nor K-5 have any relationships with the Company except for its respective stockholdings and loans which K-5 makes to provide working capital to the Company. As of June 26, 1997, the outstanding balance of the loan from K-5 to the Company was approximately $3 million which is expected to be repaid with a portion of the proceeds from the sale of the Music Subsidiaries. Purchaser required that Mr. Kives enter into the Voting Agreement as a condition of Purchaser entering into the Purchase Agreement and neither Mr. Kives or his companies received any consideration for entering into the Voting Agreement.


         DISSENTING SHAREHOLDERS' RIGHTS. Holders of the Common Stock of the Company who do not vote for approval of the Transactions may exercise dissenters' rights and receive cash for the fair value of their shares of Common Stock by following procedures prescribed by the Minnesota Business Corporations Act. The failure of a dissenting shareholder to follow the prescribed procedures will result in the termination or waiver of such rights. A copy of the provisions of the Minnesota Business Corporations Act relating to dissenters' rights is attached to this Proxy Statement as Annex B.

         INTERESTS OF THE COMPANY'S MANAGEMENT. After consummation of the Transactions, the Purchaser will employ most of the Company's employees who are employees of the Music Subsidiaries, including Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and Jeffrey M. Koblick who is Senior Vice President- Purchasing and Operations and a director of the Company. In the event the Purchaser terminates without cause the employment of any of twenty specified key employees, including Messrs. Dixon and Koblick, during the first year after Closing, the salary of such employees will be continued during the balance of such first year. In addition, the Company has agreed to pay bonuses of $17,000 to each of Messrs. Dixon and Koblick if he continues his employment through the closing of the Transactions.

         EFFECTIVE TIME AND CONDITIONS TO CLOSING. The Transactions will become effective at closing. There are numerous conditions to closing, including but not limited to Purchaser obtaining satisfactory financing, the accuracy of representations and warranties, the performance of obligations required to be performed prior to closing, the receipt of all requisite approvals and consents and no material adverse change in the Music Subsidiaries. THERE CAN BE NO ASSURANCE THAT ALL OF THE CONDITIONS TO CLOSING WILL BE SATISFIED.

         OPINION OF FINANCIAL ADVISOR. Dain Bosworth Incorporated ("Dain Bosworth") has been retained by the Board of Directors of the Company to act as its financial advisor in connection with the Transactions. Dain Bosworth has delivered to the Company's Board of Directors its written opinion, dated April 4, 1997, which is attached hereto as Annex C, to the effect that, as of such date and based upon the matters described therein, the consideration to be received in the Transactions by the Company is fair to the Company's shareholders from a financial point of view. Reference is made to the full text of such opinion in Annex C to this Proxy Statement. The Company's shareholders are urged to read the opinion in its entirety. See "The Transactions--Opinion of Financial Advisor."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Proxy
Statement: the Company's Annual Report on Form 10-K for the fiscal years ended June 30, 1996 and 1995, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 and the Company's Report on Form 8-K dated March 3, 1997.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request of any such person, a copy of any and all documents which are incorporated herein by reference. Requests should be directed to the Company at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447, Attention: Mark
Dixon, Vice President-Finance.

SELECTED FINANCIAL AND PRO FORMA DATA


         The selected historical financial data as of and for each of the five years ended June 30, 1996 are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, for the periods and as of the dates indicated in its reports. The interim financial data for the nine months ended March 31, 1997 have not been audited but, in the opinion of management, include all adjustments, consisting of normal, recurring adjustments and accruals, which the Company considers necessary for a fair presentation of the Company's financial position and the results of its operations for the periods indicated. The pro forma financial data have not been audited but, in the opinion of management, include all adjustments necessary to present fairly the information set forth therein with respect to the divestiture of the Music Subsidiaries. The following selected historical data should be read in conjunction with the Company's consolidated financial statements incorporated by reference in this Proxy Statement. The pro forma financial data are provided for comparative purposes only and may not be indicative of (i) the actual results that would have occurred had the divestiture of the Music Subsidiaries been consummated at the beginning of the period for which pro forma information is presented or (ii) the results to be expected in the future.




                                             Nine Months Ended
                                             -----------------
                                              March 31, 1997            Year Ended June 30, 1996
                                        -------------------------      ---------------------------
                                                          Pro
                                        Historical     Forma(1)(2)     Historical     Pro Forma(1)
                                        ----------     -----------     ----------     ------------
                                             (dollars in thousands except per share data)
Statement of Operations Data:
  Net Sales                             $ 51,230        $ 27,617        $ 71,987        $ 38,329
  Operating Income (Loss)                  3,404           1,399               4          (3,847)
  Net Income (Loss)                        3,114           1,340            (745)         (4,191)
  Net Income (Loss) per Common
    and Common Equivalent Share              .80             .34            (.20)          (1.12)

Balance Sheet Data
(at end of Period):
  Total Assets                          $ 29,548        $ 43,207        $ 27,795             N/A
  Line of Credit                            --              --             1,864             N/A
  Total Shareholders' Investment           4,555          35,770           1,564             N/A

[WIDE TABLE CONTINUED FROM ABOVE]

                                       Year Ended       Year Ended     Year Ended      Year Ended
                                       -----------      ----------     ----------      ----------
                                      June 30, 1995   June 30, 1994  June 30, 1993   June 30, 1992
                                        ----------      ----------     ----------      ----------

                                        Historical      Historical     Historical      Historical
                                        ----------      ----------     ----------      ----------

                                             (dollars in thousands except per share data)
Statement of Operations Data:
  Net Sales                             $ 65,917        $ 54,270        $ 55,714        $ 48,234
  Operating Income (Loss)                 (2,188)            223           3,623           2,488
  Net Income (Loss)                       (2,483)            376           2,701           1,875
  Net Income (Loss) per Common
    and Common Equivalent Share             (.67)           (.10)            .72             .50

Balance Sheet Data
(at end of Period):
  Total Assets                          $ 28,637        $ 26,874        $ 21,922         $ 22,292
  Line of Credit                           2,516            --              --               --
  Total Shareholders' Investment           2,453           4,546           4,150            2,028

----------------------



(1) The Company's net operating loss carryovers are expected to be fully utilized giving rise to federal income tax on a portion of the gain. The above pro forma Summary of Statement of Operations Data excludes income and expenses of the Music Subsidiaries sold in the Transactions and includes the net after tax gain on the sale of the Music Subsidiaries.



(2) The purchase price for the Music Subsidiaries is $35,000,000 subject to an increase for the positive net tangible book value (as defined) at the time of closing of the Music Subsidiaries or a decrease for the negative net tangible book value of the Music Subsidiaries after all intercompany accounts are eliminated. Based on the balance sheets of the Music Subsidiaries as of March 31, 1997, the negative adjustment to the purchase price is estimated at approximately $3,268,000 which would result in a purchase price of $31,732,000 for the Music Subsidiaries. The estimated net after-tax cash proceeds from the sale of the Music Subsidiaries would be approximately $27,947,000 assuming $285,000 of transaction expenses and $3,500,000 of federal and state income taxes.



                                 SPECIAL FACTORS

         The following special factors regarding the Transactions and the business of the Company to be conducted after the Transactions are consummated should be considered carefully by shareholders before voting on the proposal to approve the Transactions.


CONTROL BY PRINCIPAL SHAREHOLDER


         Mr. Kives beneficially owns approximately 75% of the outstanding Common Stock of the Company as of July 7, 1997, the record date for this Special Meeting. Pursuant to the Voting Agreement, Mr. Kives has agreed to vote these shares in favor of the Transactions. Under Minnesota law, a majority vote of the Company's outstanding shares is required to approve a merger, consolidation or reorganization of the Company or the sale of all or substantially all of the assets of the Company, and a majority vote of the shares of the Company present at a duly held meeting of shareholders of the Company at which a majority of the outstanding shares are present is required to elect the directors of the Company. Accordingly, Mr. Kives currently has and, after consummation of the Transactions, will continue to have effective control over the Company's affairs, including but not limited to the approval of major corporate transactions and the election of directors. Purchaser required that Mr. Kives enter into the Voting Agreement as a condition of Purchaser entering into the Purchase Agreement and neither Mr. Kives or his companies received any consideration for entering into the Voting Agreement.



CHANGE IN MANAGEMENT

         Upon consummation of the Transactions, it is anticipated that most of the employees of the Company will be employed by the Purchaser, including Messrs. Dixon and Koblick who are executive officers of the Company, except for Mr. Kives who will continue to serve as the Company's Chairman and Chief Executive Officer and David Weiner who will continue to serve as the Company's President. In the event the Purchaser terminates without cause the employment of any of twenty specified key employees, including Messrs. Dixon and Koblick, during the first year after Closing, the salary of such employees will be continued during the balance of such first year. In addition, the Company has agreed to pay bonuses of $17,000 to each of Messrs. Dixon and Koblick if he continues his employment through the closing of the Transactions. The Company is currently engaged in a search for a person who will replace Mr. Dixon and become the chief financial officer of the Company after the Transactions are consummated. Of the Company's 198 employees at April 1, 1997, approximately 80 employees are designated to remain with the Company and approximately 120 employees are designated to be employed by the Purchaser.

         The division of officers and employees between the Company and the Purchaser may present administrative and organizational complications which may be more than short-term in nature, depending on the ability of the Company to attract and hire additional personnel with expertise in the Retained Music Business and Excluded Businesses and to institute an organizational structure most conducive to the Company's businesses after completion of the Transactions.

CHANGE IN DIRECTOR COMPOSITION

         Upon consummation of the Transactions, Mark Dixon and Jeffrey M. Koblick will resign as directors of the Company because they will be employed by the Purchaser. Messrs. Dixon and Koblick have been executive officers of the Company for more than five years.

CHANGE IN BUSINESS OF THE COMPANY


         The sale of the Company's Music Business pursuant to the Transactions will result in a major change in the Company's business. For the fiscal year ended June 30, 1996 and the nine months ended March 31, 1997, the net sales from the Music Subsidiaries to be sold to the Purchaser were approximately 47% and 46% respectively of consolidated net sales, and the balance of consolidated net sales were from the Company's Remaining Subsidiaries. The Company believes that the sale of the Music Subsidiaries will permit the Company to reduce its overhead and to focus its resources on the Retained Music Business and the Excluded Businesses. However, the Company will lose the ability to utilize the distribution capabilities of the Music Subsidiaries to market music- related products in North America. There can be no assurance that concentration of the Company's business in the Retained Music Business and the Excluded Businesses will be beneficial to the Company and its shareholders. Although the Company presently intends to expand the Retained Music Business and the Excluded Businesses, the Company could also determine to expand into unrelated businesses which may not prove to be profitable to the Company.



DEREGISTRATION OR PRIVATIZATION OF THE COMPANY


         DEREGISTRATION. The Company's Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is a designated stock on The Nasdaq Stock Market. Such registration of the Common Stock may be terminated upon application of the Company to the Commission if there are fewer than 300 holders of record of the Common Stock. There were 1,739 holders of record of the Company's Common Stock at April 1, 1997. If the Company were to determine to approve a 250 to 1 reverse stock split, there would be fewer than 300 holders of record. In such event, the Company could make application on Form 15 to the Commission to deregister the Company's Common Stock under the Exchange Act and to suspend the Company's reporting obligations under Section 15(d) of the Exchange Act. Such deregistration would automatically take place 90 days after the filing of the Form 15. The Company's obligation to continue to file reports under Section 12 of the Exchange Act would cease as of the date of filing the Form 15. Deregistration of the Common Stock under the Exchange Act reduces substantially the information required to be furnished by the Company to holders of the Common Stock and renders inapplicable certain of the provisions of the Exchange Act, such as short-swing profit recovery provisions of Section 16(b), the requirement of Section 14(a) that the Company furnish shareholders with proxy materials in connection with shareholders' meetings and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions. If registration of the Common Stock under the Exchange Act is terminated, the Common Stock would no longer be eligible for continued inclusion on The Nasdaq Stock Market. In the event of such reverse stock split or merger, the holders of shares of Common Stock which are cancelled thereby would be entitled to the then fair value of their shares under the Minnesota Business Corporation Act. Mr. Kives does not have a present intention to propose a reverse stock split that would result in reducing the number of holders of the Company's Common Stock to below 300. However, there can be no assurance that Mr. Kives will not propose any such action in the future.


         PRIVATIZATION. After consummation of the Transactions, Mr. Kives may request that the Board of Directors consider alternative courses of action to provide shareholders liquidity, including a proposal to take the Company private by merger of the Company into a corporation owned by Mr. Kives or through some other transaction. Currently, Mr. Kives is considering whether to make a merger or other business combination proposal after consummation of the Transactions, but the terms of such a proposal have not been determined and Mr. Kives has not yet decided whether to make such a proposal. There can be no assurance that Mr. Kives will make such a proposal or, if made, would be approved by the vote of 51% of the other stockholders. If Mr. Kives makes such a proposal, he intends to provide fair value for the shareholders. A merger with a corporation controlled by Mr. Kives would be subject to the provisions of the Company's Articles of Incorporation applicable to a merger of the Company with a Control Stockholder. Mr. Kives is specifically identified as a Control Stockholder because he beneficially holds more than 50% of the Company's Common Stock. The Articles of Incorporation require that a merger in which a Control Stockholder is a party be approved by the affirmative vote of not less than 51% of the Company's Common Stock, excluding the Common Stock of a Control Stockholder who is a party to the merger.


CLASSIFICATION AS AN INVESTMENT COMPANY

         If, as a result of the cash available to it from the sale of the Music Subsidiaries, the Company were to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of "Government securities" and cash items) on an unconsolidated basis, the Company could be deemed to be an investment company subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"). "Government securities" means any securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing. Because of the limited risk of Government securities, the yields of Government securities are lower than yields obtainable from investments with only somewhat more risk, such as investment grade corporate securities.

         If, by reason of its investment of the cash proceeds of the sale of the Music Subsidiaries, the Company were to become an "inadvertent" investment company, the Commission could initiate a complaint seeking injunctive relief with respect to violations of the Investment Company Act and seeking an order directing the disposition of certain securities acquired in violation of the Investment Company Act or registration under the Investment Company Act. Registration imposes various obligations, including periodic reporting and disclosure of finances and investment policies. In addition, the requirements of the Investment Company Act would prohibit the Company from changing the nature of its business or other investment policies without shareholder approval, prohibit the issuance of most debt securities unless specified asset coverage tests are met, prohibit the purchase by the Company of its securities except pursuant to tender offers or on a securities exchange after notice to stockholders, regulate custody of the Company's assets, require that investment management contracts be approved by the shareholders, prohibit transactions between the Company and its officers, directors and affiliates except with the Commission approval and regulate the capital structure of the Company. Annual costs to the Company of compliance with the provisions of the Investment Company Act would be approximately $75,000 to $100,000.

         In order to avoid becoming an inadvertent investment company under the Act, the Company intends to invest the cash proceeds of the sale of its Music Subsidiaries in "Government securities" as defined by the Investment Company Act.

FAILURE OF TRANSACTIONS TO CLOSE

         There are numerous conditions to closing, including but not limited to Purchaser obtaining satisfactory financing, the accuracy of representations and warranties, the performance of obligations required to be performed prior to closing, the receipt of all requisite approvals and consents and no material adverse change in the Music Subsidiaries. See "The Transactions -- Terms of the Transactions -- Conditions to Closing." THERE CAN BE NO ASSURANCE THAT ALL OF THE CONDITIONS TO THE TRANSACTIONS WILL BE SATISFIED OR THAT THE TRANSACTIONS WILL BE CONSUMMATED. Failure to consummate the transactions will result in material expenses to the Company, estimated to be approximately $285,000.

                                  THE PROPOSAL


         Under the Minnesota Business Corporation Act ("MBCA"), the affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required for approval of the sale of all or substantially all of the assets of the Company. The Music Subsidiaries represented approximately 47% and 46%, respectively, of the Company's net sales for the fiscal year ended June 30, 1996 and the nine months ended March 31, 1997, and approximately 46% of the Company's total assets at December 31, 1997. Under these circumstances and based on the oral advice of the Company's legal counsel that the Transactions would be considered the sale of all or substantially all of the assets of the Company, the Board of Directors determined to seek shareholder approval of the Transactions. As a result of seeking shareholder approval of the Transactions, shareholders who do not vote their shares in favor of the proposal to approve the Transactions will have the right to exercise dissenters' rights under the Minnesota Business Corporation Act and to receive the fair value of their shares from the Company by complying with the requirements of the Minnesota Business Corporation Act relating to the exercise of dissenters' rights. See "Dissenters' Rights" for a discussion of the requirements of the Minnesota Business Corporation Act for shareholders to exercise dissenters' rights. Submitting the proposal to approve the Transactions to shareholders may have the possible effect of limiting the ability of the shareholders to contest or preventing the shareholders from contesting the Transactions or to make claims against the officers or directors of the Company because such shareholders would have had the opportunity to receive the fair value for their shares by exercising dissenters' rights.


         Except for where authority has been withheld by a shareholder or the direction is to vote against the proposal to approve the Transactions, the enclosed proxy will be voted for the approval of the Transactions. The Transactions include the sale by the Company to the Purchaser of the Company's Music Business (other than the Retained Music Business) through the sale of the stock of two domestic subsidiaries of the Company and various agreements between the Company and Purchaser. For a description of the Transactions, see "The Transactions--Terms of the Transactions".

         The affirmative vote of at least a majority of the outstanding Common Stock of the Company is required for approval of the Transactions. Shareholders are urged to evaluate carefully all information contained in this Proxy Statement and to consult with their own advisors in order to make any decision to vote to approve the Transactions. Pursuant to the Voting Agreement, Mr. Kives, the Chief Executive Officer, Chairman of the Board and principal shareholder of the Company, who beneficially owns approximately 75% of the Company's outstanding Common Stock on April 18, 1997, the record date for the shareholder meeting to consider the Transactions, has agreed to vote such shares to approve the Transactions.

         The Board of Directors unanimously approved the Transactions contemplated by the Purchase Agreement at a meeting held on March 1, 1997. The Board of Directors recommends a vote FOR approval of the Transactions.

                                THE TRANSACTIONS

GENERAL

         The Company is an international marketing and distribution company for packaged consumer entertainment products (music and video) and consumer convenience products (lower priced housewares, automotive accessories, exercise devices, and other goods). The Company was incorporated in 1968, and its corporate offices are located at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447.

         The Company's core business has been the marketing and selling of pre-recorded music, mainly in compilation format including various artists under a similar theme primarily in the United States and Europe. Videos with a special theme concept have provided the Company with a product line compatible with its pre-recorded music and have been marketed and distributed throughout the Company's foreign subsidiaries, mainly the United Kingdom. The Company sells its products through both retail sales and direct response marketing. Retail sales have traditionally accounted for the majority of the Company's overall revenue. Television direct response marketing has been focused primarily in Europe, beginning in earnest in the late 1980's, using both terrestrial (local within a country) and Pan European satellite television. In the early 1990's, the Company expanded its level of consumer convenience product marketing in the United States and Europe.


         One of the Company's major assets is its music master catalog consisting of original recordings and re-recordings of music from the 1950s through the 1990s ("Master Recordings"). The Master Recordings are used for the Company's pre-recorded music products and are licensed to third parties. The Company markets and sells pre-recorded music both from its Master Recordings and from songs licensed from third party record companies. Sales of albums, cassettes and compact discs are made to rackjobbers (distributors who stock and manage inventory within certain music and video departments of some retail stores), wholesalers and retailers in the United States and through subsidiaries and licensees in Europe and the Pacific region.



         The Company's products are manufactured by third-party suppliers with components supplied by independent vendors. The Company's suppliers and vendors do not service the Company exclusively and provide the manufacturing service and components under purchase orders from the Company. After consummation of the Transactions, the Company expects to continue its relationships with the suppliers and vendors for the consumer convenience products and the products, including entertainment products, which the Company will sell by direct response. At April 1, 1997, the Company employed 198 full time people worldwide. The Company's corporate offices and United States operations are located in leased facilities in a suburb of Minneapolis, Minnesota consisting of approximately 21,000 square feet of office and 84,000 square feet of warehouse facilities. The Company's foreign subsidiaries lease a total of approximately 45,000 square feet of office and warehouse facilities, consisting of 4,400 square feet of office space and 21,500 square feet of warehouse space in Germany, 3,000 square feet of office space and 12,500 square feet of warehouse space in the United Kingdom and 1,450 square feet of office space and 2,300 square feet of warehouse space in Finland. The Company also has a 2,000 square foot office in California where it operates certain of the Excluded Businesses.



BACKGROUND


         On or about September 18, 1996, Purchaser contacted Philip Kives, Chairman and Chief Executive Officer of the Company, concerning the possible acquisition of the Company's U.S. music business by Purchaser. At the time Purchaser contacted Mr. Kives, the Company had not been considering a sale or other transaction with regard to its domestic music business and did not receive any proposals for a business combination or sale from any other third party. The Company then provided Purchaser with certain financial information on its U.S. music business. On or about September 18, 1996, senior executives of Purchaser (Steven D. Devick, Chairman and Chief Executive Officer, Thomas Leavens, Chief Operating Officer and General Counsel, and Douglas C. Laux, Chief Financial Officer) met with Mr. Kives at Mr. Kives' offices in Winnipeg, Canada. The representatives of Purchaser explained the interest of Purchaser in acquiring the Company's music business. Mr. Kives outlined the basis on which the Company would consider selling its music business. The representatives of Purchaser also requested that additional information be provided to enable Purchaser to evaluate the basis on which it could proceed.



         During the balance of September and the months of October and November of 1996, the Company provided Purchaser with additional information concerning the U.S. music business and responded to questions from representatives of Purchaser. There were no meetings among the parties during this period of time and the telephone conversation were between Dennis Ward, Mr. Kives' assistant in Winnepeg, Canada, and Thomas Leavens, Chief Operating Officer and General Counsel of Platinum. The conversations related to negotiation of the confidentiality agreement and various requests for financial information concerning the Company's U.S. music business. During this period, the parties negotiated and signed a confidentiality agreement. Pursuant to the confidentiality agreement, Purchaser agreed to use the confidential and proprietary information provided by the Company to Purchaser only for the purpose of evaluating a possible acquisition of the Company's music business. The parties also agreed to maintain confidential the existence of discussions between the companies concerning such possible acquisition. In view of the considerable time and expense which Purchaser would incur to evaluate the information and consider a transaction to acquire the Company's music business, the Company agreed that, for a period of ninety days after November 12, 1996 (the date of the confidentiality agreement), the Company would not solicit the submission of any proposal or offer from any person other than Purchaser, enter into negotiations with any other person and notify Purchaser of any inquiry from any other person. After the confidentiality agreement was executed, the Company provided Platinum detailed financial information concerning the Company's U.S. music business.



         In a letter dated November 22, 1996, Purchaser submitted to Mr. Kives the principal deal points proposed by Purchaser for Purchaser's acquisition of the Company's music business. During the months of December 1996 and January 1997, the parties exchanged further correspondence and held telephone discussions concerning the major terms of a possible transaction. On December 9, 1996, Mr. Kives sent Steven Devick, the Chairman and Chief Executive Officer of Platinum, a letter responding to Purchaser's proposal of November 22, 1996. The critical business points raised by Mr. Kives were the amount of the earnest money deposit, the purchase price, the financial ability of Purchaser to complete the proposed transaction, the structure of the transaction (stock sale rather than asset sale), non-competition provisions, use of the K-tel name, and the scope of the Retained Territory. After receiving Mr. Kives' December 9th letter, Mr. Devick discussed in a telephone conversation with David Weiner, the President of the Company, the issues raised in Mr. Kives' letter and sent Mr. Kives a letter dated December 12, 1996 responding to these issues. After conferring with Mr. Kives and counsel for the Company, Mr. Weiner responded to Mr. Devick by letter dated December 17, 1996. The principal business issues reviewed in Mr. Weiner's letter of December 17th were the structure of the transaction, the retention by the Company of certain infomercial products currently in development, the extent of the retained territory in which the Company's European music business could operate, and the license of the Company's domestic music catalog to the Company's European music subsidiaries. By letter dated December 19, 1996, Mr. Devick responded to Mr. Weiner's letter of December 17th. By letter dated December 24, 1996, Mr. Weiner responded to Mr. Devick's letter of December 19th, indicated that Purchaser would be permitted to perform on-site due diligence on the Company's domestic music catalog in early January and stated that the Company did not want to make any announcement regarding a transaction with the Purchaser until the definitive agreements were signed. Beginning in January 1997, representatives of Purchaser began conducting on-site due diligence. During the month of January 1996, Mr. Weiner on behalf of the Company and Mr. Leavens on behalf of the Purchaser had various telephone conversations concerning the financial ability of the Purchaser to complete the proposed transaction as well as issues relating to the scope of the retained territory for the Company's European music business, the rights to the K-tel name and trademark, licensing the U.S. music catalog to the Company's European subsidiaries, the retention by the Company of certain music rights which the Company was currently negotiating to purchase, the retention of certain infomercial packages and non-competition provisions.



         On January 30, 1997, Mr. Kives, David Weiner, President of the Company, and counsel for the Company met with Thomas Leavens, Chief Operating Officer and General Counsel of Purchaser, and counsel for Purchaser. At this meeting the parties negotiated certain key aspects of a proposed transaction between the Company and Purchaser. Purchaser proceeded to prepare definitive agreements and provided them for review and comment by the Company and its counsel. The parties held meetings in Minneapolis, Minnesota on February 20 and 26, 1997 to negotiate the definitive documents and also conducted extensive discussions in telephone conferences concerning the terms and documentation for a proposed transaction. At these meetings and in these discussions, the Company was represented by Mr. Weiner and counsel and the Purchaser was represented Mr. Leavens and counsel.



         On March 1, 1997, the Company's Board of Directors held a meeting at which all directors were in attendance to consider the Transactions. At the meeting, counsel for the Company summarized the terms of the Transactions and reviewed the various documents for the Transactions. The directors received information concerning the expected proceeds to the Company from the Transactions. The directors also discussed the reasons to proceed with the proposed transaction. Although the Board of Directors of the Company did not assign any specific weight to the factors, the following material factors were considered in the decision of the Board of Directors to approve the
Transactions: (i) the purchase price for the Music Subsidiaries was attractive and would enhance shareholder value of the Company, (ii) the Transactions fully utilized the Company's net operating loss carry-forward, and (iii) the liquidity of the Company would be substantially improved. In addition, the Board of Directors discussed the terms of the Transactions with the Company's investment banker, Dain Bosworth and instructed Dain Bosworth to continue work necessary for issuing an opinion concerning the fairness of the Transactions to the Company's shareholders from a financial point of view. At its meeting, the Board of Directors unanimously approved the Transactions and authorized the executive officers to finalize and execute the documentation for the Transactions. On March 3, 1997, the parties executed the Purchase Agreement and made a public announcement of the Transactions.



REASONS FOR THE TRANSACTIONS



         In approving the Transactions contemplated by the Purchase Agreement, the Board of Directors of the Company considered three primary factors although it did not assign any specific weight to the factors. First, the price proposed by the Purchaser for the Music Subsidiaries was attractive and would enhance value for the shareholders which the Company might not be able to realize through operations. In particular, the purchase price for the Transactions under the Purchase Agreement of approximately $30.1 million based on the January 31, 1996 net tangible book value of the Music Subsidiaries, compared very favorably with the transaction proposed in 1995 by Mickey Elfenbein, then President of the Company, for the sale of all of the Company's business, including both the Music Subsidiaries and the Retained Business, except for the consumer convenience product business in the United States, for a net price of approximately $23.2 million. In early 1996, the Company terminated the proposed transaction with Mr. Elfenbein due to delays in consummating the transaction. The transactions contemplated by the Purchase Agreement provide the Company with a significantly greater purchase price and the Company will retain other businesses, primarily the music business in Europe.



         The second major consideration of the Board of Directors relates to the Company's net operating loss carry-forward. As a result of substantial losses in the early 1980s, the Company had, as of June 30, 1996, net operating loss carry-forwards of approximately $16.0 million which expire in 2001. The Company has not been able to utilize the net operating loss carry-forwards through operations. A substantial portion of the gain realized by the Company from the sale of the Music Subsidiaries will not be subject to Federal income taxation due to the net operating loss carry-forwards. This substantially enhances the financial benefit of the Transactions from a cash flow standpoint for the Company.



         The third consideration of the Board relates to the liquidity which consummation of the Transactions will provide to the Company. This liquidity could be used for various purposes, including as capital for other activities, such as the retained consumer convenience products, video, direct response (including music and entertainment products) and retail sale of direct response businesses as well as the Retained Music Business in Europe. The liquidity resulting from the Transactions could also provide the necessary funds for the Company to proceed with a going private transaction. Since the Company's stock is very thinly traded on the NASDAQ market, holders of the Company's Common Stock do not have significant liquidity. The funds generated from the sale of the Music Subsidiaries could be used to pay the shareholders other than Mr. Kives the fair value of their shares in connection with the merger of the Company into a company owned by Mr. Kives.


TERMS OF THE TRANSACTIONS

         The following summary of the Transactions describes the material terms of the Purchase Agreement, a copy of which is attached hereto as Annex A.


         SALE OF MUSIC SUBSIDIARIES. Subject to the terms and conditions under the Purchase Agreement, the Company will sell to Purchaser the stock of Dominion Entertainment, Inc. ("Dominion") and K-tel International (USA), Inc. ("K-tel USA") which operate the Company's music business outside of Europe. Dominion and K-tel USA (collectively the "Music Subsidiaries") are wholly owned subsidiaries of the Company. For the fiscal year ended June 30, 1996 and the nine months ended March 31, 1997, the net sales of the Music Subsidiaries were $33.7 million and $23.6 million and represented 47% and 46% of the Company's net sales for the respective period.



         PURCHASE PRICE. The purchase price for the stock of the Music Subsidiaries is $35.0 million plus the aggregate positive net tangible book value (as defined) of the Music Subsidiaries as of the date of closing (the "Closing Date") or minus the aggregate negative net tangible book value of the Music Subsidiaries as of the Closing Date. In calculating net tangible book value any intercompany receivables or payables are excluded and will be distributed to or assumed by the Company at closing. Based on the unaudited balance sheets of the Music Subsidiaries as of January 31, 1997, there was a negative net tangible book value of $4,874,000 and, accordingly, the purchase price for the Music Subsidiaries would have been $30,126,000 if closing had occurred on January 31, 1997. Based on the balance sheets of the Music Subsidiaries as of March 31, 1997, the negative adjustment to the purchase price is estimated at approximately $3,268,000 which would result in a purchase price of $31,732,000 for the Music Subsidiaries. The parties will use reasonable good faith efforts to determine the net tangible book value of the Music Subsidiaries as of a date closer to closing. If the parties are not able to agree on the calculation as of a closer date to closing, the January 31, 1997 net tangible book value will be used to compute the purchase price payable at closing. In any event, Arthur Andersen LLP, the Company's independent public accountants, will verify the Company's determination of the net tangible book value of the Music Subsidiaries as of the Closing Date within 60 days after closing. If either party disagrees with the calculation, Ernst & Young LLP will make the final determination of the net tangible book value of the Music Subsidiaries as of the Closing Date. To the extent such determination of net tangible book value is different from the amount used to compute the purchase price at closing, such amount shall be paid by the Purchaser or refunded by the Company, as the case may be, within five (5) business days after the final determination of the net tangible book value.



         RETAINED MUSIC BUSINESS AND EXCLUDED BUSINESS. The Company will continue to operate its music and consumer convenience product businesses in Europe through its subsidiaries in Europe and its consumer convenience products, video, direct response (including music and entertainment products) and retail sale of direct response products businesses in the United States through other domestic subsidiaries (the "Excluded Businesses"). The consumer convenience products marketed by the Company currently include kitchen appliances and gadgets, personal health products, exercise equipment and automotive accessories. The direct response business of the Company consists of offerings of convenience products and entertainment products, including music and videos, directly to consumers through a variety of direct marketing techniques, including print media, television and radio advertising, home shopping network and offerings on the Internet. For the fiscal year ended June 30, 1996 and the nine months ended March 31, 1997, the net sales from these retained businesses were $38.3 million and $27.6 million, respectively, and represented 53% and 54% of the net sales for the respective periods.


         CLOSING. Subject to the satisfaction or waiver of the conditions to closing, the closing of the sale of the Music Subsidiaries to the Purchaser will occur no later than (i) 75 days after approval of the Purchase Agreement by the requisite vote of the Company's shareholders, or (ii) August 30, 1997.

         REPRESENTATIONS AND WARRANTIES. The Purchase Agreement contains customary representations and warranties by the Company and the Purchaser. The Company makes certain representations as to (i) the organization, good standing and capitalization of the Music Subsidiaries, (ii) proper corporate authority, no conflicts and requisite approvals, (iii) accuracy of financial statements, and books and records, (iv) title to and condition of assets, (v) accounts receivables, inventory, and taxes, (vi) no undisclosed liabilities and no material adverse change, (vii) employee benefits plans and employee matters;
(viii) compliance with laws, (ix) legal proceedings, (x) contract matters, (xi) insurance, (xii) environmental matters, (xiii) intellectual property matters, and (xiv) related party transactions and change of control payments. If the Company becomes aware of any fact or condition that would modify its representations in the Purchase Agreement, the Company has agreed to supplement its representations by delivering a written notice of such fact or condition to the Purchaser. The Company will indemnify the Purchaser for losses arising from the breach of the Company's representations and warranties. See " -- Indemnity Escrow."

         COVENANTS PENDING CLOSING. The Purchase Agreement also contains various covenants of the Company pending closing. The Company will conduct the business of the Music Subsidiaries in the ordinary course and use its best efforts to preserve intact the business organization of the Music Subsidiaries. The Company will also confer with the Purchaser on material operational matters. The Company will also use its best efforts to obtain all necessary consents or approvals to consummate the Transactions and to satisfy the conditions of closing.

         NO NEGOTIATIONS. The Purchase Agreement prohibits the Company from discussing or negotiating with any other party for the sale of the business of the Music Subsidiaries or providing any interested party with information concerning the Music Subsidiaries unless (i) the Company gives the Purchaser prompt written notice of the details thereof prior to entering into such discussions and negotiations, (ii) the Company's Board of Directors, after consultation with and based upon the advice of an independent financial advisor, determines in good faith that such third party is financially capable, without any financing contingency, of consummating the proposed transaction, (iii) the Company's Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to the consummation of the sale of the Music Subsidiaries with such third party that would yield a higher value to the stockholders than will the transactions under the Purchase Agreement, and
(iv) the Company's Board of Directors shall have been advised in writing by independent legal counsel that any failure to enter into discussion and negotiations with, and provide non-public information to, such third party would more likely than not constitute a breach of the fiduciary responsibilities of the Board of Directors to the Company's stockholders.

         CONDITIONS TO CLOSING. The obligation of the Purchaser to consummate the transactions contemplated by the Purchase Agreement is subject to various conditions. These conditions consist of (i) the Company's representations and warranties are accurate in all material respects, (ii) the Company has performed all of its obligations under the Purchase Agreement in all material respects,
(iii) there is no proceeding challenging or seeking damages or other relief in connection with the transactions contemplated by the Purchase Agreement or any proceeding which would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise in any material respect interfering with the transactions contemplated by the Purchase Agreement, (iv) consummation of the transactions contemplated by the Purchase Agreement will not conflict with or result in a material violation of the Purchaser or cause the Purchaser to suffer any adverse consequences under any law or order or any proposed law or order, (v) there has not been a material adverse change in the assets, liabilities, operations, condition (financial or otherwise), operating results, relations with employees, customers or suppliers, business activities or prospects of the Music Subsidiaries since June 30, 1996, (vi) the Purchaser's shareholders shall have approved the Purchase Agreement, if necessary, and (vii) the Purchaser shall have consummated and obtained net proceeds of at least $70 million from a financing on terms satisfactory to the Purchaser in its sole discretion. There can be no assurance that these conditions will be satisfied and many of the conditions are not within the control of the Company.

         TERMINATION. The Purchase Agreement may be terminated (i) by mutual agreement of the Company and the Purchaser, (ii) by either the Company or the Purchaser if closing of the transactions contemplated by the Purchase Agreement does not occur by the earlier of (A) 75 days after approval of this Agreement by the requisite vote of the Company's shareholders or (B) August 30, 1997, (iii) by either the Company or the Purchaser if there is a permanent injunction preventing consummation of the transactions contemplated by the Purchase Agreement, (iv) by either the Company or the Purchaser if the shareholders of the Company do not approve the Purchase Agreement by the requisite vote, (v) by the Purchaser if the Company fails to comply in any material respect with its obligations under the Purchase Agreement, or the representations and warranties of the Company are not accurate in any material respect, and (vi) by the Company if the Purchaser fails to comply in any material respect with its obligations under the Purchase Agreement or the representations and warranties of the Purchaser are not accurate in any material respect. In addition, the Purchase Agreement provides the Company with a so-called "fiduciary out" if the Company receives a proposal from a third party to acquire the Music Subsidiaries and, by following the procedures set forth in the Agreement described in "-- No Negotiations" above, the Company determines to enter into an agreement with such third party for the sale of the Music Subsidiaries.

         TERMINATION FEE. In the event the Purchase Agreement is terminated because the Company exercises its so-called fiduciary out or the Company's shareholders do not approve the Purchase Agreement by the requisite vote, the Company is obligated to pay a termination fee of $1,750,000 to the Purchaser.

         EARNEST MONEY ESCROW. When the Purchase Agreement was executed on March 3, 1997 the Purchaser deposited $1,750,000 in escrow with a third party bank. The escrow deposit will be applied against the purchase price at closing. In the event the Purchase Agreement is terminated (i) by the mutual agreement of the parties which directs the return of the earnest money escrow to the Purchaser,
(ii) by either party due to a material adverse legal proceeding affecting the transactions contemplated by the Purchase Agreement, (iii) by the Company under its fiduciary out, (iv) by the Purchaser due to a material breach by the Company of its representations or covenants under the Purchase Agreement after an opportunity of the Company to cure, or (v) as a result of the failure of the Company's shareholders to approve the Purchase Agreement, the earnest money deposit will be retained by the Purchaser. If the Purchase Agreement is terminated for any other reason, including, but not limited to, the Purchaser not obtaining financing or a material adverse change in the assets, liabilities, operations, condition (financial or otherwise), relations with employees, customers or suppliers, business activities or prospects of the Music Subsidiaries, the earnest money deposit will be paid to the Company.


         CONTINGENT LIABILITIES. The Company will retain liability for any claims relating to (i) any audit or investigation of the Music Subsidiaries by the Harry Fox Agency, Inc., which audits the liability of the Music Subsidiaries for the payment of third party royalties from the sale of products licensed to the Music Subsidiaries, (ii) taxes arising prior to closing, (iii) employee benefit plans arising prior to closing, and (iv) the Excluded Business and the Retained Music Business. The Company has also indemnified the Purchaser for breaches of the Company's representations and warranties or failure to perform its obligations. There is currently pending a royalty audit claim of approximately $3.2 million plus interest for the period 1986 to 1994. Management believes that the ultimate payment will be significantly lower than the claim because of identified errors in the claim and that a sufficient amount is included in the reserve for accrued royalties to cover the payment. Management also believes that the current reserve for accrued royalties is sufficient to cover the Company's liability to third parties for royalties payable by the Company or its subsidiaries. With regard to taxes, the Company has filed all tax returns which are due and has paid all taxes shown as due on those returns. For any taxes not yet payable, management believes that there are sufficient reserves to cover such taxes. With regard to employee benefit plans, management does not believe there are any material contingent liabilities. Since the Company will continue to own and operate the Excluded Business and the Retained Music Business, the Company and its subsidiaries operating those businesses will continue to have the risks of contingent liabilities related to those businesses, including product liability for consumer convenience products sold by the Company. However, management of the Company is not aware of any such material contingent liabilities.



         ROYALTY ESCROW. Unless the current royalty audit is resolved prior to closing, the Company has agreed that $1.0 million from the purchase price for the Music Subsidiaries will, at closing, be placed in escrow (the "Royalty Escrow") with a bank and will be used to pay any liability of the Music Subsidiaries arising from the current royalty audit in excess of an agreed upon amount (the "Royalty Liability Amount"). The amount claimed due in the current royalty audit is approximately $3.2 million plus interest for the period 1986 to 1994. Management believes that the ultimate payment will be significantly lower than the claim because of identified errors in the claim. Although there can be no assurance that the Royalty Liability Amount will be sufficient to cover the current royalty audit, management believes that the Royalty Liability Amount will be sufficient to pay any liability determined in the current royalty audit. If such liability is greater than the Royalty Liability Amount, the escrowed funds will be applied to cover such excess liability and, if such funds are not sufficient, the Company will pay the balance. If the Royalty Liability Amount is more than the liability determined in the current royalty audit, the Purchaser will pay such excess to the Company. When the current royalty audit is resolved any funds remaining in the Royalty Escrow will be paid to the Company.


         INDEMNITY ESCROW. The Company has also agreed that $2.0 million of the purchase price for the Music Subsidiaries will, at closing, be placed in escrow (the "Indemnity Escrow") with a bank. The purpose of the Indemnity Escrow is to cover any claims that the Purchaser may assert against the Company under the indemnification provisions of the Purchase Agreement described in " -- Contingent Liabilities" above. Generally, the maximum liability of the Company for breaches of its representations or warranties is the amount of the Indemnity Escrow and such representations and warranties will survive closing for only one year, except for certain representations. On the first anniversary of the Closing Date, the amounts in the Indemnity Escrow will be paid to the Company except to the extent of any claims made by the Purchaser against the escrow, including claims which the Company disputes, in which case the amount of the disputed claims shall be retained in escrow pending a resolution of such dispute.

         VOTING AGREEMENT. In connection with execution of the Purchase Agreement, Philip Kives and two companies which he controls, which beneficially own 2,814,360 outstanding shares of the Company's Common Stock representing approximately 75% of the outstanding shares of the Company's Common Stock, entered into a Voting Agreement with the Purchaser. Pursuant to the Voting Agreement, Mr. Kives agreed to vote his shares for approval of the Transactions contemplated by the Purchase Agreement at this Special Meeting of Shareholders to consider the Purchase Agreement. Therefore, approval of the Purchase Agreement and the Transactions is assured since Mr. Kives beneficially owns more than 50% of the Company's outstanding Common Stock. Purchaser required that Mr. Kives enter into the Voting Agreement as a condition of Purchaser entering into the Purchase Agreement and neither Mr. Kives or his companies received any consideration for entering into the Voting Agreement.

         LICENSE OF MUSIC SUBSIDIARIES CATALOG. At Closing, the Purchaser and the Music Subsidiaries will license to the Company the exclusive rights to use and exploit the Master Recordings of the Music Subsidiaries in Europe. The license is exclusive, perpetual and royalty free (except for third party royalty payments). This will enable the Company to continue to operate its Retained Music Business in Europe. In addition, the Purchaser and the Music Subsidiaries will provide the Company with a non-exclusive, perpetual license on the Music Subsidiaries' Master Recordings in the Middle East and Africa on a royalty free basis (except for payments to third parties).

         NON-EXCLUSIVE LICENSE TO PURCHASER. At Closing the Company will cause K-tel UK to amend its current license agreement with the Music Subsidiaries to provide that the Music Subsidiaries will have a non-exclusive, perpetual license outside Europe to use K-tel UK's music catalog.

         TRADEMARKS AND TRADENAMES. At Closing, the Company will assign to Purchaser the "K-tel" trademark and tradename for music products in all jurisdictions other than Europe and Canada in which the Company has registered the K-tel mark. The Company will retain its rights to use the name "K-tel" and the Purchaser has agreed to change the name of K-tel USA to remove the word "K-tel" in that Corporation's name. In addition, the Company will continue to own the rights to the "K-tel" marks for music products in Europe.

         NON-COMPETITION AGREEMENTS. Both the Company and Philip Kives have agreed to enter into non-competition agreements with the Purchaser at Closing. Under the non-competition agreements, the Company or Mr. Kives, as the case may be, has agreed not to disclose any proprietary information regarding the Music Subsidiaries, not to perform services for or otherwise engage in the business of recording, releasing, licensing, publishing, distributing and otherwise exploiting recorded music, except in Europe, Africa and the Middle East. In addition, the Company has agreed not to re-record any compositions contained in any Master Recordings acquired by Purchaser through the stock of the Music Subsidiaries. These non-competition agreements will expire three years after closing. However, the non-compete covenants will not prohibit, limit or otherwise restrict (i) the operation or exploitation of the Retained Music Business, (ii) the realization of the rights provided to the Company under the license agreement discussed above, (iii) operating any direct response business, including the sale of entertainment and music products, (iv) retail sale of music products originally sold through direct response, (v) the operation of competing business in Canada, and (vi) the exploitation worldwide of the K-tel UK music catalog. In addition, the Company and Mr. Kives have agreed not to solicit any employees to become employed by them during the one year after Closing.

         MUTUAL RELEASE. At Closing, the Music Subsidiaries and the Company for itself and its other subsidiaries will enter into a mutual release. Pursuant to the mutual release, both sets of parties acknowledge and agree that the other party does not owe it any amounts as of the Closing Date.

         EMPLOYMENT MATTERS. The employees of the Music Subsidiaries at the time of Closing will continue as employees of the Music Subsidiaries and become employees of the Purchaser. In addition, the Purchaser has agreed to provide certain employment protection for 20 key employees of the Music Subsidiaries. In the event of a termination of their employment without cause during the first year after the Closing, such employees will receive severance compensation for the balance of the first year following Closing.


         TRANSITION ASSISTANCE. The Purchaser has agreed that the Company may continue to utilize reasonable amounts of office and warehouse space during the 60 days immediately following Closing. This will permit the Company to make an orderly transition of its business to other suitable facilities. After consummation of the Transactions, the Company expects to relocate its executive offices to the 3,400 square feet of office space currently leased for the Retained Business in Los Angeles, California. In addition, the Company intends to lease approximately 2,000 square feet of office space and approximately 10,000 square feet of warehouse space in Minneapolis, Minnesota. The Company has located the desired space in Minneapolis, Minnesota, but does not intend to make a definite commitment for the space until the Transactions have closed.




OPINION OF THE FINANCIAL ADVISOR


         The Company has retained Dain Bosworth to act as its financial advisor in connection with the Transactions, to provide an opinion directed to the Company's Board of Directors as to the fairness to the Company's shareholders, from a financial point of view, of the consideration to be received by the Company in connection with the Transactions. The amount of the consideration to be received by the Company was determined through negotiations between the Company and the Purchaser and not by Dain Bosworth. See "The Transactions -- Background."


         Dain Bosworth has rendered to the Company's Board of Directors an opinion that the consideration to be received by the Company in connection with the Transactions is fair to the Company's shareholders from a financial point of view. A copy of the opinion of Dain Bosworth is attached as Annex C to this Proxy Statement.

         Dain Bosworth did not solicit, and was not asked to solicit, third parties regarding their interest in acquiring the Music Subsidiaries. As set forth in its opinion, Dain Bosworth relied on, and did not independently verify, the accuracy and completeness of the financial and other information furnished to it by the Company. Dain Bosworth did not make an independent evaluation or appraisal of the assets and liabilities of the Company or the Purchaser, and did not express any opinion regarding the liquidation value or solvency of either entity. Holders of the Company's Common Stock are urged to read Dain Bosworth's opinion in its entirety for a summary description of the procedures followed, the factors considered and the assumptions made by Dain Bosworth in rendering its opinion.

         For purposes of its opinion, Dain Bosworth reviewed and analyzed certain publicly available information relating to the Company, as well as other information provided by the Company including certain financial forecasts and internal management reports on the Company and the Music Subsidiaries. Dain Bosworth analyzed the historical and projected operating performance of the Music Subsidiaries and the Company, the historical reported market prices and trading activity of the Company's common shares, as well as the market capitalization, dividends and other characteristics of the Company's common shares. Dain Bosworth visited the Company's corporate headquarters and held discussions with members of the company's senior management regarding the past and current business operations, financial condition and future prospects of the Music Subsidiaries and the Company.

         Dain Bosworth used the foregoing information to further its understanding of the Music Subsidiaries, the Company and the market for the Company's Common Stock.

         In conducting the review and in performing the analyses described below, Dain Bosworth did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Dain Bosworth believes that the information reviewed and the analyses conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying its opinion.

         ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Dain Bosworth compared the Music Subsidiaries' financial information to similar information for certain publicly traded companies that produce or distribute music, video and other entertainment products for consumers. Companies reviewed by Dain Bosworth included the Purchaser; Navarre Corporation; Image Entertainment, Inc.; Handleman Co.; Quality Dino Entertainment Ltd; and Alliance Entertainment Corporation (the "Comparable Companies"). The Comparable Companies were the public companies determined by Dain Bosworth to be most comparable to the Company based on a number of criteria. These criteria included, but were not limited to, the following: product offerings (with particular focus on music and video products); size, as measured by net sales; net sales growth rate; relative profitability as measured by operating income margins, margins on earnings before interest, taxes and depreciation and amortization ("EBITDA") and net income margins; and net income growth rate.

         Dain Bosworth calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios were based upon several variables, including net sales, EBITDA, operating income, and net income, all for operating performance over the latest twelve months ("LTM").

         After examining the historical performance of the Music Subsidiaries and the Comparable Companies, Dain Bosworth determined that the median valuation ratios for the Comparable Companies were the most appropriate ratios for valuing the Music Subsidiaries. Also, Dain Bosworth determined that weightings should be applied to the individual valuation ratios to reflect the relative importance that Dain Bosworth believes that investors attach to the financial variables underlying these valuation ratios for the Comparable Companies. This determination was made because most of the Comparable Companies had low operating margins or losses and to reflect the nature of their business operations. Based on its analysis, Dain Bosworth determined that weightings of 50%, 25%, 15% and 10% should be applied to the median valuation ratios for LTM net sales, LTM EBITDA, LTM net income and LTM operating income. Applying these ratios to the results for the corresponding financial variables for the Music Subsidiaries resulted in a value for the Music Subsidiaries of approximately $25.2 million.

         ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Dain Bosworth reviewed acquisitions involving companies engaged in producing or distributing consumer entertainment products and summarized the terms of four such transactions. The following table lists the transactions that Dain Bosworth summarized (the "Comparable Acquisitions"):


Effective Date of
Transaction                  Acquiring Company                              Acquired Company
-----------                  -----------------                              ----------------
April 27, 1994               Spelling Entertainment Group                   Republic Pictures Corporation
September 5, 1995            Alliance Entertainment Corporation             One Way Distributors
May 20, 1996                 National Media Corporation                     Positive Response Television
January 31, 1997             Platinum Entertainment, Inc.                   Intersound, Inc.


The Comparable Acquisitions were selected on the basis of the comparability of the acquired companies to the Music Subsidiaries with respect to several factors. These factors included, but were not limited to, size, as measured by net sales; and the extent to which the net sales of the acquired companies were attributable to the development, production and/or distribution of consumer entertainment products and services. In addition, Dain Bosworth concentrated its review on transactions that occurred since January 1, 1994, and those for which relevant financial data were available.

         For purposes of evaluating the Transactions, valuation ratios were calculated for each of the Comparable Acquisitions based upon several variables, including LTM net sales, LTM EBITDA, LTM operating income and LTM net income. Based upon a review of the Comparable Acquisitions, Dain Bosworth determined that the median valuation ratios for the Comparable Acquisitions were the most appropriate ratios to apply to the historical financial results of the Music Subsidiaries. In addition, based on the business operations and available data for the Comparable Acquisitions, Dain Bosworth determined that the valuation ratios should be adjusted by the same weightings applied above in the Analysis of Selected Publicly Traded Companies. By applying these weightings to the median valuation ratios for the Comparable Acquisitions, Dain Bosworth calculated a value for the Music Subsidiaries of approximately $32 million.

         DISCOUNTED CASH FLOW ANALYSIS. Dain Bosworth assessed the present value of future cash flows that the Music Subsidiaries' business activities could be expected to generate over a defined time period and the residual value of the Music Subsidiaries at the end of the projected period (the "DCF Analysis"). In preparing the DCF Analysis, Dain Bosworth used a set of projections prepared by the Company's management for the remainder of the Company's fiscal year ending June 30, 1997 and all of fiscal years 1998 and 1999. In conjunction with these forecasts, Dain Bosworth and the Company's management mutually agreed that the Music Subsidiaries' projected growth rate for sales on a stand-alone basis could be reasonably expected to be approximately 5% for periods thereafter. Operating margins for fiscal years 2000 and 2001 were estimated at the same projected percentage of net sales as for fiscal 1999, the last year of management's projections. The resulting five-year projections formed the basis of the DCF Analysis. The projections were evaluated with respect to various assumptions regarding the weighted average cost of capital and expected LTM EBITDA valuation ratios (the "Terminal Multiples") that were used to estimate the residual value of the Music Subsidiaries following the projection period. The discount rates that were considered ranged from 19% to 21% and the Terminal Multiples that were considered ranged from 9.0 to 11.0. The projected cash flows and residual value were discounted to the present and adjusted for the Music Subsidiaries' debt and cash as of the most recent balance sheet date to determine values for the Music Subsidiaries ranging from approximately $26.1 million to $32.5 million.

         Based on the Music Subsidiaries capital structure, current capital market conditions, estimated marginal tax rates and other relevant factors, Dain Bosworth determined that the most appropriate discount rate and Terminal Multiple were 20% and 10.0, respectively. Applying this discount rate and Terminal Multiple to the projections resulted in a value for the Music Subsidiaries of approximately $29.2 million.

         ANALYSIS OF NET OPERATING LOSS CARRYFORWARDS. Dain Bosworth analyzed and calculated the incremental value realized by the Company associated with its ability to immediately utilize its net operating loss carryforwards ("NOLs") in connection with the Transactions. Based on the projections described above, Dain Bosworth calculated the tax-derived cash flow differences between the immediate use of the NOLs and the more gradual use of the NOLs over the projection period for the Company. Dain Bosworth then calculated the present value of these tax-derived cash flow differences using an estimated cost of equity discount rate of 25%. This calculation resulted in a benefit associated with the immediate use of such NOLs of approximately $2.5 million.

         Dain Bosworth did not assign any particular weight to the individual analyses described above, which represent a summary of the material analyses performed by Dain Bosworth. Dain Bosworth's determination regarding the fairness of the consideration to be received is not based on a mathematical model but rather on a body of information obtained from such analyses and qualitative factors.

         The Company has paid Dain Bosworth $50,000 for its written opinion that is included in this Proxy Statement. Also, the Company will pay an additional fee of $50,000 to Dain Bosworth, which is payable at the time of, and contingent upon, the consummation of the Transactions. The Company has also agreed to reimburse Dain Bosworth for its reasonable out-of-pocket expenses and to indemnify Dain Bosworth against certain liabilities including those arising under securities laws.

         Dain Bosworth was selected by the Company on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of the Company and expertise in consumer entertainment products. Dain Bosworth is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dain Bosworth has not issued research reports or recommendations on either the Company or the Purchaser, and does not make a market in either the Company's or the Purchaser's common shares. Dain Bosworth does periodically publish research reports regarding other companies in the consumer leisure and entertainment industries.


PLANS FOR THE COMPANY AFTER THE TRANSACTIONS


         CONTINUATION OF RETAINED MUSIC BUSINESS AND EXCLUDED BUSINESSES. After consummation of the Transactions, the Company will retain its music business in Europe as well as its consumer convenience products, video, direct response (including music and entertainment products), and retail sale of direct response products businesses primarily conducted in the United States. The consumer convenience products marketed by the Company currently include kitchen appliances and gadgets, personal health products, exercise equipment and automotive accessories. The direct response business of the Company consists of offerings of convenience products and entertainment products, including music and videos, directly to consumers through a variety of direct marketing techniques, including television and radio advertising, home shopping network and offerings on the Internet. These businesses generated net sales of approximately $38.3 million and $27.6 million for the year ended June 30, 1996 and the nine months ended March 31, 1997, or 53% and 54% of the total net sales for the respective periods. The Company currently expects to conduct these businesses from its office in California and to utilize the services of third parties to distribute its products.


         POSSIBLE PRIVATIZATION. After giving effect to the Transactions, Mr. Kives will own approximately 75% of the Company's outstanding Common Stock. Although Mr. Kives has not made a proposal to take the Company private, the Company could be taken private through a merger with an entity controlled by Mr. Kives or through some other transaction. In such event, the public holders of the Company's Common Stock whose shares are cancelled would be entitled to receive the fair value of their shares and the Company could use a portion of the proceeds from the Transactions to pay such amount to the public shareholders. See "Dissenters' Rights."

         A merger with a corporation controlled by Mr. Kives would be subject to the provisions of the Company's Articles of Incorporation applicable to a merger of the Company with a Control Stockholder. Mr. Kives is specifically identified as a Control Stockholder because he beneficially holds more than 50% of the Company's Common Stock. The Articles of Incorporation require that a merger in which a Control Stockholder is a party be approved by the affirmative vote of not less than 51% of the Company's Common Stock, excluding the Common Stock of a Control Stockholder who is a party to the merger.

ACCOUNTING TREATMENT

         The disposition of the Music Subsidiaries will be accounted for as a divestiture of assets.

INTERESTS OF CERTAIN PERSONS

         In considering the approval of the Transactions, shareholders should be aware that certain officers and directors of the Company have certain interests in the transactions contemplated thereby that are in addition to, and may conflict with, the interests of the shareholders generally.


         After consummation of the Transactions, the Purchaser will employ most of the Company's employees who are employees of the Music Subsidiaries, including Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and Jeffrey M. Koblick who is Senior Vice President-Purchasing and Operations and a director of the Company. In the event the Purchaser terminates without cause the employment of any of twenty specified key employees, including Messrs. Dixon and Koblick, during the first year after Closing, the salary of such employees will be continued during the balance of such first year. In addition, the Company has agreed to pay bonuses of $17,000 to each of Messrs. Dixon and Koblick if he continues his employment through the closing of the Transactions. To meet the Company's working capital needs, K-5, a company owned by Philip Kives, the Company's Chairman and Chief Executive Officer, has made loans to the Company. As of June 26, 1997, the outstanding balance of the loan from K-5 to the Company was approximately $3 million. The Company repays the loan from its excess cash resources which would include the net proceeds from the sale of the Music Subsidiaries. No other officers or directors of the Company have conflicting interests with those of the Company.


FEDERAL INCOME TAX CONSEQUENCES

         The following discussion sets forth the material federal income tax consequences of the sale of a significant portion of the Company's assets. The discussion is based upon the provisions of the Internal Revenue Code and the applicable Treasury Regulations promulgated and proposed thereunder and is not based upon an opinion of counsel.

         The Transactions will be treated as a sale for tax purposes. For federal income tax purposes, a portion of the gain will be offset against the net operating loss carryover of the Company. The Company will be subject to federal and state income tax on a portion of the taxable gain. The estimated federal income tax resulting from the Transactions is approximately $2,525,000. In addition, the gain will be subject to state income tax of approximately $975,000. There will be no federal loss carryovers remaining for federal income tax purposes after the sale of the Music Subsidiaries.

         There should be no tax impact upon the individual shareholders continuing to own shares of the Company's Common Stock.

                                FEES AND EXPENSES

         All expenses incurred by the Company in connection with the Transactions will be paid by the Company, except that the Purchaser will reimburse the Company for certain specified legal and accounting expenses. The estimated fees and expenses to be incurred by the Company in connection with the Transactions are as follows:

         Financial advisor's fee and expenses...................   $105,000
         Accounting fees and expenses...........................     30,000
         Legal fees and expenses................................    125,000
         SEC filing fee.........................................      6,026
         Printing and mailing expenses..........................      5,000
         Miscellaneous expenses.................................     13,974
                                                                   --------
                  Total.........................................   $285,000
                                                                    =======

         No fees or commissions will be paid by or on behalf of the Company to any broker or other persons for soliciting votes. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Company for reasonable expenses incurred by them in forwarding materials to their customers.

                               DISSENTERS' RIGHTS

         SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES FOR EXERCISING DISSENTERS' RIGHTS UNDER SECTIONS 302A.471 and 302A.473, OF THE MINNESOTA BUSINESS CORPORATIONS ACT ("MBCA"). THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX C HERETO, WHICH IS A COPY OF SUCH PROVISIONS, AND TO ANY AMENDMENT TO SUCH PROVISIONS AS MAY BE ADOPTED AFTER THE DATE OF THIS PROXY STATEMENT. THE PROVISIONS FOR EXERCISING DISSENTERS' RIGHTS MUST BE COMPLIED WITH PRECISELY. ANY SHAREHOLDER INTENDING TO DISSENT FROM THE PROPOSED TRANSACTIONS SHOULD READ CAREFULLY THE TEXT OF ANNEX C AND ALSO SHOULD CONSULT WITH LEGAL COUNSEL.

DEMAND FOR PURCHASE

         Shareholders of the Company have the right to dissent from the sale of substantially all of the assets of the Company contemplated by the Purchase Agreement and demand payment of the fair value of their shares. Such dissenters' rights are governed by Sections 302A.471 and 302A.473 of the MBCA, the full text of which is annexed hereto as Annex C. Under the MBCA, a shareholder possessing dissenters' rights has no right to have the Transactions set aside or rescinded unless they are fraudulent with regard to the shareholder or the corporation.

PERSONS ENTITLED TO EXERCISE DISSENTERS' RIGHTS UNDER THE MBCA

         Dissenters' rights can only be exercised by a shareholder of record or a beneficial owner of shares held of record by another person who obtains a written consent of the shareholder of record and submits it to the Company at the time of or before the assertion of the rights. Dissenting shareholders must assert their dissenters' rights with respect to all the shares registered in their names, except that a dissenting shareholder may dissent with respect to all the shares beneficially owned by another but registered in the shareholder's name if the shareholder discloses to the Company the name and address of each such beneficial owner on whose behalf the shareholder dissents.

NOTICE OF INTENT TO DEMAND FAIR VALUE OF SHARES

         Shareholders who wish to exercise their dissenters' rights must submit to the Company at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736,
Attention: Mark Dixon, Vice President-Finance, a written notice of their intent to demand the fair value of their shares from the Company (the "Notice of Intent"). The Notice of Intent should state the number of shares held of record by such shareholder and, in order to be effective, must be received by the Company before the vote to approve the Transactions at the Special Meeting.

VOTE AGAINST THE TRANSACTIONS OR ABSTENTION FROM VOTE

         Shareholders desiring to exercise dissenters' rights must not vote their shares in favor of approval of the Transactions at the Special Meeting. Merely voting against the approval of the Transactions or abstaining from the vote will not, of itself and absent compliance with the provisions summarized herein, satisfy the requirements of the MBCA for the exercise of dissenters' rights.

NOTICE OF PROCEDURE

         If the proposed Transactions is approved at the Special Meeting, the Company will mail a notice of the procedure for demanding payment of the fair value of shares (the "Notice of Procedure") to each shareholder who is entitled to exercise the dissenters' rights provisions of the MBCA and who has properly filed a Notice of Intent. The Notice of Procedure will include, among other things, a form for demanding payment of the fair value of shares (the "Demand Form").

SUBMISSION OF STOCK CERTIFICATES

         Within 30 days after the date of the Notice of Procedure, dissenting shareholders must submit to the Company or its transfer agent the Demand Form and certificates representing the shares the dissenting shareholders demand to be purchased (such certificates to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed). The Notice of Procedure will specify the date by which the submission of the Demand Form and certificates has to be made. Submissions made after that date will not be effective for any purpose. The dissenting shareholders will retain all other rights of a shareholder until the proposed action takes effect.

PURCHASE OF DISSENTING SHARES

         After the Transactions are approved, or after the Company receives a valid demand for payment, whichever is later, the Company will pay to dissenting shareholders who have surrendered their certificates after having given proper notice and demand, an amount the Company estimates is the "fair value of the shares," plus interest, if any. Under the MBCA, the "fair value of the shares" is determined as the value of the shares immediately before the closing of the Transactions. Interest commences five days after the date of closing of the Transactions, up to and including the date of payment, and is calculated at the rate provided by Minnesota law.

         Dissenting shareholders who disagree with the Company's estimate of the fair value of the shares may submit, within thirty days after the Company mails the payment, their own written estimate to the Company and demand a supplemental payment of the difference between their estimate and the amount received from the Company. Dissenting shareholders who do not submit their own estimate within the proper time required are entitled only to the payment received from the Company.

         The Company may withhold payment of the fair value of shares from dissenting shareholders who were not shareholders on the date the Transactions were publicly announced or who are dissenting on behalf of persons who were not beneficial owners on that date. The Company may provide instead to such dissenters who properly gave notice and demand its estimate of the fair value of the shares, a statement of the reason for withholding payments of its estimate and an offer to pay the amount of its estimate if, among other things, the dissenter agrees to accept that amount in full satisfaction. Dissenters may decline this offer and seek supplemental payment. If the dissenters do not seek supplemental payment, then they are entitled only to the amount offered by the Company.

         If a demand for supplemental payment is made, the Company will have sixty days within which either to pay the dissenter that amount (or an amount agreed to after discussion) or to file a petition in the District Court of Hennepin County, Minnesota, requesting that the court determine the "fair value of the shares," plus interest. The court's determination of the fair value of the shares is binding on all shareholders. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount already paid. If the court determines that the fair value of the shares is less than that determined and paid by the Company, the dissenter will not be liable to the Company for that amount. The costs of the court proceeding will be borne by the Company, except for costs and expenses the court assesses against dissenters whose actions in demanding supplemental payment are found by the court to be arbitrary, vexatious or not in good faith. Experts' and attorneys' fees may be assessed against the Company if it does not comply substantially with the above procedure or against shareholders acting arbitrarily, vexatiously or not in good faith in demanding supplemental payment.

                     PRICE RANGE OF COMMON STOCK; DIVIDENDS

         The Company's Common Stock is a designated stock on The Nasdaq Stock Market under the symbol "KTEL." Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The following table shows the range of high and low closing sales prices per share of the Company's Common Stock as reported by The Nasdaq Stock Market for the periods indicated.



                               Fiscal Year Ended June 30,
                       1995               1996                  1997
                      ------             ------                -----
                  High       Low      High      Low       High        Low
First Quarter     5 1/8       3       5 1/2    3 3/8     4 1/16      3 1/2
Second Quarter    5 1/8       3       5 1/4    3 1/2      7 5/8      3 1/2
Third Quarter     5 3/8     3 3/4     4 3/8    3 1/4      9 3/4      6 3/4
Fourth Quarter      4         3       4 3/8    3 1/4      8 1/4      7 5/8



         As of July 7, 1997, there were approximately 1,723 record holders of the Company's Common Stock.


         The Company is subject to loan agreement covenants prohibiting the payment of dividends without the consent of the lender. The Company has not paid any dividends on its Common Stock since fiscal 1983.

               POSSIBLE EFFECT ON THE MARKET FOR THE COMMON STOCK

         The Company's Common Stock is currently registered under the Exchange Act and is a designated stock on The Nasdaq Stock Market. The Company could be deregistered if the Board of Directors were to approve a reverse stock split of 250 to 1 and file an application to deregister the Company's Common Stock under the Exchange Act or if the Board of Directors and shareholders were to approve a merger involving the Company and a corporation owned by Mr. Kives or any other transaction in which all shares of the Company are cancelled other than the shares beneficially owned by Mr. Kives who will beneficially own approximately 75% of the outstanding Common Stock after the Transactions and the Related Entity Transactions are consummated. See "The Transactions--Plans for the Company after the Transactions." In the event of a reverse stock split, the shareholders whose shares are cancelled will be entitled to receive the then fair value of their shares in cash. In the event of the merger of the Company with a corporation owned by Mr. Kives, or any other transaction taking the Company private, the public shareholders would be entitled to exercise dissenters' rights to receive the then fair value of their shares in cash if they were not satisfied with the consideration offered in the merger. Upon the effectiveness of such reverse stock split or merger, the Company would no longer be a designated stock on The Nasdaq Stock Market. See "Special Factors--Plans for the Company after the Sale of Assets--Deregistration or Privatization."


                            PRO FORMA FINANCIAL DATA


         The following unaudited pro forma financial data for the Company has been prepared on a pro forma basis to give effect to the divestiture of the Music Subsidiaries. The unaudited pro forma statement of operations data gives effect to the divestiture as if it had occurred on July 1, 1995, for the year ended June 30, 1996, and July 1, 1996 for the nine months ended March 31, 1997. The unaudited pro forma balance sheet data as of March 31, 1997 has been prepared as if such divestiture had occurred on that date.


         The unaudited pro forma financial data and accompanying notes should be read in conjunction with the audited financial statements and notes incorporated by reference in this Proxy Statement. The unaudited pro forma financial data is provided for comparative purposes only and may not be indicative of (i) the actual results that would have occurred had the divestiture of the Music Subsidiaries been consummated at the beginning of the period for which pro forma information is presented or (ii) the results to be expected in the future.


         On March 3, 1997, the Company entered into an agreement to sell its Music Business through the sale of the Music Subsidiaries. The sale of the Music Subsidiaries involves the sale to the Purchaser of two domestic subsidiaries which own the master recording catalog rights to music recordings. Based on the balance sheets of the Music Subsidiaries as of March 31, 1997, the negative adjustment to the purchase price is estimated at approximately $3,268,000 which would result in a purchase price of $31,732,000 for the Music Subsidiaries.




                                                           March 31, 1997
                                            ----------------------------------------------
                                            Unaudited        Pro Forma           Unaduited
                                            Historical      Adjustments          Pro Forma
                                            ----------      -----------          ---------

Balance Sheet Data:
-----------------------------
ASSETS
Current Assets
  Cash and cash equivalents                  $4,535          $27,947  (b)         $32,482



  Accounts Receivable                        14,436           (8,632) (a)           5,804
  Inventories                                 5,714           (2,932) (a)           2,782
  Royalty advances                            1,358             (964) (a)             394
  Prepaid expenses                            1,368             (260) (a)           1,108
  Income tax refund receivable                   18                0  (a)              18
                                            --------         --------             --------
     Total Current Assets                    27,429           15,159               42,588
Property and Equipment, net                     998             (526) (a)             472
Other Assets                                  1,121             (974) (a)             147
                                            --------         --------             --------
     Total Assets                           $29,548          $13,659              $43,207
                                            ========         ========             ========
LIABILITIES AND
SHAREHOLDERS' INVESTMENT
Current Liabilities
  Line of credit                                 $0               $0  (a)              $0
  Accounts payable                            3,251           (2,204) (a)           1,047
  Accrued royalties                          11,507           (9,538) (a)           1,969
  Reserve for returns                         5,356           (4,926) (a)             430
  Other current liabilities                   4,792             (888) (a)           3,904
  Income tax payable                             87                0  (a)              87
                                            --------         --------             --------
    Total Current Liabilities                24,993          (17,556)               7,437
Amounts due to Entertainment
    Subdidiaries                                  -           16,589  (a)               -
                                                             (16,589) (c)

                                            --------         --------             --------
   Total Liabilities                         24,993          (17,556)               7,437

Shareholder's Investment
   Common stock                                  37                                    37
   Contributied capital                       7,947                                 7,947
   Accumulated (deficit) earnings            (2,551)          31,215  (d)          28,664

   Cumulative translation adjustment           (878)                                 (878)
                                            --------         --------             --------
      Total Shareholders Investment           4,555           31,215               35,770
                                            --------         --------             --------

Total Liabilities and
 Shareholders Investment                    $29,548          $13,659              $43,207
                                            ========         ========             ========

The accompanying notes to pro forma unaudited consolidated financial statements are an integral part of these statements.



                                                               Nine Months Ended                         Year Ended
                                                                March 31, 1997                          June 30, 1996
                                                   ---------------------------------------   --------------------------------------
                                                     Unaudited     Pro Forma     Unaudited                 Pro Forma      Unaudited
                                                     Historical   Adjustments    Pro Forma   Historical   Adjustments     Pro Forma

Statement of Operations Data:
-----------------------------------------------
Net Sales                                          $51,230       ($23,613)(a)     $27,617     $71,987     ($33,658)(a)     $38,329
Costs and Expenses:
   Cost of goods sold                               25,520        (12,496)(a)      13,024      38,665      (17,431)(a)      21,234
   Advertising                                       8,534         (3,110)(a)       5,424      12,520       (5,028)(a)       7,492
   Selling, general and adminitrative               13,772         (6,002)(a)       7,770      20,798       (7,348)(a)      13,450

                                                   ---------------------------------------    -------------------------------------
       Total Costs and Expenses                     47,826        (21,608)         26,218      71,983      (29,807)         42,176
                                                   ---------------------------------------    -------------------------------------
Operating Income (Loss)                              3,404         (2,005)          1,399           4       (3,851)         (3,847)
                                                   ---------------------------------------    -------------------------------------
Non-Operating Income (Expense):
   Interest income                                      65            (21)(a)          44         130          (17)(a)         113
   Interest expense                                    (26)             0 (a)         (26)       (409)         212 (a)        (197)
   Foreign currency transaction
    gain (loss)                                       (125)                          (125)       (119)                        (119)

                                                   ---------------------------------------    -------------------------------------
    Total Non-Operating Income (Expense)               (86)           (21)           (107)       (398)         195            (203)
                                                   ---------------------------------------    -------------------------------------
Income (Loss) Before Provision for Income Taxes      3,318         (2,026)          1,292        (394)      (3,656)         (4,050)
Provision for Income Taxes                             204           (252)(a)         (48)        351         (210)(a)         141

                                                   ---------------------------------------    -------------------------------------
Net Income (Loss)                                   $3,114        ($1,774)         $1,340       ($745)     ($3,446)        ($4,191)
                                                   =======================================    =====================================
Net Income (Loss) Per Common
 and Common Equivalent Shares                        $0.80         ($0.46)          $0.34      ($0.20)      ($0.92)         ($1.12)
Weighted Average Number of
 Common and Common Equivalent
 Shares Outstanding                                  3,895          3,895           3,895       3,729        3,729           3,729

The accompanying notes to pro forma unaudited consolidated financial statements are an integral part of these statements.





NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND FOR THE YEAR ENDED JUNE 30, 1996


1.       Pro Forma Balance Sheet Adjustments:

         The accompanying pro forma balance sheet reflects the following adjustment:

         (a) To reflect the removal of the assets sold to and liabilities assumed by the Purchaser.


         (b) To reflect net after-tax cash proceeds from the sale of the Music Subsidiaries. The purchase price for the Music Subsidiaries is $35,000,000 subject to an increase for the positive net tangible book value (as defined) at the time of closing of the Music Subsidiaries or a decrease for the negative net tangible book value of the Music Subsidiaries after all intercompany accounts are eliminated. Based on the balance sheets of the Music Subsidiaries as of March 31, 1997, the negative adjustment to the purchase price is estimated at approximately $3,268,000 which would result in a purchase price of $31,732,000 for the Music Subsidiaries. The estimated net after-tax cash proceeds from the sale of the Music Subsidiaries would be approximately $27,947,000 assuming $285,000 of transaction expenses and $3,500,000 of federal and state income taxes.


         (c) To reflect elimination of intercompany balances payable to the subsidiaries being sold.
         (d)      To reflect the net after tax gain on sale of the Music
                  Subsidiaries.

2.       Pro Forma Statement of Operations Adjustments:

         The accompanying pro forma statements of operations reflect the following adjustment:

         (a) To reflect the removal of revenues and expenses related to the Music Subsidiaries being sold.


                   CERTAIN INFORMATION REGARDING THE PURCHASER

         The Purchaser is a Delaware corporation with its executive offices located at Suite 1400, 2001 Butterfield Road, Downers Grove, Illinois 60515. The Purchaser produces, licenses, acquires, markets and distributes recorded music in a variety of musical formats. The Purchaser produces music for gospel, adult contemporary, country and blues formats. The Purchaser is a publicly traded corporation whose common stock is traded on the Nasdaq National Market. The Purchaser is not affiliated with the Company.

         Except as described in this Proxy Statement, the Purchaser (i) does not have any contract, arrangement, understanding or relationship with any other person with respect to the Common Stock, (ii) has not had any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules of the Commission, or (iii) has not had negotiations or transactions with the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         There are conditions to the transaction, including the ability of Purchaser to obtain $70 million in financing acceptable to Purchaser in its sole discretion. Purchaser has advised the Company that such financing is necessary to fund the payment of the purchase price for the Music Subsidiaries under the Purchase Agreement and certain other financial requirements. As of the date hereof, Purchaser has not satisfied the financing contingency and has not notified the Company that it will waive the financing contingency. There can be no assurance that Purchaser will be able to obtain such financing or, in such event, Purchaser will waive such condition to the Transactions. In the event the Purchase Agreement is terminated because Purchaser has not been able to obtain such financing, the Company will receive the $1,750,000 earnest money escrow.

                               SECURITY OWNERSHIP


         The following table sets forth certain information as of July 7, 1997 with respect to the beneficial ownership of the Company's Common Stock as of the record date by (i) all persons known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each executive officer and director of the Company, and (iii) all executive officers and directors as a group. As of July 7, 1997, the record date for the Special Meeting of Shareholders to consider approval of the Transactions, there were outstanding 3,773,659 shares of Common Stock.



                                                                                 Percentage of
Name and Address                                                Number of         Outstanding
of Beneficial Owner                         Position           Shares Owned         Shares
-------------------                         --------           ------------        -------
Philip Kives                             Chief Executive      3,014,360 (1)          72.8%
220 Saulteaux Crescent                Officer and Chairman
Winnipeg, Manitoba R3J 3W3 Canada         of the Board

Garry Kieves                                Director                0                 --
7700 Anagram Drive
Minneapolis, MN 55344-7307

Louis Scheimer                              Director              6,000              0.1%
20300 Ventura Boulevard
Suite 145
Woodland Hills, CA  91364

David Weiner                         President and Director     116,600(3)           2.9%
2605 Fernbrook Lane North
Minneapolis, MN 55447

Mark J. Dixon                            Vice President-        17,001(4)            0.4%
2605 Fernbrook Lane North                Finance, Chief
Minneapolis, MN  55447                 Financial Officer,
                                          Treasurer and
                                            Director

Jeffrey M. Koblick                   Senior Vice President-     65,800(5)            1.6%
2605 Fernbrook Lane North                Purchasing and
Minneapolis, MN  55447                   Operations and
                                            Director

All Officers and directors                                     3,221,761(6)          77.8%
as a group (6 persons)


-----------------------
(1)      Includes 200,000 shares issuable upon exercise of vested stock options.
(2)      Garry Kieves is the nephew of Philip Kives.
(3)      Includes 100,000 shares issuable upon exercise of vested stock options.
(4)      Includes 17,000 shares issuable upon exercise of vested stock options.
(5)      Includes 42,500 shares issuable upon exercise of vested stock options.
(6)      Includes 359,500 shares issuable upon exercise of vested stock options.

                              REGULATORY APPROVALS

         Based on information provided by the Company and the Purchaser, neither the Purchaser nor the Company is aware of any license or any regulatory permit that appears to be material to the business of the Company and its Music Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of the Music Subsidiaries as contemplated by the Transactions, or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of the Music Subsidiaries by the Purchaser as contemplated by the Transactions. Should any such approval or other action be required, the Purchaser presently contemplates that such approvals or other actions will be sought. There can be no assurance that any approval or other action, if needed, can be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other such action might not result in consequences adverse to the Company.

                          TRANSACTION OF OTHER BUSINESS

         The Board of Directors of the Company is not aware of any matters that may be presented at the Special Meeting other than those mentioned in the Company's Notice of Special Meeting preceding this Proxy Statement and a part hereof. If, however, other matters do properly come before the Special Meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority and according to their best judgments in the best interests of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of Arthur Andersen LLP, the Company's independent public accountants, will be present at the Special Meeting, afforded the opportunity to make a statement and available to respond to questions.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


         This Proxy Statement summarizes or otherwise refers to documents which are not delivered herewith. Such documents are available on request, without charge, directed to K-tel International, Inc., 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736, Attention: Mark Dixon, Vice President-Finance. In order to ensure timely delivery of the documents, any requests should be made by July ___, 1997.



                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Philip Kives, Chairman

                                     Annex A

             Purchase and Sale Agreement dated March 3, 1997 between Platinum Entertainment, Inc. and K-tel International, Inc.

                           PURCHASE AND SALE AGREEMENT

                                 by and between

                          PLATINUM ENTERTAINMENT, INC.

                                       and

                            K-TEL INTERNATIONAL, INC.


                               as of March 3, 1997




                                                                   TABLE OF CONTENTS


                                                                                                                                PAGE

ARTICLE I                   PURCHASE AND SALE OF STOCK...........................................................................  1
         1.1      Stock..........................................................................................................  1
         1.2      Excluded Businesses and Excluded Assets........................................................................  2

ARTICLE II                  CONSIDERATION AND MANNER OF PAYMENT..................................................................  3
         2.1      Purchase Price.................................................................................................  3
         2.2      Escrows........................................................................................................  3
         2.3      Net Tangible Book Value........................................................................................  4

ARTICLE III                 CLOSING..............................................................................................  5
         3.1      Closing........................................................................................................  5
         3.2      Deliveries by Seller...........................................................................................  5
         3.3      Deliveries by Buyer............................................................................................  7

ARTICLE IV                  REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................  7
         4.1      Organization, Good Standing and Capitalization.................................................................  7
         4.2      Authority; No Conflict; Approvals..............................................................................  9
         4.3      Financial Statements........................................................................................... 10
         4.4      Books and Records.............................................................................................. 10
         4.5      Title to Assets; Encumbrances; Sufficiency..................................................................... 10
         4.6      Tangible Assets and Real Property.............................................................................. 11
         4.7      Accounts Receivable............................................................................................ 12
         4.8      Inventory...................................................................................................... 13
         4.9      No Undisclosed Liabilities..................................................................................... 13
         4.10     Taxes.......................................................................................................... 13
         4.11     No Material Adverse Change..................................................................................... 13
         4.12     Employee Benefits.............................................................................................. 13
         4.13     Compliance with Legal Requirements; Governmental Authorizations................................................ 14
         4.14     Legal Proceedings; Orders...................................................................................... 15
         4.15     Absence of Certain Changes and Events.......................................................................... 16
         4.16     Contracts; No Defaults; Key Customers.......................................................................... 17
         4.17     Insurance...................................................................................................... 20
         4.18     Environmental Matters.......................................................................................... 20
         4.19     Employees...................................................................................................... 21
         4.20     Labor Disputes; Compliance..................................................................................... 21
         4.21     Intellectual Property.......................................................................................... 22
         4.22     Bank Accounts.................................................................................................. 24
         4.23     Disclosure..................................................................................................... 24
         4.24     Relationships with Related Persons............................................................................. 24
         4.25     Brokers or Finders............................................................................................. 25
         4.26     Certain Payments............................................................................................... 25
         4.27     Change of Control Payments..................................................................................... 25

ARTICLE V                   REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................. 25
         5.1      Organization and Good Standing................................................................................. 25
         5.2      Authority; No Conflict......................................................................................... 26
         5.3      Certain Proceedings............................................................................................ 26
         5.4      Brokers or Finders............................................................................................. 27
         5.5      Investment Representations..................................................................................... 27

ARTICLE VI                  COVENANTS OF SELLER.................................................................................. 27
         6.1      Access and Investigation....................................................................................... 27
         6.2      Operation of the Businesses of Seller.......................................................................... 28
         6.3      Negative Covenant.............................................................................................. 28
         6.4      Approvals of Governmental Bodies............................................................................... 29
         6.5      Notification................................................................................................... 30
         6.6      Best Efforts................................................................................................... 30
         6.7      Kives Voting Agreement......................................................................................... 30

ARTICLE VII                 COVENANTS OF BUYER................................................................................... 30
         7.1      Approvals of Governmental Bodies............................................................................... 30
         7.2      Best Efforts................................................................................................... 31
         7.3      Notification................................................................................................... 31

ARTICLE VIII                ADDITIONAL AGREEMENTS................................................................................ 31
         8.1      Public Disclosure and Confidentiality.......................................................................... 31
         8.2      Auditors' Letters.............................................................................................. 31
         8.3      Filings; Other Action.......................................................................................... 32
         8.4      Licenses....................................................................................................... 32
         8.5      Taxes.......................................................................................................... 34
         8.6      Meeting of Stockholders........................................................................................ 34
         8.7      Restrictive Covenants/Noncompete............................................................................... 35
         8.8      Delivery of Disclosure Letter.................................................................................. 35
         8.9      Transition Arrangement......................................................................................... 35
         8.10     Seller's Employees............................................................................................. 36

ARTICLE IX                  MUTUAL CONDITIONS PRECEDENT TO PARTIES'
                            OBLIGATION TO CLOSE.................................................................................. 36
         9.1      Mutual Conditions.............................................................................................. 36

ARTICLE X                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO
                            CLOSE................................................................................................ 37
         10.1     Accuracy of Representations.................................................................................... 37
         10.2     The Seller's Performance....................................................................................... 37
         10.3     No Proceedings................................................................................................. 37
         10.4     No Prohibition................................................................................................. 37
         10.5     Material Adverse Change........................................................................................ 38
         10.6     Financing...................................................................................................... 38

ARTICLE XI        CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
                            CLOSE................................................................................................ 38
         11.1     Accuracy of Representations.................................................................................... 38
         11.2     Buyer's Performance............................................................................................ 38
         11.3     No Proceedings................................................................................................. 38
         11.4     No Prohibition................................................................................................. 39

ARTICLE XII       TERMINATION.................................................................................................... 39
         12.1     Termination by Mutual Consent.................................................................................. 39
         12.2     Termination by either Seller or Buyer.......................................................................... 39
         12.3     Termination by Seller.......................................................................................... 39
         12.4     Termination by Buyer........................................................................................... 40
         12.5     Effect of Termination; Earnest Money Escrow.................................................................... 40
         12.6     Break-Up Fee................................................................................................... 41

ARTICLE XIII                INDEMNIFICATION...................................................................................... 42
         13.1     Survival and Limitations....................................................................................... 42
         13.2     Indemnification of Buyer....................................................................................... 43
         13.3     Indemnification of Seller...................................................................................... 44
         13.4     Indemnification Procedure for Third Party Claims............................................................... 44
         13.5     Harry Fox Matters.............................................................................................. 46

ARTICLE XIV                 DEFINITIONS.......................................................................................... 47
                  "AFFILIATES"................................................................................................... 47
                  "ACCOUNTANTS".................................................................................................. 47
                  "ACCOUNTS RECEIVABLE".......................................................................................... 47
                  "BEST EFFORTS"................................................................................................. 47
                  "BREACH"....................................................................................................... 47
                  "BUSINESS"..................................................................................................... 47
                  "BUYER'S CLOSING DOCUMENTS".................................................................................... 47
                  "CLOSING"...................................................................................................... 47
                  "CLOSING BALANCE SHEETS"....................................................................................... 47
                  "CLOSING DATE"................................................................................................. 48
                  "CODE"......................................................................................................... 48
                  "CONFIDENTIALITY AGREEMENT".................................................................................... 48
                  "CONSENTS"..................................................................................................... 48
                  "CONTEMPLATED TRANSACTIONS".................................................................................... 48
                  "CONTRACT"..................................................................................................... 48
                  "DISCLOSURE LETTER"............................................................................................ 48
                  "DOMINION"..................................................................................................... 48
                  "DOMINION STOCK"............................................................................................... 48
                  "ENCUMBRANCE".................................................................................................. 48
                  "ENVIRONMENTAL AND SAFETY REQUIREMENTS"........................................................................ 48
                  "ERISA"........................................................................................................ 48
                  "EXCHANGE ACT"................................................................................................. 48
                  "EXCLUDED BUSINESSES".......................................................................................... 48
                  "FACILITIES"................................................................................................... 49
                  "FINANCIAL STATEMENTS"......................................................................................... 49
                  "GAAP"......................................................................................................... 49
                  "GOVERNMENTAL AUTHORIZATION"................................................................................... 49
                  "GOVERNMENTAL BODY"............................................................................................ 49
                  "HAZARDOUS MATERIALS".......................................................................................... 49
                  "HSR ACT"...................................................................................................... 49
                  "INSURANCE POLICIES"........................................................................................... 49
                  "INTELLECTUAL PROPERTY"........................................................................................ 49
                  "INTERIM BALANCE SHEET"........................................................................................ 50
                  "INVENTORY".................................................................................................... 50
                  "IRS".......................................................................................................... 50
                  "KTI".......................................................................................................... 50
                  "KTI STOCK".................................................................................................... 50
                  "KNOWLEDGE".................................................................................................... 50
                  "LEGAL REQUIREMENT"............................................................................................ 50
                  "LICENSE AGREEMENTS"........................................................................................... 50
                  "MATERIAL CONTRACT"............................................................................................ 50
                  "MAUREEN CATALOG".............................................................................................. 50
                  "MBCA"......................................................................................................... 50
                  "NET TANGIBLE BOOK VALUE"...................................................................................... 50
                  "NON-EXCLUSIVE TERRITORY"...................................................................................... 51
                  "NTBV SCHEDULE"................................................................................................ 51
                  "OLD TOWN CATALOG"............................................................................................. 51
                  "ORDER"........................................................................................................ 51
                  "ORDINARY COURSE OF BUSINESS".................................................................................. 51
                  "ORGANIZATIONAL DOCUMENTS"..................................................................................... 51
                  "PERSON"....................................................................................................... 51
                  "PRELIMINARY BOOK VALUE"....................................................................................... 51
                  "PROCEEDING"................................................................................................... 51
                  "PROPRIETARY RIGHTS AGREEMENT"................................................................................. 52
                  "PROTEST NOTICE"............................................................................................... 52
                  "PURCHASE PRICE"............................................................................................... 52
                  "RELATED PERSON"............................................................................................... 52
                  "REPRESENTATIVE"............................................................................................... 52
                  "RETAINED MUSIC BUSINESS"...................................................................................... 52
                  "REVIEW PERIOD"................................................................................................ 52
                  "SECURITIES ACT"............................................................................................... 52
                  "SEC".......................................................................................................... 52
                  "STOCK"........................................................................................................ 52
                  "SUBSIDIARIES"................................................................................................. 52
                  "SELLERS CLOSING DOCUMENTS".................................................................................... 53
                  "SELLER TRANSACTION DOCUMENTS"................................................................................. 53
                  "SELLER GOVERNMENTAL AUTHORIZATIONS"........................................................................... 53
                  "TAX OR TAXES"................................................................................................. 53
                  "THREATENED"................................................................................................... 53

ARTICLE XV                  GENERAL PROVISIONS................................................................................... 53
         15.1     Expenses....................................................................................................... 53
         15.2     Notices........................................................................................................ 53
         15.3     Further Assurances............................................................................................. 54
         15.4     Waiver......................................................................................................... 54
         15.5     Entire Agreement and Modification.............................................................................. 54
         15.6     Assignments, Successors, and No Third-Party Rights............................................................. 55
         15.7     Severability................................................................................................... 55
         15.8     Section Headings, Construction................................................................................. 55
         15.9     Governing Law.................................................................................................. 55
         15.10    Counterparts................................................................................................... 55
         15.11    No Strict Construction......................................................................................... 55




                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (this "Agreement") is made as of March 3, 1997 by and between PLATINUM ENTERTAINMENT, INC., a Delaware corporation ("Buyer") and K-TEL INTERNATIONAL, INC., a Delaware corporation ("Seller"). Capitalized terms that are not otherwise defined in this Agreement are defined in Article 14.

         The parties, intending to be legally bound, agree as follows:

         WHEREAS, Seller is engaged in the business of recording, releasing, licensing, publishing, distributing and otherwise exploiting recorded music products on a worldwide basis ("Seller's Music Business");

         WHEREAS, Buyer desires to buy, and Seller desires to sell, all of Seller's Music Business, except for the Retained Music Business (the "Business");

         WHEREAS, Seller engages in the Business solely through two wholly owned subsidiaries, K-tel International (USA), Inc., a Minnesota corporation ("KTI") and Dominion Entertainment, Inc., a Minnesota corporation ("Dominion", together with KTI, the "Subsidiaries");

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business by acquiring all of the issued and outstanding capital stock of the Subsidiaries, all upon the terms and subject to the conditions set forth below; and

         WHEREAS, the parties have agreed that the transactions contemplated hereby be treated as an asset sale pursuant to Sec. 338(h) of the Code.

         NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

         1.1 STOCK. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Buyer, free and clear of all Encumbrances (except for Encumbrances on the subsequent sale or transfer by Buyer of the Stock under federal and state securities laws or created by Buyer), and Buyer is purchasing from Seller, all of the issued and outstanding capital stock of KTI (the "KTI Stock") and Dominion (the "Dominion Stock", together with the KTI Stock, the "Stock").

         1.2      EXCLUDED BUSINESSES AND EXCLUDED ASSETS.

                  (a) Buyer and Seller each acknowledge and agree that Buyer is not acquiring (i) Seller's consumer products business which is not related to the Business (the "Consumer Products Business"), (ii) Seller's video business (the "Video Business"), and (iii) Seller's infomercial business, including infomercials for music and entertainment products (the "Infomercial Business", together with the Consumer Products Business and the Video Business, collectively referred to herein as the "Excluded Businesses"). It is further agreed that Seller or a subsidiary of Seller other than the Subsidiaries will retain (i) the Old Town Catalog and the Maureen Catalog, and (ii) the claims arising prior to the Closing Date and related judgments and settlement proceeds in connection with the pending or settled actions against Tring, San Juan Music, Marshall Sehorn and related entities (collectively the "Excluded Assets"). In connection therewith, Seller agrees that it will, prior to the Closing, (A) transfer and assign to the Subsidiaries all of the right, title and interest in and to the assets (including, without limitation, all licenses and other related contracts) related to the Business which are not owned by the Subsidiaries as of the date hereof and (B) transfer and assign to Seller or one of its other subsidiaries, as may be determined by Seller, all right, title and interest in and to the Excluded Businesses or any assets specifically related thereto and the Excluded Assets to the extent owned by the Subsidiaries. In connection with the transfers and assignments by the Subsidiaries contemplated in the immediately preceding sentence, Seller shall provide Buyer with all documentation used to effect such transfers and assignments immediately upon such documentation becoming available. Notwithstanding the above, the parties specifically agree that the "Country 101" property/music rights will be acquired by Buyer hereunder and be deemed to be part of the Business. In connection with the Excluded Assets referred to in clause
         (ii) above of the sentence defining Excluded Assets and after Closing, Buyer shall, and shall cause the Subsidiaries to, take such reasonable action, at Seller's expense, as Seller may reasonably request to effect recovery of such claims, judgments and settlements and to deliver to Seller promptly upon receipt any funds received by Buyer or the Subsidiaries with respect to such claims, judgments and settlements.

                  (b) The parties acknowledge and agree that the Business being acquired by Buyer includes, but is not limited to, the worldwide rights to all trademarks, service marks, and trade names, and all registrations therefore, used in connection with the Business worldwide, with the exception of the Retained Territory and the exclusive use of the name "K-tel" solely in the corporate name of Seller or its Affiliates. Notwithstanding the foregoing, Buyer agrees that promptly after the Closing, it will take those steps required to change the corporate name of KTI to delete the words "K-tel". Seller further agrees that, except as otherwise specifically provided for herein, at no time after the Closing will it or any of its subsidiaries, Affiliates, or Related Persons use, in any manner, the words "K-tel", or any other name or mark similar thereto, in connection with the manufacture, distribution, advertising, promotion, or sale of consumer entertainment products (other than non-musical videos) (i) except to truthfully disclose the correct corporate name of Seller or its Affiliates solely on the packaging of such products where Seller's or its Affiliate's direct connection with such product is described
         (i.e., "manufactured by ..." or "distributed by ....") and (ii) except for the Retained Music Business or in the Retained Territory. The display of Seller's corporate name shall be in a manner customary to the trade and without differentiation or emphasis (such as, but not limited to, different color, typeface, size, or boxing). Seller and its subsidiaries (other than the Subsidiaries) shall also be entitled to export phonorecords bearing the "K-tel" name solely from the Retained Territories to the Non-Exclusive Territory; provided, however, that (i) such phonorecords shall have been originally commercially released in the Retained Territories, (ii) such phonorecords are solely in finished manufactured form, and (iii) the use of the "K-tel" name on such phonorecords shall be limited to the identical form and manner of display of the "K-tel" name as used on the original release by Seller of such phonorecords in the Retained Territories. After Closing, Buyer agrees that Buyer and its subsidiaries (including the Subsidiaries), Affiliates or Related Persons will not use the word "K-tel" in their respective corporate names or the assumed business name under which it conducts business. Seller and its Affiliates agree, at the Closing, to assign to Buyer the intellectual property rights provided under this
         SECTION 1.2(b).


                                   ARTICLE II

                       CONSIDERATION AND MANNER OF PAYMENT

         2.1 PURCHASE PRICE. The aggregate purchase price for the Stock (the "Purchase Price") to be paid by Buyer to Seller shall be (i) $35,000,000 to be paid at Closing, and (ii) plus the amount of the aggregate positive Net Tangible Book Value (as defined below) or minus the amount of the aggregate negative Net Tangible Book Value, as the case may be, of the Subsidiaries on the Closing Date to be paid pursuant to SECTION 2.3 below (the "Final Net Tangible Book Value"). The portion of the Purchase Price to be paid at Closing shall be paid by wire transfer of immediately available funds to an account designated, in writing, to the Buyer.

         2.2      ESCROWS.

                  (a) The parties hereto agree that upon execution of this Agreement, Buyer will deposit into an interest bearing escrow account with a lending institution an earnest money deposit equal to $1,750,000 (the "Earnest Money Escrow") pursuant to the terms of an Earnest Money Escrow Agreement, attached hereto as Exhibit 2.2(a) (the "Earnest Money Escrow Agreement").

                  (b) The parties hereto acknowledge that the Harry Fox Agency is currently auditing the Business for the period of October 6, 1984 through June 30, 1994 (the "Harry Fox Audit") and that Seller has established a reserve for such audits (as set forth in Part 2.3(a) of the Disclosure Letter) which will be used in connection with the calculation of the Final Net Tangible Book Value (the "Harry Fox Reserve"). In connection therewith, the parties hereto agree that $1,000,000 of the Purchase Price due at Closing to Seller shall be placed in an interest bearing escrow account (the "Harry Fox Escrow") pursuant to the terms of a Harry Fox Escrow Agreement, attached hereto as Exhibit 2.2(b) (the "Harry Fox Escrow Agreement).

                  (c) The parties hereto agree that $2,000,000 of the Purchase Price due at Closing to Seller shall be placed in an interest bearing escrow account (the "Indemnity Escrow"), pursuant to the terms of an Indemnity Escrow Agreement, attached hereto as Exhibit 2.2(c) which escrowed funds shall secure Seller's indemnification obligations to Buyer and its Affiliates under this Agreement.

         2.3      NET TANGIBLE BOOK VALUE.

                  (a) For purposes of this Agreement, the term "Net Tangible Book Value" shall mean all of the tangible net assets of the Subsidiaries less all of the liabilities of the Subsidiaries set forth on the unaudited balance sheets of the Subsidiaries as of the Closing Date (the "Closing Balance Sheets"), determined using GAAP, consistently applied by Seller. The parties agree that the Final Net Tangible Book Value calculation shall specifically (i) exclude all Excluded Assets and all assets and liabilities associated with the Excluded Businesses and the Retained Music Business, (ii) exclude all intercompany payables and receivables to or from Seller and Affiliates of the Seller which shall be written-off, distributed to or purchased by Seller (as Seller may determine) or assumed by Seller, as the case may be, prior to the Closing and (iii) include the reserves referred to in Part 2.3(a) of the Disclosure Letter.

                  (b) Part 2.3(b) of the Disclosure Letter sets forth the balance sheets for each of the Subsidiaries as of January 31, 1997 (the "Preliminary Balance Sheets") and a calculation of the Net Tangible Book Value as of such date (the "Preliminary Net Tangible Book Value") in accordance with SECTION 2.3(a) indicating a negative Preliminary Net Tangible Book Value of $4,874,000. The parties agree that the Purchase Price due at Closing shall be equal to $30,126,000 ($35 million less the negative Preliminary Net Tangible Book Value); provided that the parties shall use all reasonable efforts, in good faith, to reach agreement on the Net Tangible Book Value as of a date closer to the Closing Date which utilizes the same assumptions and methodology as used in Part 2.3(b) of the Disclosure Letter. If such an agreement can be reached, the amount agreed to shall become the "Preliminary Net Tangible Book Value" as set forth herein. If the parties are unable to reach such an agreement, the Preliminary Net Tangible Book Value (as used herein) shall be the amount set forth above in this SECTION 2.3(b).

                  (c) As soon as practicable following the Closing, but in no event later than 60 days following the Closing, Buyer and Seller each agree to cause the Minneapolis office of Arthur Andersen, LLP ("AA") to prepare and deliver to Buyer and Seller the Closing Balance Sheets and the calculation of Final Net Tangible Book Value which utilizes the same assumptions and methodology as used in Part 2.3(b) of the Disclosure Letter (the "NTBV Schedule") promptly upon their completion. The Final Net Tangible Book Value shall be determined as follows:

                            (i) For a period of 10 business days (the "Review
                  Period") after delivery of Closing Balance Sheet and the NTBV Schedule, Seller and Buyer shall each have an opportunity to review and substantiate the Closing Balance Sheets and NTBV Schedule. During the Review Period, each party agrees to provide to the other all necessary accounting records and supporting documentation, as may be requested, so that each of the Buyer and Seller may complete its review of the Closing Balance Sheets and NTBV Schedule. Upon expiration of the Review Period, Seller and Buyer shall each have 5 business days to deliver written notice (the "Protest Notice") to the other of any objections, and the basis therefor, that it may have to the Closing Balance Sheets and the NTBV Schedule.

                           (ii) If Buyer and Seller are unable to resolve any
                  disagreement between them within 15 days following receipt of any Protest Notice, then the items in dispute will be referred to the Minneapolis office of Ernst & Young, L.L.P. (the "Accountants") for final determination. The determination made by the Accountants shall be final and binding on the parties.

                          (iii) If the Final Net Book Value is greater (i.e., a
                  higher positive amount on the positive side or less negative on the negative side) than the Preliminary Net Tangible Book Value, Buyer shall pay to Seller the amount of such excess by wire transfer of immediately available funds to an account designated, in writing, by Seller. If the Final Net Book Value is less than the Preliminary Net Book Value (i.e, lower positive amount on the positive side or a larger negative amount on the negative side), Seller shall pay to Buyer the amount of such deficiency by wire transfer of immediately available funds to an account designated, in writing, by Buyer. All such payments due under this SECTION 2.3(c) shall be paid within 5 business days after final determination of the Final Net Tangible Book Value.

         The fees and expenses of the AA and the Accountants incurred pursuant to this SECTION 2.3(c) will be borne one-half by Buyer and one-half by Seller.


                                   ARTICLE III

                                     CLOSING

         3.1 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Katten Muchin & Zavis, counsel to Buyer, at 525 West Monroe, Suite 1600, Chicago, Illinois 60661, at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no earlier than five (5) business days and no later than ten (10) business days after the satisfaction or waiver of the conditions set forth in Articles 9, 10 and 11 or at such other time, date and location as the parties may agree (the "Closing Date"). Subject to the provisions of Article 12, failure to consummate the Contemplated Transactions on the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         3.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer (the "Seller's Closing Documents"):

                  (a) certificates representing the Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                  (b) A certificate executed by Seller to the effect that (i) the Seller's representations and warranties in this Agreement were accurate as stated herein as of the date of this Agreement and are accurate as stated herein as of the Closing Date as if made on the Closing Date (giving full effect to any supplements delivered by the Seller to Buyer prior to the Closing Date in accordance with SECTION 6.5), except to the extent to which such representations and warranties are specifically stated to be as of a different date, and (ii) the Seller has performed and complied in all material respects with all covenants and conditions required to be performed, or complied with, by it hereunder prior to or at the Closing;

                  (c) Resignations of all officers and directors of each of KTI and Dominion;

                  (d) A Good Standing Certificate (dated within five business days prior to the Closing Date) for KTI and Dominion from all states in which they are authorized to do business;

                  (e) A copy of the KTI's and Dominion's Articles of Incorporation and all amendments thereto, certified by the Secretary of State of Minnesota, and a copy of KTI's and Dominion's By-laws, and all amendments thereto, certified by the Secretary of each of KTI and Dominion; and

                  (f) An opinion of Kaplan, Strangis and Kaplan, P.A., legal counsel to Seller and the Subsidiaries, dated the Closing Date, covering the matters set forth in Exhibit 3.2(f) attached hereto;

                  (g) The License Agreements, duly executed by Seller;

                  (h) The Harry Fox Escrow Agreement, duly executed by Seller;

                  (i) The Indemnity Escrow Agreement, duly executed by Seller;

                  (j) A release in the form attached hereto as Exhibit 3.2(d), whereby Seller and its subsidiaries (other than the Subsidiaries) shall release the Subsidiaries from any and all liabilities or obligations of the Subsidiaries except for the License Agreements;

                  (k) The noncompetition agreements in the form attached hereto as Exhibit 8.7 from Seller and Philip Kives, duly executed by each of them;

                  (l) A pay-off letter from TCF Bank Minnesota fsb, the secured lender of the Subsidiaries; and

                  (m) Such other documents as Buyer may reasonably request for the purpose of consummating the Contemplated Transactions, each in form and substance reasonably acceptable to Buyer's and Seller's counsel.

         3.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller (the "Buyer's Closing Deliveries"):

                  (a) The Purchase Price, as provided in SECTION 2.1 (provided, in part, by the release of the Earnest Money Escrow to Seller), less
         (i) the amount of the Harry Fox Escrow which shall be funded by Buyer at Closing out of the Purchase Price due to Seller, and (ii) the amount of the Indemnity Escrow which shall be funded by Buyer at Closing out of the Purchase Price due to Seller;

                  (b) A certificate executed by Buyer to the effect that (A) each of Buyer's representations and warranties in this Agreement was accurate as stated herein as of the date of this Agreement and is accurate as stated herein as of the Closing Date as if made on the Closing Date and (B) Buyer has performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing;

                  (c) An opinion of Katten Muchin & Zavis, legal counsel to Buyer, dated the Closing Date, covering the matters set forth in
         Exhibit 3.3(c) attached hereto;

                  (d) The License Agreements, duly executed by Dominion and KTI;

                  (e) The Harry Fox Escrow Agreement, duly executed by Seller and the escrow agent named therein;

                  (f) The Indemnity Escrow Agreement, duly executed by Seller and the escrow agent named therein; and

                  (g) Such other documents as Seller may reasonably request for the purpose of consummating the Contemplated Transactions, each in form and substance reasonably acceptable to Buyer's and Seller's counsel.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date (except to the extent such representations or warranties are specifically stated to be as of a different date), as follows:

         4.1      ORGANIZATION, GOOD STANDING AND CAPITALIZATION.

                  (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. Each of KTI and Dominion is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. Part 4.1(a) of the Disclosure Letter sets forth each other jurisdiction in which each of KTI and Dominion is qualified to do business in accordance with the laws of such jurisdiction. The Subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the laws of each state or other jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by them, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the Business as a whole.

                  (b) Part 4.1(b) of the Disclosure Letter includes copies of the Organizational Documents of each of KTI and Dominion, as currently in effect.

                  (c) The authorized equity securities of KTI consists of 5,000,000 shares of common stock, $.01 par value, of which 1,000 shares are issued and outstanding and constitute the KTI Stock. The authorized equity securities of Dominion consists of 5,000,000 shares of common stock, $.01 par value, of which 1,000 shares are issued and outstanding and constitute the Dominion Stock. Seller is, and on the Closing Date will be, the sole record and beneficial owner and holder of the Stock, free and clear of all Encumbrances, except as set forth in Part 4.1(c) of the Disclosure Letter. Upon consummation of the Contemplated Transactions, Buyer will be vested with good and valid title to the Stock, free and clear of all Encumbrances, except for Encumbrances on the subsequent sale or transfer by Buyer of the Stock under federal and state securities laws or created by Buyer. Except as set forth in Part 4.1(c) of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing the Stock. All of the Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Part 4.1(c) of the Disclosure Letter, there are not as of the date hereof, and there will not be on the Closing Date, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Seller or any of the Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Subsidiaries. Except as set forth in Part 4.1(c) of the Disclosure Letter, there are not as of the date hereof, and there will not be at the Closing Date, any stockholder agreements, voting trusts or other agreements or understandings to which Seller or either of the Subsidiaries is a party or to which it is bound relating to the voting of any shares of the capital stock of the Subsidiaries. None of the outstanding equity securities or other securities of the Subsidiaries was issued, redeemed or repurchased in violation of the Securities Act or any securities or "blue sky" Legal Requirements. Neither of the Subsidiaries own, and has no contract or agreement, written or oral, to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                  (d) Part 4.1(d) of the Disclosure Letter contains a complete and accurate list of the current directors and officers of each of KTI and Dominion.

         4.2      AUTHORITY; NO CONFLICT; APPROVALS.

                  (a) This Agreement constitutes and, when executed and delivered by Seller at Closing, the Seller's Closing Documents (collectively, the "Seller Transaction Documents"), to which Seller is a party, will constitute the legal, valid, and binding obligations of the Seller, enforceable against Seller in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditor's rights generally and by general equitable principles. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Seller Transaction Documents to which it is a party and to perform its obligations under this Agreement and each of the Seller Transaction Documents. This Agreement has been, and the Seller Transaction Documents to which it is a party at Closing will be, duly executed and delivered by Seller.

                  (b) The Board of Directors of Seller has approved the Contemplated Transaction. Except for the approval of the holders of the stockholders of Seller required by the Minnesota Business Corporation Act (the "MBCA"), no other approval of the stockholders of Seller or other corporate approval of Seller (or the Subsidiaries) is required in order for Seller to consummate the transactions contemplated by this Agreement.

                  (c) Neither the execution and delivery of this Agreement nor the consummation by Seller of the Contemplated Transaction will (i) conflict with or result in any breach of any provision of the respective Organizational Documents of Seller or any of the Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Body, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (B) pursuant to the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, including, without, limitation, a proxy statement and a Form 8-K; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or Encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Seller or either of the Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents will have been obtained prior to Closing or which, in the aggregate, would not have a material adverse effect on the Business as a whole or adversely affect the ability of Seller to consummate the transactions contemplated hereby, except as set forth in Part 4.2(c) of the Disclosure Letter; (iv) except as set forth in Part 4.2(c) of the Disclosure Letter, cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a material adverse effect on the Business as a whole; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this SECTION 4.2(d) are duly and timely obtained or made and the approval of the Contemplated Transaction by Seller's stockholders has been obtained, violate any (A) Legal Requirement except where such violation would not have a material adverse effect on the Business as a whole or (B) Order, applicable to Seller or either of the Subsidiaries or to any of their respective assets.

                  (d) Except for (i) the approval by the Seller's stockholders of the Contemplated Transaction, and (ii) except as set forth in Part 4.2(d) of the Disclosure Letter, the Seller is not, and will not be, required to give any notice to or obtain any consent or approval from any Person which is not a Governmental Body in connection with the execution and delivery of this Agreement or any of the Seller Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

         4.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer (a) audited balance sheets of each of KTI and Dominion as of June 30 for each of the fiscal years 1994 through 1996, and the related statements of operations and cash flows for each of the fiscal years ending June 30, 1994 through 1996, including in each case the notes thereto and (b) the unaudited balance sheet of each of KTI and Dominion at December 31, 1996 (the "Interim Balance Sheets") and the related unaudited/reviewed statements of operations and cash flows for the six-month period then ended (each of the financial statements delivered to Buyer pursuant to this SECTION 4.3 shall be referred to herein as the "Financial Statements"). The Financial Statements and notes fairly present the financial condition and results of operations of each of the Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, except that the unaudited financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be materially adverse in amount. The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as may otherwise be specifically described therein.

         4.4 BOOKS AND RECORDS. The books of account and other records of each of the Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of each of the Subsidiaries contain complete and accurate records of all official meetings held of, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of such Subsidiary, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of each Subsidiary or otherwise delivered by Seller to Buyer.

         4.5 TITLE TO ASSETS; ENCUMBRANCES; SUFFICIENCY. Except as set forth in
Part 4.5 of the Disclosure Letter, neither Seller, nor any of its subsidiaries or Affiliates (other than KTI and Dominion) own any of the tangible assets used in connection with the Business. Each Subsidiary has good and valid title to all the tangible properties and assets reflected as owned in the books and records of each Subsidiary, including all of the tangible properties and assets reflected in the Interim Balance Sheets (except for personal property sold or disposed of since the date of the Interim Balance Sheets in the Ordinary Course of Business), free and clear of any Encumbrances, except for any encumbrances, any mechanics or other statutory liens, any lien of taxes not yet due and payable, liens or security interests which will be released at or prior to Closing, and imperfections or irregularities of title, as do not materially detract from the value of or materially interfere with the use of the properties or assets subject thereto, or affected thereby). All of the tangible properties and assets purchased or otherwise acquired by each Subsidiary since the date of the Interim Balance Sheets (except for supplies, inventory, and personal property acquired since the date of the Interim Balance Sheets in the Ordinary Course of Business) are listed in Part 4.5 of the Disclosure Letter. At Closing, the Subsidiaries will own, lease or license all of the tangible assets which are necessary for the conduct and operation of the Business as it is presently conducted, except as set forth in Part 4.5 of the Disclosure Letter.

         4.6 TANGIBLE ASSETS AND REAL PROPERTY.

                  (a) Except as set forth in Part 4.6(a) of the Disclosure Letter, all of the material tangible assets used by the Subsidiaries are located at the Facilities, are in operating condition and repair and free of material defects and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or costs. Except as set forth on Part 4.6(a) of the Disclosure Letter, all of the material tangible assets are either owned by either Subsidiary or held under a lease. All such material leases are valid and in full force and effect and neither the Subsidiaries, nor to the knowledge of Seller, any other party thereto, is in default under any of such leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under any of such leases. All leases for material tangible assets used by the Subsidiaries with Affiliates and related parties, if any, are identified as such on Part 4.6(a) of the Disclosure Letter, and carry terms and conditions no less favorable nor more favorable in all material respects to the Subsidiaries than those which could have obtained in arm's-length transactions with unrelated third parties.

                  (b) Neither of the Subsidiaries owns any real property. Part 4.6(b) of the Disclosure Letter sets forth all of the leasehold and other interests in real property used in connection with the Business (the "Facilities") and the leases or other agreements under which the Facilities are used (the "Facilities Leases"). The Facilities Leases are in full force and effect and no default by the Subsidiaries or, to the knowledge of Seller, by any other party thereto has occurred and is continuing under any of the Facilities Leases. Either of the Subsidiaries (and not the Seller or its Affiliates) are the lessees under the Facilities Leases. To the knowledge of Seller except as set forth in Part 4.6(b) of the Disclosure Letter:

                           (i) Each of the Subsidiaries has all easements and
                  rights necessary to conduct the Business on or at the Facilities as presently conducted;

                           (ii) No portion of the Facilities is subject to any
                  pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Facilities and there is no threatened condemnation or proceeding with respect to the Facilities;

                          (iii) The buildings and fixtures located on the
                  Facilities including, without limitation, heating, ventilation, mechanical, electrical, sewer, sprinkler and air conditioning systems, roof, foundation and floors (the "Building and Fixtures"), have been properly maintained and are in operating condition in each case in all material respects. The Building and Fixtures are in operating condition in each case in all material respects, are substantially fit for the purposes for which they are being utilized and are not in need of any material repair or replacement;

                           (iv) The Facilities (or the use, occupancy and
                  ownership thereof) do not violate in any material respect any zoning, subdivision, health, safety, handicapped persons, landmark preservation, wetlands preservation, building, land use or other ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record (including the Americans with Disabilities Act), nor, has any such violation been claimed by, nor has any notice of any violation been issued to Seller or either of the Subsidiaries by any governmental, public or quasi-public authority;

                            (v) There are no leases, subleases, licenses,
                  concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Facilities used exclusively by either Subsidiary; and

                           (vi) The Facilities are supplied with utilities and
                  other services necessary for the operation of the Business as presently conducted, and all such services are adequate to conduct that portion of the Business presently conducted at the Facilities and are in accordance with all laws, ordinances, rules and regulations applicable to each of the Subsidiaries or the Facilities, except where failure to comply with such laws, ordinances, rules and regulations would not have individually or in the aggregate a material adverse effect on either of the Subsidiaries or in the operations of the Business as presently conducted.

         4.7 ACCOUNTS RECEIVABLE. To the knowledge of Seller, except as set forth in Part 4.7 of the Disclosure Letter, all accounts receivable of each Subsidiary (without regard to any reserve for bad debts) that are reflected on the Interim Balance Sheets or on the accounting records of each Subsidiary as of the Closing Date, which accounts receivable will be part of the calculation of the Final Net Book Value Calculation (collectively, the "Accounts Receivable") represent or will represent in all material respects valid obligations arising from sales actually made, services actually performed or rights granted, in the Ordinary Course of Business. Except as set forth in Part 4.7 of the Disclosure Letter, there is no contest, claim, or asserted right of set-off other than returns in the Ordinary Course of Business in any agreement with any maker of an Accounts Receivable in a material amount.

         4.8 INVENTORY. To the knowledge of Seller, except as set forth in Part
4.8 of the Disclosure Letter, all raw materials, components, work-in-process, finished products and supplies and merchandise inventory ("Inventory") owned by each Subsidiary are in good condition in all material respects and consists of items of a quality and quantity historically useable and saleable in the Ordinary Course of Business, except for items which are obsolete or below standard quality, all of which have been determined and written down to net realizable value in accordance with GAAP.

         4.9 NO UNDISCLOSED LIABILITIES. To the knowledge of Seller, except as set forth in Part 4.9 of the Disclosure Letter, or disclosed in any other Part of the Disclosure Letter, neither of the Subsidiaries will have liabilities or obligations (nor does the Seller have any liabilities or obligations for which either of the Subsidiaries or Buyer could be liable) of any nature (whether absolute, accrued, contingent, or otherwise) other than (i) liabilities or obligations which will be reflected or reserved against in the calculation of the Final Net Tangible Book Value and (ii) obligations under executory Contracts which are not required to be accrued for under GAAP.

         4.10 TAXES. Each of the Seller and the Subsidiaries has filed all federal, state, local and foreign tax returns, estimates, information statements and reports ("Tax Returns") that it is required to have filed prior to the Closing. Seller and each of the Subsidiaries have paid all Taxes, interest and penalties, if any, shown as due on such Tax Returns or otherwise due and payable by it as of the Closing. Except for the amounts, if any, specifically included in the calculation of the Final Net Tangible Book Value, neither Seller nor the Subsidiaries will have any liability whatsoever for Taxes that, directly or indirectly, relate to any period prior to the Closing, whether relating to the Business, the Seller, the Subsidiaries or their respective Affiliates. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and except as set forth in Part 4.10 of the Disclosure Letter, there are no present disputes as to Taxes payable by Seller, the Subsidiaries or their respective Affiliates.

         4.11 NO MATERIAL ADVERSE CHANGE. To the knowledge of Seller, except as set forth in Part 4.11 of the Disclosure Letter, since the date of the June 30, 1996 audited financial statements of the Subsidiaries, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of either of the Subsidiaries or any event, condition, or contingency that is likely to result in such a material adverse change.

         4.12 EMPLOYEE BENEFITS. Except as set forth in Part 4.12 of the Disclosure Letter, neither Seller nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "Employee Pension Benefit Plan" (as defined in SECTION 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in SECTION 3(1) of ERISA), "Multi-employer Plan" (as defined in SECTION 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of Seller's or any Plan Affiliate's employees or former employees or beneficiaries thereof, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or any other benefit, program or contract (all such plans listed on Part 4.12 of the Disclosure Letter collectively, "Employee Benefit Plans"), whether written, voluntary or pursuant to a collective bargaining agreement or law, which could give rise to or result in Seller or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to Buyer. For purposes of this Agreement, "Plan Affiliate" means any person or entity with which Seller constitutes all or part of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as each of those terms are defined in SECTION 414 of the Code. Since June 30, 1996, there has not been any adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan except as set forth in Part 4.12 of the Disclosure Letter.

         4.13 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                  (a) Except as set forth in Part 4.13(a) of the Disclosure Letter to the knowledge of Seller:


                            (i) each of the Subsidiaries and the operations of
                  the Business are in full compliance with each Legal Requirement that is or was applicable to it except where failure to comply would not individually or in the aggregate have a material adverse effect on the Business as a whole;

                           (ii) no event has occurred or circumstance exists
                  that may constitute or result in (with or without notice or lapse of time) a violation by Seller or its affiliates (with respect to the Business) or by either of the Subsidiaries of, or a failure to comply with, any Legal Requirement except where failure to comply would not individually or in the aggregate have a material adverse effect on the Business as a whole; and

                          (iii) neither Seller nor the Subsidiaries have
                  received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding, and Seller has no knowledge of any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement applicable to the Business, or any obligation on the part of Seller (with respect to the Business) or either of the Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except where failure to comply would not individually or in the aggregate have a material adverse effect on the Business as a whole.

                  (b) To the knowledge of Seller, the Governmental Authorizations listed in Part 4.13(b) of the Disclosure Letter (the "Seller Governmental Authorizations") collectively constitute all of the Governmental Authorizations necessary to permit each of the Subsidiaries to lawfully conduct and operate the Business in the manner currently conducted and operated except where failure to have Governmental Authorizations would not individually or in the aggregate have a material adverse effect on the Business as a whole. To the knowledge of Seller, each Seller Governmental Authorization is valid and in full force and effect. Except as set forth in Part 4.13(b) of the Disclosure Letter to the knowledge of Seller:

                            (i) Seller and each Subsidiary is in full compliance
                  with all of the terms and requirements of each Seller Governmental Authorization except where failure to comply would not individually or in the aggregate have a material adverse effect on the Business as a whole;

                           (ii) no event has occurred or circumstance exists
                  that may reasonably (with or without notice or lapse of time)
                  (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Seller Governmental Authorization, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Seller Governmental Authorization except where such violation, failure or revocation, withdrawal, suspension, cancellation or termination would not individually or in the aggregate have a material adverse effect on the Business as a whole;

                          (iii) neither Seller nor the Subsidiaries have
                  received any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of or failure to comply with any term or requirement of any Seller Governmental Authorization, or (B) any actual, proposed, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Seller Governmental Authorization except where such violation, failure or revocation, withdrawal, suspension, cancellation or termination would not individually or in the aggregate have a material adverse effect on the Business as a whole; and

                           (iv) all applications required to have been filed for
                  the renewal of Seller Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Seller Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies except where failure to so file would not individually or in the aggregate have a material adverse effect on the Business as a whole.

         4.14 LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Part 4.14(a) of the Disclosure Letter, to the knowledge of Seller, there is no pending Proceeding:

                           (i) that has been commenced by or against Seller
                  (relating to the Business) or either of the Subsidiaries; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         Except as set forth in Part 4.14(a) of the Disclosure Letter, to the knowledge of Seller (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 4.14(a) of the Disclosure Letter. Also listed in Part 4.14(a) of the Disclosure Letter are all Proceedings commenced or, to the knowledge of Seller, Threatened by or against (i) Seller pertaining to the Business or (ii) the Subsidiaries, within the last two (2) years, and a description of the outcome thereof.

                  (b) Except as set forth in Part 4.14(b) of the Disclosure Letter to the Seller's knowledge:

                           (i) there is no Order to which Seller, with respect
                  to the operations of the Business, or either of the Subsidiaries, is subject; and

                           (ii) no officer, director, agent or employee of
                  either of the Subsidiaries is subject to any Order that prohibits such person from engaging in or continuing any conduct, activity, or practice relating to the Business.

                  (c) Except as set forth in Part 4.14(c) of the Disclosure Letter to the Seller's knowledge:

                            (i) Seller, with respect to the operations of the
                  Business, and each of the Subsidiaries, are in full compliance with all of the terms and requirements of each Order to which it is or has been subject;

                           (ii) no event has occurred or circumstance exists
                  that will constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, with respect to the operations of the Business, or either of the Subsidiaries, is subject; and

                           (iii) neither Seller nor either Subsidiary has
                  received any notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, with respect to the operations of the Business, or either of the Subsidiaries, is or has been subject.

         4.15 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
4.15 of the Disclosure Letter, since June 30, 1996, the businesses of each Subsidiary has been conducted only in the Ordinary Course of Business and there has not been any:

                            (i) change in either of the Subsidiary's authorized
                  or issued capital stock; grant of any stock option or right to purchase shares of capital stock of either Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by either Subsidiary of any shares of any such capital stock; or declaration or payment of any non-cash dividend or other non-cash distribution or payment in respect of shares of capital stock;

                           (ii) damage to or destruction or loss of any asset or
                  property of the Subsidiaries, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of either of the Subsidiaries;

                          (iii) entry into, termination of, or receipt of notice
                  of termination of (A) any license, maintenance, distributorship, dealer, sales representative, consulting, joint venture, credit, or similar agreement, or (B) any Contract or transaction involving a total remaining commitment by either Subsidiary of at least $50,000 which is not in the Ordinary Course of Business;

                           (iv) loan or advance by either Subsidiary to any
                  Person other than sales to customers on credit in the Ordinary Course of Business and loans or advances of $10,000 or less to any Person in the Ordinary Course of Business;

                           (v) discharge or satisfy any liability of either
                  Subsidiary in excess of $50,000, except in the Ordinary Course of Business;

                           (vi) other than the sale of inventory and licensing
                  of Intellectual Property in the Ordinary Course of Business, sale, lease, or other disposition of any asset or property of either Subsidiary or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of either Subsidiary, including the sale, lease, or other disposition of any of either Subsidiary's intellectual property;

                           (vii) cancellation or waiver of any claims or rights
                  with a value to either Subsidiary in excess of $50,000;

                           (vii) change in the accounting methods used by Seller
                  with respect to the Subsidiaries' operations; or

                           (viii) agreement, whether oral or written, to do any
                  of the foregoing.

         4.16 CONTRACTS; NO DEFAULTS; KEY CUSTOMERS.

                  (a) Part 4.16(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies (or forms thereof, where form agreements are used; provided that any and all deviations or changes to the forms in any individual case are described in Part 4.16(a) of the Disclosure Letter), of all Contracts relating to the operation of the Business which are described in (i) through (xiv) below (the "Material Contracts"):

                            (i) each Contract that involves executory
                  performance of services or delivery of goods or materials by either of the Subsidiaries which has a specified amount or specified value in excess of $50,000 and not terminable by such Subsidiary on thirty (30) days prior notice without liability (without giving effect to renewal provisions thereof) except for orders of finished goods from either Subsidiary in the Ordinary Course of Business;

                           (ii) each Contract that involves executory
                  performance of services or delivery of goods or materials to either of the Subsidiaries of a specified amount or specified value in excess of $50,000 and not terminable by such Subsidiary on thirty (30) days prior notice without liability except for licenses of music rights by either Subsidiary for its use and Contracts for finished goods entered into in the Ordinary Course of Business;

                           (iii) each Contract relating to the borrowing of
                  money, the guaranty of another Person's borrowing of money, or the creation of an Encumbrance on any of the assets of either Subsidiary;

                           (iv) each Contract not in the Ordinary Course of
                  Business involving expenditures or receipts of either of the Subsidiaries in excess of $50,000;

                            (v) each lease, rental or occupancy agreement,
                  installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, (A) any real property or
                  (B) any tangible personal property with a fair market value in excess of $50,000 or which is otherwise material to the Business;

                           (vi) each Contract with employees, officers, and
                  directors of either Subsidiary, and Contracts with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

                          (vii) each joint venture, partnership, and other
                  Contract (however named) involving a sharing of profits (other than licenses of music rights), losses, costs, or liabilities by either Subsidiary with any other Person;

                         (viii) each Contract containing covenants that in any
                  way purport to restrict either Subsidiaries' business activity or limit the freedom of either Subsidiary to engage in any line of business or to compete with any Person except for licenses of rights included in the Subsidiaries' music catalog entered into in the Ordinary Course of Business;

                           (ix) each Contract providing for payments to or by
                  any Person based on sales, purchases, or profits, including distribution, reseller and sales representative agreements other than licenses of music rights;

                           (x) each power of attorney from either Subsidiary
                  that is currently effective and outstanding;

                           (xi) each Contract entered into by Seller pertaining
                  to the businesses of a Subsidiary or a Subsidiary, individually, for capital expenditures having a remaining amount in excess of $50,000;

                          (xii) each written warranty, guaranty, and or other
                  similar undertaking with respect to contractual performance or discharge of indebtedness of a Person other than the Subsidiaries;

                         (xiii) each agreement or plan of a Subsidiary,
                  including, without limitation, any stock option plan, stock appreciation rights plan, or stock purchase plan, whereby any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions; and

                          (xiv) any other Contract relating to the Business, the
                  loss of which would have a material adverse affect on the Business as a whole.

                  (b) Except as set forth in Part 4.16(b)(i) of the Disclosure Letter, all of the Contracts listed or required to be listed in Part 4.16(a) of the Disclosure Letter are in full force and effect and are valid and enforceable against the Subsidiaries and, to the knowledge of Seller, the other party(ies), in accordance with their respective terms (except as enforceability may be affected by bankruptcy, insolvency, receivership and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity), and, to the knowledge of Seller, no event has occurred or circumstance exists, including, without limitation, the failure of either Subsidiary or any distributor to meet any quota or minimum sales or revenue level, that would give any Person (including either Subsidiary) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract which individually or in the aggregate would have a material adverse effect on the Business as a whole. Except as set forth on Part 4.16(b)(ii) of the Disclosure Letter, none of the Material Contracts require any approval or consent as a result of the consummation of the Contemplated Transactions where the failure to obtain such approval or consent individually or in the aggregate would have a material adverse effect on the Business as a whole. One of the Subsidiaries and not the Seller, are party to all of the Contracts pertaining to the operation of the Business.

                  (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to either Subsidiary under current or completed Material Contracts with any Person which is material to the Business, and to the knowledge of Seller, no such Person has made demands on either Subsidiary for such renegotiation.

                  (d) Part 4.16(d) of the Disclosure Letter contains a list of the top twenty-five (25) customers and licensees of both KTI and Dominion (determined by revenues generated by KTI and Dominion in each of the fiscal years 1995 and 1996) (the "Customers"). Except as set forth in Part 4.16(d) of the Disclosure Letter, to the knowledge of Seller, none of the Customers intend to reduce the level of business with such Subsidiary or in any other manner materially alter their relationship with such Subsidiary as a result of the Contemplated Transaction or otherwise.

         4.17 INSURANCE. Part 4.17 of the Disclosure Letter contains a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by Seller, with respect to the Business, and the Subsidiaries, individually, (the "Insurance Policies") and all general liability policies maintained by Seller, with respect to the Business, and the Subsidiaries, individually, during the past five years and all claims (except for health insurance claims) made under any such current or prior insurance policies for the past five years. The Insurance Policies are in full force and effect, neither Seller nor either of the Subsidiaries are in default under any Insurance Policy, and no claim for coverage under any Insurance Policy (except for health insurance claims) has been denied. All of the Insurance Policies will be maintained in full force and effect until the Closing Date.

         4.18 ENVIRONMENTAL MATTERS.

                  (a) To the knowledge of Seller, neither Seller nor either of the Subsidiaries have ever generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials (as defined below) at any site, location or facility used in connection with the Business (including, without limitation, the Facilities) (the "Premises") and, to the knowledge of Seller, no such Hazardous Materials are present on, in or under the Premises, and the Premises do not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Materials, in each case in violation of any applicable Environmental and Safety Requirement (as defined below). There are no underground storage tanks on any of the Premises.

                  (b) To the knowledge of Seller, Seller with respect to the operations of the Business, and the Subsidiaries, individually, are (i) in material compliance with all applicable Environmental and Safety Requirements, the violation of which would reasonably be expected to result in a liability to either of the Subsidiaries or their respective properties or assets and (ii) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto.

                  (c) Neither Seller nor the Subsidiaries have ever been subject to, or received any notice (written or oral) of, any private, administrative or judicial inquiry, investigation, order or action, or any notice (written or oral) of any intended or, to the knowledge of Seller, Threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon the Premises, and to the knowledge of Seller, there is no reasonable basis for any such inquiry, investigation, order, action or notice; and to the knowledge of Seller, there are no pending or Threatened investigations, actions, orders or proceedings (or notices of potential investigations, actions, orders or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirements.

                  (d) To the knowledge of Seller, no facts, events or conditions with respect to the Premises exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving either of the Subsidiaries, its assets or properties or the Premises under any Environmental and Safety Requirement or related common law theories based on any such fact, event or circumstance, including, without limitation, liability for investigation costs, cleanup costs, personal injury or property damage.

         4.19 EMPLOYEES. Part 4.19 of the Disclosure Letter contains a complete and accurate list as of February 28, 1997 of the following information for each employee of each Subsidiary, including each employee on leave of absence or layoff status: name; job title; base salary, bonus and any change in compensation since June 30, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under each Employee Benefit Plan. To the knowledge of Seller, no current or former employee of either Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect
(i) the performance of his duties as an employee of such Subsidiary, or (ii) the ability of such Subsidiary to conduct its business, or otherwise produce, manufacture and distribute its products, including any Proprietary Rights Agreement with such Subsidiary by any such employee or director. Since June 30, 1996, other than in the Ordinary Course of Business or as set forth in Part 4.19 of the Disclosure Letter, there has not been (i) payment by either of the Subsidiaries of any bonuses or compensation other than regular salary payments,
(ii) a nonstandard increase in the salaries of the Subsidiaries' employees,
(iii) payment on any debt of the Subsidiaries to any stockholder, director, officer, or employee, or (iv) entry into any employment, severance, or similar Contract with any director, officer, or employee.

         4.20 LABOR DISPUTES; COMPLIANCE. Except as set forth in Part 4.20 of the Disclosure Letter, neither of the Subsidiaries have ever been a party to any collective bargaining or other labor Contract. There has never been, there is not presently existing, to the knowledge of Seller, Threatened, any strike, slowdown, picketing, lockout, work stoppage, labor arbitration, or Proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting either Subsidiary or the Facilities, and no application for certification of a collective bargaining agent exists or, to the knowledge of Seller, is Threatened.

         4.21     INTELLECTUAL PROPERTY.

                  (a) Subsidiaries Music Catalog. Part 4.21(a) of the Disclosure Letter sets forth a true, correct and complete in all material respects list of the owned and licensed sound recordings used in the Business (the "Subsidiaries Music Catalog") indicating, with respect to each such sound recording whether it is (i) owned by the Subsidiaries or
         (ii) licensed by the Subsidiaries pursuant to any oral or written contract, license or other agreement (all of which written contracts, licenses or other agreements have been made available to Buyer for review) (the "Music Catalog Agreements"). The Subsidiaries have good and valid title to the recordings in the Subsidiaries Music Catalog which are owned by the Subsidiaries. Subject to Part 4.21(a) of the Disclosure Letter, the Music Catalog Agreements are in full force and effect (subject to each being enforceable against the other parties thereto) and represent the valid and legal obligations, in accordance with their terms, of the respective Subsidiary which is a party thereto and, to the knowledge of Seller, the other parties thereto. Except as set forth in Part 4.21(a) of the Disclosure Letter, no default by either of the Subsidiaries, or to the knowledge of Seller, by any other party thereto, exists under the Music Catalog Agreements and no event has occurred which the giving of notice or passage of time or both could constitute a default under the Music Catalog Agreements, except where such default would have a material adverse effect on the Business as a whole. Except as set forth in Part 4.21(a) of the Disclosure Letter and the Harry Fox Audit, to the knowledge of Seller (i) since January 1, 1995, there have been no claims that the use of or the rights under the Subsidiaries Music Catalog infringes, misappropriates or otherwise violates the rights of any Person and no such claim is pending, and (ii) no Person is currently infringing, misappropriating or otherwise violating the rights of the Subsidiaries in the Subsidiaries Music Catalog. To the knowledge of Seller, neither of the Subsidiaries or the Seller have taken any action that has materially and adversely impaired or would reasonably be expected to have materially and adversely impaired the Subsidiaries' right, title or interest in and to the Subsidiaries Music Catalog. To the knowledge of Seller, the Subsidiaries ownership or use of the Subsidiaries Music Catalog do not infringe, misappropriate or conflict with the proprietary rights or other rights or interests of any Person. Upon consummation of the Contemplated Transactions, the Subsidiaries will be vested with the same ownership or use rights in the Subsidiaries Music Catalog which are held by the Subsidiaries prior to the consummation of the Contemplated Transaction.

                  (b) Licenses of Subsidiaries Music Catalog. Seller has provided Buyer with a true, correct and complete list in all material respects of the contracts, licenses and other agreements pursuant to which rights to use any part of the Subsidiaries Music Catalog have been granted and are currently in effect (the "Outbound Licenses") and no other rights of any kind have been transferred or assigned by Seller or the Subsidiaries in the recordings comprising the Subsidiaries Music Catalog other than pursuant to the Outbound Licenses. Subject to Part 4.21(b) of the Disclosure Letter, the Outbound Licenses are in full force and effect (subject to such licenses being enforceable against the other parties thereto) and represent the valid and legal obligations of the respective Subsidiary which is a party thereto and, to the knowledge of Seller, the other parties thereto. Except as set forth in Part 4.21(b) of the Disclosure Letter, no default by either of the Subsidiaries, or to the knowledge of Seller, by any other party thereto, exists under the Outbound Licenses and no event has occurred which the giving of notice or passage of time or both could constitute a default under the Outbound Licenses except where such default would have a material adverse effect on the Business as a whole. Except as set forth in Part 4.21(b) of the Disclosure Letter, to the knowledge of Seller, since January 1, 1995, there have been no claims that either of the Subsidiaries or any of the other parties to the Outbound Licenses breached or otherwise failed to perform their respective obligations in any material respect.

                  (c) Trademarks, Trade Names and Service Marks. Part 4.21(c) of the Disclosure Letter includes a true, correct and complete list in all material respects of the trademarks, trade names and service marks owned by Seller or the Subsidiaries which are currently used in the Business (the "Subsidiaries Marks"). Except as set forth in Part 4.21(c) of the Disclosure Letter, (i) Seller or the Subsidiaries have good and valid title to the Subsidiaries Marks in the jurisdictions listed in Part 4.21(c) of the Disclosure Letter, free and clear of all Encumbrances, (ii) to the knowledge of Seller, no Person is currently infringing, misappropriating or otherwise violating the Subsidiaries Marks, and (iii) to the knowledge of Seller, there is currently no claim outstanding or Threatened against Seller or either of the Subsidiaries that the Subsidiaries Marks infringe, misappropriate or otherwise violate any rights of any other Person. To the knowledge of Seller, neither of the Subsidiaries or the Seller have taken any action that has materially and adversely impaired or would reasonably be expected to have materially and adversely impaired the Subsidiaries' or Seller's right, title or interest in and to the Subsidiaries Marks. To the knowledge of Seller, the Subsidiaries' or Seller's ownership or use of the Subsidiaries Marks do not infringe, misappropriate or conflict with the proprietary rights or other rights or interests of any Person. Upon consummation of the Contemplated Transaction, the Buyer or the Subsidiaries, as the case may be, shall be vested with the same ownership rights in the Subsidiaries Marks which are held by the Seller or the Subsidiaries, as the case may be, prior to the consummation of the Contemplated Transaction.

                  (d) Other Intellectual Property. To the knowledge of Seller, all Intellectual Property other than the Intellectual Property referred to in SECTION 4.21(A), (B) or (C) above (the "Other Intellectual Property") which is used in the Business is owned or duly licensed to Seller or either of the Subsidiaries except where the failure to own or license such Other Intellectual Property would not have a material adverse effect on the Business as a whole. Except as set forth in Part 4.21(d) of the Disclosure Letter, the Subsidiaries, or the Seller, as the case may be, have good and valid title to, or the right to use, the Other Intellectual Property that is material to the Business which is owned, free and clear of all Encumbrances. To the extent any of the Other Intellectual Property which is material to the business are licensed to the Seller or the Subsidiaries, no default by Seller or either of the Subsidiaries, or to the knowledge of Seller, by any other party thereto, exists under such licenses and no event has occurred which the giving of notice or passage of time or both could constitute a default under such licenses. Except as set forth on Part 4.21(d) of the Disclosure Letter, to the knowledge of Seller, (i) no Person is currently infringing, misappropriating or otherwise violating the Other Intellectual Property, and (ii) there is currently no claim outstanding or Threatened against Seller or either of the Subsidiaries that the use of the Other Intellectual Property by the Subsidiaries infringes, misappropriates or otherwise violates any rights of any other Person. To the knowledge of Seller, neither of the Subsidiaries or the Seller have taken any action that has adversely impaired or would reasonably be expected to have adversely impaired the Subsidiaries' right, title or interest in and to the Other Intellectual Property, except where such impairment would not have a material adverse effect on the Business as a whole. To the knowledge of Seller, the Subsidiaries ownership or use of the Other Intellectual Property do not infringe, misappropriate or conflict with the proprietary rights or other rights or interests of any Person where such infringement, misappropriation or conflict would have a material adverse effect on the Business as a whole. Upon consummation of the Contemplated Transaction, the Buyer or the Subsidiaries, as the case may be, shall be vested with the same ownership or use rights in the Other Intellectual Property held by the Seller or the Subsidiaries, as the case may be, prior to the consummation of the Contemplated Transaction.

         4.22 BANK ACCOUNTS. Part 4.22 of the Disclosure Letter contains a complete and accurate list of each bank at which each Subsidiary has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

         4.23 DISCLOSURE.

                  (a) To the knowledge of Seller, no representation or warranty (including the disclosures set forth in the Disclosure Letter) of Seller in this Agreement or in any of the Seller Transaction Documents omits to state a material fact necessary to make the statements herein or therein not misleading.

                  (b) No notice given pursuant to SECTION 6.5 when taken together with the disclosure described in the Disclosure Letter will contain any untrue statement of a material fact or, to the knowledge of Seller, omit to state a material fact necessary to make the statements therein, in this Agreement or in any of the Seller Transaction Documents, not misleading as of the date such notice is given.

         4.24 RELATIONSHIPS WITH RELATED PERSONS.

                  (a) Except as set forth in Part 4.24 of the Disclosure Letter, neither the Seller nor the directors, officers or employees of the Subsidiaries, or their Related Persons have any ownership interest in any of the assets used in connection with the Business and to the knowledge of Seller, do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with either of the Subsidiaries, except for less than two percent (2%) of the outstanding capital stock of such person that is publicly traded on any recognized exchange or in the over-the-counter market, or (ii) engaged in competition with the Business (a "Competing Business"), except for less than two percent (2%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 4.24 of the Disclosure Letter, no shareholder, officer or director of Seller or either of the Subsidiaries, and to the knowledge of Seller, none of their Related Persons, is a party to any Contract with, or has any claim or rights against, either of the Subsidiaries. Neither of the Subsidiaries is indebted, in any manner, to Seller or any of its Related Persons.

                  (b) Except as set forth in Part 4.24 of the Disclosure Letter, neither Seller or any of Seller's Affiliates provide any services to either of the Subsidiaries or in connection with the Business.

         4.25 BROKERS OR FINDERS. Except as set forth in Part 4.25 of the Disclosure Letter, Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.26 CERTAIN PAYMENTS. To the knowledge of Seller, no director, officer, agent, or employee of either Subsidiary (on behalf of a Subsidiary or otherwise in connection with the Business) or any other Person associated with or acting for or on behalf of either Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to pay for favorable treatment for business secured, (ii) to obtain special concessions or for special concessions already obtained, for or in respect of either Subsidiary or any Affiliate of either Subsidiary, or (iii) in violation of any Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of either Subsidiary.

         4.27 CHANGE OF CONTROL PAYMENTS. Except as set forth in Part 4.27 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of either of the Subsidiaries from either of the Subsidiaries, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan, or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except to the extent to which such representations and warranties are specifically stated to be as of a different date), as follows:

         5.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it. Buyer has delivered to Seller copies of the Organizational Documents of Buyer, as currently in effect.

         5.2 AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes, and when executed and delivered by Buyer at the Closing and the Buyer's Closing Documents, (collectively, the "Buyer Transaction Documents"), to the extent applicable, will constitute the legal, valid, and binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditor's rights generally and by general equitable principles. Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Buyer Transaction Documents and to perform its obligations under this Agreement and each of the Seller Transaction Documents. This Agreement has been, and the Buyer Transaction Documents at Closing will be, duly executed and delivered by Buyer.

                  (b) The Board of Directors of Buyer has unanimously approved the Contemplated Transaction. Except for the approval of the holders of the stockholders of Buyer which may be required by the rules of the Nasdaq National Market (depending on the structure of the Financing), no other approval of the stockholders of Buyer or other corporate approval is required in order for Buyer to consummate the transactions contemplated by this Agreement.

                  (c) Neither the execution and delivery of this Agreement and Buyer's Closing Documents by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer or any of its respective assets may be subject; or
         (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not required to give any notice to or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the Contemplated Transactions by Buyer except for
         (i) the potential requirement to file with the SEC a proxy statement and the potential requirement to obtain approval by Buyer's stockholders of the Contemplated Transactions and the Financing; (ii) the filing of a Form 8-K with the SEC, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country or as may otherwise be required to consummate the Financing and (iv) the filings necessary, and termination of any waiting periods, pursuant to the HSR Act.

         5.3 CERTAIN PROCEEDINGS. There is no pending proceeding that has been commenced against Buyer and that challenges or may have the affect of preventing, delaying making illegal or otherwise interfering with any of the Contemplated Transactions. To Buyer's knowledge, no such proceeding has been Threatened.

         5.4 BROKERS OR FINDERS. Buyer and its respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         5.5 INVESTMENT REPRESENTATIONS. Buyer has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Stock. Buyer is acquiring the Stock for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Stock. Buyer acknowledges that the sale of the Stock hereunder has not been registered under the Securities Act in reliance, in part, on its representations, warranties and agreement herein. Buyer understands that the Stock is a "restricted security" under the Securities Act in that the Stock will be acquired in a transaction not involving a public offering, and that the Stock may be resold without registration under the Securities Act only in certain limited circumstances. Buyer represents, warrants, and agrees that Seller is under no obligation to register or qualify the Stock under the Securities Act or under any state securities law, or to assist Buyer in complying with any exemption from registration and qualification. Buyer acknowledges that there are substantial restrictions on the transferability of the Stock due to its being a "restricted security", that there is no public market for the Stock and none is expected to develop.


                                   ARTICLE VI

                               COVENANTS OF SELLER

         6.1 ACCESS AND INVESTIGATION.

                  (a) During the period from the date of this Agreement to the Closing Date, Seller and its officers, employees, counsel, accountants and other authorized representatives ("Representatives") will, (i) afford Buyer and its Representatives reasonable access to Seller's (with respect to the Business) and each Subsidiary's senior management personnel, properties, contracts, books, and records, and other documents and data, (ii) permit access to or furnish copies to Buyer and its Representative (as requested by Buyer, provided that if copies are to be furnished it will be furnished at Buyer's expense) of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request, including, without limitation periodically reporting to Buyer the status of the business, operations and finances of the Business. Seller shall also inform Buyer (upon its request) of any facts or circumstances of which Seller has knowledge which calls into question the collectibility of any Accounts Receivable, adequacy of the bad debt reserves that exist as of the Closing Date and the adequacy of the Harry Fox Reserve. No information or knowledge obtained in any investigation pursuant to this
         SECTION 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Consummated Transactions. Buyer agrees that from the date hereof until the Closing, Buyer will not discuss or negotiate any terms of employment with any employees of the Subsidiaries (other than disclosing to any such employee the obligations of Buyer pursuant to SECTION 8.10(b) hereof), without prior approval by Seller's President or Chairman.

                  (b) From the date hereof through the Closing Date, Buyer agrees that if it becomes aware, in the course of its due diligence examination or otherwise, of a material Breach of Seller's representations, warranties, covenants or agreements contained herein, Buyer will promptly notify Seller thereof; provided, however, this
         SECTION 6.1(b) shall in no manner (i) obligate Buyer to affirmatively inquire or research whether a Breach by Seller has occurred or (ii) limit or waive the conditions set forth in SECTIONS 10.1 and 10.2 herein or any of Buyer's rights hereunder.

         6.2 OPERATION OF THE BUSINESSES OF SELLER. During the period from the date of this Agreement to the Closing Date, Seller will cause each Subsidiary to:

                  (a) conduct the Business only in the Ordinary Course of Business, including but not limited to taking reasonable steps to maintain the tangible assets of each Subsidiary in reasonable repair, order, and condition;

                  (b) use its Best Efforts to preserve intact the current business organization of each Subsidiary and all rights in connection with the Business (including, without limitation, all intellectual property and license rights), keep available the services of the current officers, employees, and agents of each Subsidiary, and maintain the relations and goodwill with its suppliers, customers, artists, landlords, creditors, employees, agents, and others having business relationships with each Subsidiary; and

                  (c) confer with Buyer concerning operational matters relating to the Business which are of a material nature.

         6.3 NEGATIVE COVENANT. During the period from the date of this Agreement to the Closing Date:

                  (a) Except as set forth in SECTION 6.3(b), neither the Seller or either Subsidiary will take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in SECTION 4.15 is reasonably likely to occur or cause a breach of any representation or warranty or Seller hereunder. In addition, from and after the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, the Seller will not and the Subsidiaries will not, and will not permit its directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit or encourage submission or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of either of the Subsidiaries to, or (iv) otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Buyer and its Affiliates, representatives and agents), in connection with any Acquisition Proposal. For purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Business or the Subsidiaries, whether by way of merger, purchase of any Stock, purchase of a substantial portion of the assets of either of the Subsidiaries, or otherwise. In addition, subject to the terms set forth in SECTION 6.3(b) below, from and after the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, the Seller will not and the Subsidiaries will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents and Affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Buyer). The Seller and each Subsidiary will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Anything herein to the contrary notwithstanding, in the event Seller receives an unsolicited written proposal for, or an unsolicited written indication of a serious interest in entering into, a transaction pursuant to an Acquisition Proposal (an "Acquisition Transaction") from a bona fide, financially capable third party that contains no financing contingency, (i) Seller in its discretion may furnish to and communicate with such third party public information requested by such party, (ii) Seller may enter into discussions and negotiations with such third party, provided (in the case of this clause (ii)) that (A) Seller gives the Buyer prompt written notice of the details thereof prior to entering into such discussions and negotiations (subject to the last sentence of this SECTION 6.3(b)), (B) Seller's Board of Directors, after consultation with and based upon the advice of an independent financial advisor, determines in good faith that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction, (C) Seller's Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to the consummation of an Acquisition Transaction with such third party that would yield a higher value to the Seller's stockholders than will the Contemplated Transaction, and (D) Seller's Board of Directors shall have been advised in writing by independent legal counsel, that any failure to enter into such discussion and negotiations with, and provide such non-public information to, such third party would more likely than not constitute a breach of the fiduciary responsibilities of the Board of Directors to the Seller's stockholders and (iii) Seller may, at the request of such third party, furnish such third party with non-public information concerning the Business and the Subsidiaries only if the conditions set forth in (A) and (B) above are met and Seller obtains from such third party a written and executed confidentiality agreement in reasonably customary form. The Buyer and Seller further agree that after receipt of an Acquisition Proposal, Seller's request for information or clarification from such third party solely in order to determine whether the conditions in clauses (B), (C), and (D) above can be met will not be deemed to be a violation of this SECTION 6.3(b).

         6.4 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Seller will (i) make any filings required by Legal Requirements to be made by it and (ii) use its Best Efforts to obtain all necessary consents or approvals required under the Material Contracts or otherwise referred to in the Disclosure Letter (the "Consents") in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will cooperate with Buyer in connection with any filings required by Legal Requirements to be made by Buyer in order to consummate the Contemplated Transactions.

         6.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if or Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the disclosure set forth in the Disclosure Letter, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change and such supplement shall qualify such representations and warranties; provided, however, that such supplements may only be made with respect to claims made, events occurring or arising after the date hereof and not arising out of any Breach by Seller of its covenants or agreements set forth in this Agreement. During the same period, Seller will promptly after obtaining knowledge thereof notify Buyer of the occurrence of any Breach of any agreement, covenant representation or warranty of Seller hereunder or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLES 9, 10, or 11 impossible or unlikely upon becoming aware of such occurrence.

         6.6 BEST EFFORTS. Subject to the terms of SECTION 6.3(b) hereof, between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Article 9, 10 and 11 to be satisfied to the extent Seller can affect the satisfaction of such conditions or involve Seller (including, without initiation, providing Buyer with the information and documentation necessary to consummate the Financing).

         6.7 KIVES VOTING AGREEMENT. Simultaneous with the signing hereof, the Seller shall cause Philip Kives, and those entities controlled by Philip Kives which own the voting stock of Seller, to deliver a voting agreement (attached hereto as Exhibit 6.7) memorializing the agreement to vote in favor of the Contemplated Transaction at the meeting of the Seller's stockholders to consider approval of the Contemplated Transactions (the "Kives Voting Agreement").


                                   ARTICLE VII

                               COVENANTS OF BUYER

         7.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will make any filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller in connection with (i) any filings required by Legal Requirements to be made by Seller and (ii) obtaining the necessary Consents in order to consummate the Contemplated Transactions.

         7.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Articles 9, 10, and 11 to be satisfied; provided, however, in no event shall Buyer be deemed to have Breached this SECTION 7.2 if it is unable to consummate the Financing upon terms satisfactory to it, in its sole discretion. Buyer shall, upon the prior reasonable request of Seller, provide Seller and Seller's Representatives with information concerning the status of the Financing and any other financing which Buyer proposes to secure to pay the Purchase Price in whole or in part and, in each instance, upon the prior consent of Buyer (which consent, in each instance, shall not be unreasonably withheld, delayed or conditioned) permit Seller and Seller's Representatives to discuss the Financing or such other financing with Buyer's Representatives, including its investment bankers and lenders.

         7.3 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the disclosures set forth in this Agreement, Buyer will promptly deliver to Seller a supplement to the Buyer Disclosure Letter specifying such change, and such supplement shall qualify such representations and warranties. During the same period, Buyer will promptly notify Seller of the occurrence of any Breach of any covenant representation or warranty of Buyer hereunder or of the occurrence of any event that may make the satisfaction of the conditions in Articles 9, 10 or 11 impossible or unlikely upon becoming aware of such occurrence.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.1 PUBLIC DISCLOSURE AND CONFIDENTIALITY. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market. The parties further agree that the terms of that certain Confidentiality Agreement, dated November 12, 1996, delivered by Buyer to Seller shall be incorporated herein by reference and made a part hereof.

         8.2 AUDITORS' LETTERS. The Seller shall, at Buyer's expense, use its Best Efforts to cause Arthur Andersen & Co., L.L.P., independent auditors to Seller, to (i) deliver letters and consents with respect to the financial statements of the Subsidiaries, to Buyer, (as may be reasonably requested by Buyer) from time to time, from and after the Closing Date, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters and consents delivered by independent auditors in connection with filings with the SEC, (ii) generally cooperate with Buyer (as may be reasonably requested by Buyer), for Buyer to comply with its SEC reporting obligations and
(iii) provide Buyer, as promptly as reasonably possible upon Buyer's request, with all necessary financial information (including, without limitation, audited financial statements of the Subsidiaries and the Business) in order for Buyer to consummate the Financing and obtain Buyer's Requisite Stockholder Approval.

         8.3 FILINGS; OTHER ACTION. Each of Seller and Buyer shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Contemplated Transactions; and (b) use their respective Best Efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         8.4 LICENSES. The parties have agreed that Buyer will acquire all right, title and interest in and to the assets (including the name "K-tel", trademark and service mark as provided in SECTION 1.2(b) hereof and all other Intellectual Property) used in connection with the Business; provided however, Seller will be allowed to (i) continue to use the K-tel name, trademarks and service marks in connection with the Consumer Products Business in all respects,
(ii) continue to use the name K-tel solely as a corporate name in connection with the other Excluded Businesses, in the Retained Music Business and otherwise as provided in SECTION 1.2(b) hereof. The parties hereto also acknowledge and agree that Buyer is not purchasing, and Seller is retaining, the Business conducted in the Retained Territories (as defined below) (the "Retained Music Business"). In connection with the foregoing, the following license agreements will be entered into at Closing pursuant to terms mutually acceptable to each of Buyer and Seller but which terms will generally include the following (collectively, the "License Agreements"):

                  (a) Seller shall cause K-tel International, Ltd., a Manitoba corporation, to enter into a license agreement with Buyer for purposes of licensing to Buyer the mark "K-tel" in connection with music products and music-related products in Canada for a period of three years from the Closing Date on an exclusive, royalty free basis.

                  (b) Buyer and the Subsidiaries will license the exclusive rights to masters owned or licensed by the Subsidiaries as of the Closing (the "Masters") to Seller, and Seller may sublicense such rights to K-tel Entertainment (UK) Limited ("K-tel UK") for exploitation in the territories attached hereto as Exhibit 8.4(b)(i) (the "Retained Territories") and the non-exclusive rights to the Masters for exportation in the Non-Exclusive Territory, pursuant to the License Agreement attached hereto as Exhibit 8.4(b)(ii).

                  (c) K-tel UK will license its catalog of Masters at Closing to Buyer on a non-exclusive worldwide basis (except for the Retained Territories) under the same terms as the existing Agreement #9648, dated July 1, 1990, by and between K-tel UK and Seller. The term of such license will be the same term as the license set forth in subparagraph (b) above.

                  (d) All rights associated with the "Old Town" music catalog (the "Old Town Catalog") and "Maureen Music" music catalog (the "Maureen Catalog") (in each case, including, without limitation, all masters and musical compositions) except for synchronization rights, which if acquired by Seller or a subsidiary of Seller will be licensed to Buyer for retail sale or distribution on a worldwide (except for the Retained Territories), non-exclusive and non-sublicensable basis, with no advance. The royalty rates for the Old Town Catalog for United States sales will be the greater of (i) four cents and seven cents per track of cassette tapes and compact discs, respectively or (ii) 10% of the suggested retail price, prorated and reduced by container charges. The rates for territories outside of the United States will be determined on a comparable basis. Seller also agrees to provide Buyer with a blanket agreement for all rights in the Maureen Catalog (except synchronization rights) in the United States at 80% of the then prevailing statutory rate and at comparable rates outside of the United States. The term of each such license will be for three years from the Closing Date with a one-year renewal option.

                  (e) Buyer will license to Seller the right to use the Masters included in the collections presently entitled "101 Greatest R & B Love Songs" (previously known as "Heartbreaker") and "Ultimate History of Rock and Roll" for sale worldwide through half-hour infomercials (the "TV Packages") and as permitted under clause (f) below at retail, whereby Buyer will produce the finished goods on the same terms as set forth in paragraph 3 of the existing contract between KTI and Kent and Speigal; provided, however, all infomercials will be presented under a name other than "K-tel", except that the "Ultimate History of Rock and Roll" infomercial will bear a "K-tel" mark for a period equal to the shorter of (i) three months after the Closing Date and (ii) the existing inventory of product held by Kent and Speigal is exhausted. Any new infomercial products will bear a new trademark with no similarity to "K-tel" or risk of confusion to the public.

                  (f) Prior to Closing, KTI will assign its existing contract with Kent and Speigal to Seller (or a subsidiary designated by Seller) and the "101 Greatest Love Songs" and "Ultimate History of Rock and Roll" will be distributed at retail in accordance with the Kent and Speigal contract; provided, however, KTI (or Buyer, as determined by Buyer) will continue to perform the distribution services which KTI is currently responsible under such contract pursuant to the terms thereof (including, without limitation, the 12.5% fee specified therein). Seller and KTI (or Buyer, as the case may be) will share equally in the profit participation of K-tel under such contract for all retail sales by KTI (or Buyer, as the case may be). Seller will pay all marketing expenses related to such retail sales, provided that Seller is reimbursed for such reasonable marketing expenses before the sharing of any profit participation. KTI (or Buyer, as the case may be) will be compensated for producing the finished goods for these products in accordance with the terms of the Kent and Speigal Contract.

                  (g) Buyer shall license to K-tel International, Ltd. the right to sell and market the Masters contained in the "101 Country Hits" in Canada solely through television direct response at a royalty fee equal to three (U.S.) cents per track.

         Buyer and Seller agree to use their Best Efforts prior to the Closing to agree on the form and substance of the License Agreements. The descriptions set forth above represent general terms to be set forth with more particularity in the License Agreements. In the event of a conflict between the above terms and the terms set forth in the License Agreements, the License Agreements shall govern.

         8.5 TAXES.

                  (a) Seller and Buyer agree that for tax reporting purposes, Seller and Buyer will elect to treat the consummation of the Contemplated Transaction as an asset sale pursuant to SECTION 338(H) of the Code. Seller and Buyer agree to take all reasonable steps and actions necessary to insure that such tax treatment is received and Seller shall pay any Tax liability from the taxable income of the Seller and the Subsidiaries which are incurred as a direct result of such election.

                  (b) The parties have agreed as follows:

                            (i) Subject to the terms set forth in (ii) below,
                  Buyer will not assume or be liable in any manner for any liability or obligation relating to Taxes of Seller, its Affiliates or its subsidiaries (including, without limitation, the Subsidiaries). In connection therewith, subject to the terms set forth in (ii) below, Seller shall be liable for, and shall indemnify and hold Buyer harmless from, any Taxes of Seller, its subsidiaries or its Affiliates (including the Subsidiaries), including, without limitation, Taxes (A) relating to any period prior to the Closing Date with respect to the Business or (B) relating to the Excluded Businesses, Excluded Assets, Retained Music Business or otherwise, regardless of whether such Taxes related to a period prior to or subsequent to the Closing Date.

                           (ii) Buyer shall be liable for, and shall indemnify
                  and hold Seller harmless from any Taxes imposed on the Subsidiaries solely with respect to the operations of the Business which specifically relate to periods after the Closing Date.

         8.6 MEETING OF STOCKHOLDERS. Seller, on the one hand, and Buyer (if necessary) on the other, shall each take all action necessary in accordance with applicable law and its Organizational Documents to convene a meeting of its stockholders (the "Stockholder Meetings") as promptly as practicable to consider and vote upon the approval of the Contemplated Transaction. Subject to the fiduciary duties of the each of Buyer's and Seller's Board of Directors under applicable law after consultation with and based upon the advice of independent legal counsel, the Board of Directors of each of Seller, on the one hand, and Buyer on the other, shall each recommend and declare advisable such approval and Seller, on the one hand, and Buyer on the other, shall, subject to the fiduciary duties of their respective Board of Directors, take all lawful action to solicit, and use its Best Efforts to obtain, such approval (the requisite approval by the stockholders of each of the Seller and Buyer, hereinafter referred to as the "Requisite Stockholder Approval"). In connection with such Stockholder Meetings, each of Buyer and Seller will (i) promptly prepare and file with the SEC, will use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as possible a proxy statement and all other proxy materials for such meeting, (ii) will use its Best Efforts to obtain the necessary approvals by its stockholders of the Contemplated Transaction and (iii) will otherwise comply with all Legal Requirements applicable to such meeting.

         8.7 RESTRICTIVE COVENANTS/NONCOMPETE. At Closing, each of Philip Kives and Seller shall enter into a noncompetition agreement with Buyer in the forms of Exhibit 8.7 attached hereto.

         8.8 DELIVERY OF DISCLOSURE LETTER. The parties acknowledge that each has executed and delivered this Agreement prior to the delivery by Seller to Buyer of the Disclosure Letter except for Parts 2.3(b) and 8.10(a) and (b) of the Disclosure Letter. Seller acknowledges that Buyer is relying on the disclosures set forth in the Disclosure Letter in executing this Agreement and consummating the Contemplated Transactions. In connection therewith, Seller hereby agrees to deliver a complete and accurate Disclosure Letter within seven
(7) business days of the date hereof. If Buyer is not satisfied with the disclosures set forth on the Disclosure Letter, and, as a result, terminates this Agreement pursuant to SECTION 12.4(iii) below, the Earnest Money Escrow shall be released to Seller.

         8.9 TRANSITION ARRANGEMENT. As of the date hereof, Seller is using the Facilities in connection with the operations of the Excluded Businesses and warehousing inventory relating to the Consumer Products Business. The parties agree that for a period of 60 days after the Closing (the "Transition Period"), Seller may continue to use the Facilities to the extent (and for the purposes) utilized as of the date hereof. During the Transition Period, Seller agrees to use its Best Efforts to move all operations and inventory relating to the Excluded Businesses out of the Facilities. In consideration of allowing Seller to use the Facilities during the Transition Period, the Seller agrees to (i) pay to Buyer (on a monthly basis) a portion of the amounts due to the lessor of the Facilities under the Facilities Leases, which amount shall be based on the pro rata square footage of the Facilities used by Seller and (ii) reimburse Buyer (on a monthly basis) for all costs and expenses incurred by Buyer in connection with the use of the Facilities by Seller, including, without limitation, telephone and other utility expenses.

         8.10 SELLER'S EMPLOYEES.

                  (a) The parties acknowledge that some current employees of KTI have duties and responsibilities relating to the Excluded Businesses and the Retained Music Business and some employees of Seller have duties and responsibilities relating to the Business. Part 8.10(a) of the Disclosure Letter sets forth (i) all of the employees of KTI and Seller (the "Employees"), (ii) those Employees who will be employed by Buyer after Closing and (iii) those Employees who will be employed by Seller (or one of its subsidiaries, other than the Subsidiaries) after Closing. The parties further agree that the calculation of the Final Net Tangible Book Value will (A) include any and all liabilities (including, without limitation, accrued vacation and salaries) relating to all of such Employees to be hired by Buyer upon consummation of the Contemplated Transactions and (B) exclude any and all liabilities relating to such Employees not hired by Buyer upon consummation of the Contemplated Transactions, pursuant to Part 8.10(a) of the Disclosure Letter.

                  (b) Buyer agrees that so long as the employees set forth on
         Part 8.10(b) of the Disclosure Letter remain employed with the Seller or the Subsidiaries, as the case may be, through the Closing, Buyer shall keep such employees in its employ in positions with comparable responsibilities and duties (or the employ of the Subsidiaries, as determined by Buyer in its sole discretion) in the metropolitan Minneapolis, Minnesota area upon terms at least as favorable as their current compensation for at least one year after the Closing; provided, however, this SECTION 8.10(b) shall not, in any manner, limit Buyer's right (or the Subsidiaries' right, as the case may be) to terminate such employees prior to the end of such one-year period for cause, in accordance with the customary employment policies and procedures established by Buyer. In the event Buyer Breaches the terms of this
         SECTION 8.10(B), including without limitation, terminating any such employee without cause prior to the first anniversary of the Closing, Buyer shall be liable for paying such employee's salary from the date of termination until the first anniversary of the Closing.


                                   ARTICLE IX

                         MUTUAL CONDITIONS PRECEDENT TO
                          PARTIES' OBLIGATION TO CLOSE

         9.1 MUTUAL CONDITIONS. Each of the parties' obligations to consummate the Contemplated Transactions and to take other actions required to be taken by the parties at the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions:

                  (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (b) The Requisite Stockholder Approval of the Contemplated Transactions shall have been received by each of Buyer (if necessary) and Seller.

                  (c) Counsel for each of Buyer and Seller shall be satisfied with the steps taken for compliance with all applicable requirements of the securities, antitrust and regulatory laws and with all other legal matter, including obtaining all necessary consents from any Governmental Authorities, including, without limitation, the expiration or early termination of the waiting period(s), if any, under the HSR Act.


                                    ARTICLE X

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE

         Buyer's obligations to consummate the Contemplated Transactions and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

         10.1 ACCURACY OF REPRESENTATIONS. Each of Seller's representations and warranties in this Agreement and must have been accurate in all material respects as of the date of this Agreement except to the extent to which such representations and warranties are specifically stated to be as of a different date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplements pursuant to
SECTION 6.5.

         10.2 THE SELLER'S PERFORMANCE.

                  (a) Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

                  (b) Seller must have delivered or caused to be delivered, each of the documents required to be delivered or caused to be delivered, by it pursuant to SECTION 3.2.

                  (c) Seller shall have obtained all of the Consents.

         10.3 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal, or in any material respect, otherwise interfering with any of the Contemplated Transactions.

         10.4 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

         10.5 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the assets, liabilities of any kind, operations, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or prospects of the Subsidiaries taken as a whole since June 30, 1996.

         10.6 FINANCING. Buyer shall have consummated and obtained net proceeds of at least $70 million from a financing which may be in the form of a public or private placement of convertible debentures to one or more investors, on terms satisfactory to Buyer in its sole discretion (the "Financing").


                                   ARTICLE XI

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         11.1 ACCURACY OF REPRESENTATIONS. Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement (except to the extent to which such representations and warranties are specifically stated to be as of a different date) and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         11.2 BUYER'S PERFORMANCE.

                  (a) Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects; and

                  (b) Buyer must have delivered each of the documents and payments required to be delivered by them pursuant to SECTION 3.3.

         11.3 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal, or, in any material respect, otherwise interfering with any of the Contemplated Transactions.

         11.4 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a material violation of, or cause Seller or any Person affiliated with Seller to suffer any adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.


                                   ARTICLE XII

                                   TERMINATION

         12.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing, before or after gaining Requisite Stockholder Approval, by the mutual written consent of Seller and Buyer.

         12.2 TERMINATION BY EITHER SELLER OR BUYER. This Agreement may be terminated and the Contemplated Transactions may be abandoned by action of the Board of Directors of either Seller or Buyer if (i) the Contemplated Transactions shall not have been consummated within the earlier of (A) 75 days following Requisite Stockholder Approval of Seller of the Contemplated Transactions and (B) 180 days from the date hereof (provided that the right to terminate this Agreement under this SECTION 12.2 shall not be available to any party whose failure to fulfill a covenant, in any material respect, or intentional delay, has caused, or resulted in, the failure of the Closing to occur on or before such date) (the "Termination Date"); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transaction and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) if necessary, the Contemplated Transaction shall have been voted on by stockholders of Buyer at the stockholders meeting of Buyer duly convened therefor and the vote shall not have been sufficient to obtain the Requisite Stockholder Approval of Buyer.

         12.3 TERMINATION BY SELLER. This Agreement may be terminated upon written notice to Buyer and the Contemplated Transactions may be abandoned at any time prior to the Closing, before or after the approval by stockholders of Seller, by action of the Board of Directors of Seller, if (i) Buyer shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Buyer at or prior to such date of termination, which failure to comply has not been cured (provided such non-compliance or non-performance is capable of being cured) by the Termination Date, (ii) any representation or warranty of Buyer contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured) and has not been cured by the Termination Date or on and as of the Closing as if made on and as of the Closing, or (iii) Seller receives an Acquisition Proposal pursuant to SECTION 6.3(b) above and/or enters into (or desires to enter into) an agreement relating to an Acquisition Transaction, provided it has complied with all of the provisions thereof and has made payment of the Termination Fee required by SECTION 12.5(a) OR 12.6 below.

         12.4 TERMINATION BY BUYER. This Agreement may be terminated upon written notice to Seller and the Contemplated Transactions may be abandoned at any time prior to the Closing, before or after the approval by stockholders of Buyer, by action of the Board of Directors of Buyer, if (i) Seller shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Seller at or prior to such date of termination, which failure to comply has not been cured (provided such non-compliance or non-performance is capable of being cured) by the Termination Date,(ii) any representation or warranty of Seller contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such Breach is capable of being cured, including without limitation, a cure by providing supplemental disclosure pursuant to SECTION 6.5, and has not been cured by the Termination Date) or on and as of the Closing as if made on and as of the Closing or (iii) Buyer desires to terminate this Agreement for any reason, at its sole discretion, other than as set forth above or due to the failure of any conditions hereof to be satisfied.

         12.5 EFFECT OF TERMINATION; EARNEST MONEY ESCROW. In the event of termination of this Agreement by either Seller or Buyer as provided in this
Article XII, the Earnest Money Escrow shall be disposed of as set forth below and, except as set forth in SECTION 12.5 OR 12.6 below, (i) this Agreement shall become null and void and (ii) there shall be no liability or obligation on the part of either Buyer or Seller. In the event this Agreement is terminated or fails to close by the Termination Date, the Earnest Money Escrow shall be disposed of as follows:

                  (a) The Earnest Money Escrow (plus all interest accrued thereon) shall be distributed to Buyer if the Contemplated Transactions fails to close (i) due to a termination of this Agreement (A) pursuant to SECTION 12.1 hereof whereby such mutual termination provides for a return to Buyer of the Earnest Money Escrow, (B) by Buyer or Seller pursuant to SECTION 12.2(II) so long as such order, decree or ruling did not arise as a direct result of Buyer's conduct (other than solely by being a party to the Contemplated Transaction), (C) by Seller pursuant to SECTION 12.3(iii) or (D) by Buyer pursuant to SECTION 12.4(i) OR 12.4(ii), (ii) by the Termination Date due to the failure of the Seller obtaining the Seller's Requisite Stockholder Approval for any reason or (iii) due to Seller not closing due to the conditions set forth in ARTICLE IX OR SECTIONS 11.3 OR 11.4 not being satisfied or waived by Seller.

                  (b) The Earnest Money Escrow (plus all interest accrued thereon) shall be distributed to Seller if the Contemplated Transactions fails to close in all other events except as specifically provided under SECTION 12.5(a), 12.5(c) OR 12.5(d) hereof.

                  (c) In the event Seller is prepared and willing to close the Contemplated Transaction, but the Closing fails to occur due to the conditions set forth in SECTIONS 9.1(a), 10.3 OR 10.4 not being satisfied or waived by Buyer prior to the Termination Date, each of Buyer and Seller agree to discuss, in good faith, and mutually agree to an extension of the Termination Date (for a period no shorter than 60 days) until (i) such condition can be satisfied or waived by Buyer or
         (ii) a permanent, non-appealable injunction or Order is issued by a court of competent jurisdiction with respect to such condition making the condition unable to be satisfied.

                  (d) Notwithstanding any termination of this Agreement by Seller for any reason, Seller shall not be entitled to the Earnest Money Escrow if Seller (or an Affiliate of Seller) has Breached, in any material respect, any (i) representation or warranty (provided such Breach is capable of being cured, including without limitation, a cure by providing supplemental disclosures pursuant to SECTION 6.5 and has not been cured by the Termination Date) or (ii) covenant or agreement, set forth herein or in any document executed in connection herewith (including, without limitation, a Breach of the voting agreement contemplated pursuant to SECTION 6.7 hereof).

                  (e) The distribution of the funds held in the Earnest Money Escrow pursuant to this SECTION 12.5 shall be made immediately upon the termination of this Agreement or the failure to close by the Termination Date, as the case may be, by wire transfer to an account designated, in writing, by the recipient of such funds.

                  (f) In the event this Agreement is terminated by Buyer due to a material Breach by Seller hereunder, which Breach is not cured prior to the Termination Date, in addition to the Buyer receiving the Earnest Money Escrow pursuant to SECTIONS 12.4 AND 12.5 hereof, the Seller shall promptly pay to Buyer an amount equal to $1,750,000 as reimbursement for all of the costs, expenses, time and effort incurred and expended by Buyer in connection with the Contemplated Transaction (the "Buyer's Reimbursement"). Payment of the Buyer's Reimbursement shall be Buyer's sole and exclusive remedy in connection with such Breach by Seller; provided, however, Buyer may, in its sole discretion, waive the payment of the Buyer's Reimbursement and seek any equitable remedies that may be available to it in connection with such Breach.

         12.6 BREAK-UP FEE. The parties agree that Seller shall immediately pay Buyer a break-up fee in the amount of $1,750,000 (the "Break-Up Fee") if (i) this Agreement is terminated by Seller pursuant to SECTION 12.3(iii), or (ii) prior to any termination of this Agreement, if (A) the Seller shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle, with respect to any Acquisition Proposal or (B) the Board of Directors of the Seller (or any special committee thereof) shall have withdrawn or materially modified its approval or recommendation of the Contemplated Transaction in connection with the vote of the Seller's shareholders approving the Contemplated Transaction. In addition to the above, the parties further agree that if (1) the Closing does not occur by the Termination Date due to the stockholders of Seller (including Philip Kives), for any reason, not approving (or voting on) the Contemplated Transaction by the Termination Date and (2) the Seller enters into a definitive agreement to sell the Business, in any form, within 12 months after the Termination Date, Seller shall immediately pay Buyer the Break-Up Fee upon the execution of such definitive agreement.


                                  ARTICLE XIII

                                 INDEMNIFICATION

         13.1     SURVIVAL AND LIMITATIONS.

                  (a) All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the later of the (A) first anniversary of the Closing Date and (B) August 31, 1998 (the "Sunset Period"); provided, however, that the representations and warranties set forth in
         (i) SECTIONS 4.1(c) shall survive indefinitely and (ii) SECTIONS 4.10 AND 4.12 shall survive until expiration of all applicable statutes of limitations (including amendments extending said statutes). Notwithstanding the foregoing, a representation and warranty shall continue in effect in the event a claim for breach thereof has been made prior to the expiration of the applicable survival period and shall survive until such claim is resolved. The right to indemnification, reimbursement, or other remedy based on such representations and warranties will not be affected by any investigation conducted by Buyer (unless Buyer breaches, in any material respect, the terms set forth in SECTION 6.1(b)). Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

                  (b) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this SECTION 13.1), Seller shall not be liable hereunder to Buyer as a result any Breach of any representation, warranty, covenant or agreement contained in this Agreement, unless and until the Losses incurred by all Buyer Indemnified Parties as a result of such misrepresentations under this Agreement shall exceed, in the aggregate, $250,000 (the "Basket Threshold") and once the Basket Threshold is reached, Seller shall fully indemnify all Buyer Indemnified Parties for all Losses in excess of the Basket Threshold. The parties agree that the maximum liability of Seller for any Losses of Buyer shall not exceed, in the aggregate, $2,000,000 (the "Cap").

                  (c) Notwithstanding the above, the Cap and Basket Threshold shall in no event apply to any Losses incurred by a Buyer Indemnified Party which relate, directly or indirectly, to (i) an indemnification obligation under SECTIONS 13.2(b), 13.2(d), 13.2(e) OR 13.2(f), (ii) any Losses relating to the Seller's obligations set forth in SECTION
         15.1 below to pay for its own expenses in connection with the Contemplated Transactions, (iii) any fraudulent acts committed by Seller, (iv) any amounts due to Buyer which are held in the Harry Fox Escrow, (v) any amounts due to Buyer pursuant to ARTICLE XII hereof and
         (vi) a Breach by Seller of the representations and warranties contained in SECTIONS 4.1(c), 4.10 OR 4.12. The parties further agree that the Basket Threshold shall not apply to any Losses incurred by Buyer or a Buyer Indemnified Party as a result of any Breach of any of Seller's representations and warranties that are qualified by "material", "any material respect", "material adverse affect" or similar term; provided, however, in no event will such agreement be deemed an agreement or understanding that amounts less than the "Basket Threshold" are immaterial to the Business.

         13.2 INDEMNIFICATION OF BUYER. Seller, on behalf of itself and its successors and assigns, hereby agrees to indemnify Buyer and its Affiliates, shareholders, directors, partners, officers, employees, agents, representatives and successors, permitted assigns of Buyer and their respective Affiliates (the "Buyer Indemnified Parties") and save and hold them harmless from and against and, subject to the terms of SECTION 13.4 below, pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), which any Buyer Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

                  (a) Any misrepresentation or breach of warranty on the part of Seller under Article 4 of this Agreement or any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits, certificates, Disclosure Letter (as update prior to Closing pursuant to SECTION 6.5) or other instruments or documents furnished to Buyer by Seller made in or pursuant to this Agreement;

                  (b) Any nonfulfillment or breach of any covenant or agreement on the part of Seller or its subsidiaries under this Agreement; provided that Buyer promptly notify Seller of any such nonfulfillment or breach upon Buyer obtaining actual knowledge of such breach or nonfulfillment;

                  (c) Any action, demand, proceeding, investigation or claim by any third party (including any Governmental Body) against or affecting any Buyer Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Seller;

                  (d) Any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller or any of Seller's Affiliates;

                  (e) Any claims or Losses relating, directly or indirectly, to
         (i) any audit or investigation of the Subsidiaries or the Business by the Harry Fox Agency (or its Affiliates) for any period prior to the Closing Date, (ii) Seller's agreement and obligations under SECTION 8.5(b) hereof or (iii) other than liabilities specifically accrued for, reflected in the Closing Balance Sheets and reflected in the calculation of the Final Net Tangible Book Value, any Employee Benefit Plans of the Business, Seller, the Subsidiaries or their respective Affiliates which claims or Losses relate, in any manner, to periods prior to the Closing; or

                  (f) The Excluded Businesses, the Excluded Assets or the Retained Music Business, regardless of (A) when such Loss arises or (B) whether such Loss relates to periods before or after the Closing.

The rights of the Buyer Indemnified Parties to indemnification under parts (b),
(d), (e) or (f) of this SECTION 13.2 shall apply notwithstanding that the matter in question may be disclosed in the Disclosure Letter, in this Agreement or in any document entered into in connection with the Contemplated Transaction, or may be the subject of, excluded from or beyond the scope of any representation or warranty of Seller in this Agreement. In addition to Buyer's right to indemnification hereunder, Buyer shall also have the right to pursue any remedies at equity that may be available to it in the event of a Breach of this Agreement.

         13.3 INDEMNIFICATION OF SELLER. Buyer, on behalf of itself and its respective successors and assigns, hereby agrees to indemnify Seller and its Affiliates, agents, representatives, successors and permitted assigns (the "Seller Indemnified Parties") and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Party as and when incurred for any and all Losses which they may suffer, sustain or became subject to, in connection with, incident to resulting from or arising out of or in any way relating to or by virtue of:

                  (a) Any misrepresentation or breach of warranty on the part of Buyer under Article 5 of this Agreement or any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits, certificates or other instruments or documents furnished to Seller by the Buyer made in or pursuant to this Agreement or any other Contemplated Agreement;

                  (b) Any nonfulfillment or breach of any covenant or agreement on the part of Buyer under this Agreement;

                  (c) Any action, demand, proceeding, investigation or claim by any third party (including governmental agencies) against or affecting a Seller Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Buyer;

                  (d) Any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between claimant and Buyer or any of Buyer's Affiliates; or

                  (e) Any claim arising which results from Buyer's conduct of the Business after Closing or the failure of Buyer to discharge solely the liabilities included in the calculation of the Final Net Tangible Book Value (except for matters relating to Harry Fox).

         13.4 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Body, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party within twenty (20) business days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen days (15) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval which approval shall not be unreasonably withheld. If the parties still fail to agree on the Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel. The provisions set forth in this SECTION 13.4 shall not apply to matters in connection with any Pre-Closing Harry Fox Matters, which matters are subject to the provisions set forth in SECTION 13.5 below.

                  (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15 day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

                  (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such reasonable assistance and reasonable materials (including providing books, records and reasonable time of personnel) as it may reasonably request, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. If the Indemnified Party elects to so participate in the defense of the subject claim, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

                  (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

                  (d) Notwithstanding paragraph (b) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party,
         (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) to the extent such claim imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder due to the limitations set forth herein or otherwise. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld delayed or conditioned.

                  (e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

                  (f) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this SECTION 13.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged in any material respect, as a result of such failure to give timely notice.

         13.5 HARRY FOX MATTERS. The parties agree that Seller shall have sole liability for any and all matters, claims, investigations or audits relating to the Harry Fox Agency for all periods prior to the Closing ("Pre-Closing Harry Fox Matters"). The parties agree that each of Buyer and Seller may actively participate (at its own expense) in the negotiation and settlement of such Pre-Closing Harry Fox Matters (including the Harry Fox Audit) and each of Buyer and Seller shall, in good faith, cooperate with each other in settling or resolving such matters. The parties further agree that each of Buyer and Seller must jointly approve any settlement or resolution of all Pre-Closing Harry Fox Matters (including the Harry Fox Audit) (such approval shall not be unreasonably withheld, delayed or conditioned). The parties hereto agree that upon final determination of all liabilities in connection with the Harry Fox Audit, such liabilities shall be paid (i) first by Buyer up to the amount of the Harry Fox Reserve and (ii) second through the amounts held in the Harry Fox Escrow. To the extent the amount of the Harry Fox Reserve exceeds all amounts due to the Harry Fox Agency in connection with the Harry Fox Audit, such excess shall, immediately upon the settlement or resolution of the Harry Fox Audit, be paid by Buyer to Seller. In addition, immediately upon the settlement or resolution of the Harry Fox Audit, any amount in the Harry Fox Escrow which is not required to be used to pay liabilities in connection with the Harry Fox Audit shall be paid to Seller. In connection with any Pre-Closing Harry Fox Matters, Buyer, the Subsidiaries and Seller will cooperate, in good faith, with each other and provide such reasonable assistance and reasonable materials (including providing books and records and reasonable time of personnel) as may reasonably be requested in connection with any such Pre-Closing Harry Fox Matters. Until the Pre-Closing Harry Fox Matters have been completely settled or resolved, Buyer shall use all reasonable efforts retain all books and records of the Subsidiaries that may be reasonably required to settle or resolve such matters. If the amounts due to the Harry Fox Agency in connection with the Harry Fox Audit are more than the Harry Fox Reserve and Harry Fox Escrow, taken together, Seller shall be solely liable for any such deficiency and shall immediately indemnify Buyer, in full, for any Losses incurred by Buyer in connection therewith, including, without limitation, the amount of any such deficiency.


                                   ARTICLE XIV

                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified:

         "AFFILIATES" -- means an affiliate as defined in Rule 405 under the Securities Act, and includes any past and present Affiliate of a Person.

         "ACCOUNTANTS" -- as defined in SECTION 2.3(b)(iii).

         "ACCOUNTS RECEIVABLE" -- as defined in SECTION 4.7.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible but without incurring any extraordinary material expense or any significant obligations not otherwise contemplated by this Agreement or the Contemplated Transactions.

         "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any valid claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "BUSINESS" -- as defined in the Recitals to this Agreement.

         "BUYER'S CLOSING DOCUMENTS" -- as defined in SECTION 3.3.

         "CLOSING" -- as defined in SECTION 3.1.

         "CLOSING BALANCE SHEETS" -- as defined in SECTION 2.3(a).

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CODE" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "CONFIDENTIALITY AGREEMENT" -- that certain letter agreement, dated November 12, 1996, as amended, by and between Buyer and Seller.

         "CONSENTS" -- as defined in SECTION 6.4.

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement,

                           (i) the execution, delivery, and performance of
                  Seller's Closing Documents and Buyer's Closing Documents; and

                           (ii) the performance by Buyer and Seller of their
                  respective covenants and obligations under this Agreement and each of the Seller Transaction Documents and Buyer Transaction Documents.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DISCLOSURE LETTER" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "DOMINION" -- as defined in the Recitals to this Agreement.

         "DOMINION STOCK" -- as defined in Article I.

         "ENCUMBRANCE" -- any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENTAL AND SAFETY REQUIREMENTS" -- means all federal, state and local statutes, laws, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended or reauthorized.

         "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

         "EXCHANGE ACT" -- the Securities Exchange Act of 1934, as amended.

         "EXCLUDED BUSINESSES" -- as defined in Article I.

         "FACILITIES" -- as defined in SECTION 4.6(b).

         "FINANCIAL STATEMENTS" -- as defined in SECTION 4.3.

         "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the audited financial statements referred to in SECTION 5.4 were prepared.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any:

                           (i) nation, state, county, city, town, village,
                  district, or other jurisdiction of any nature;

                           (ii) federal, state, local, municipal, foreign, or
                  other government;

                           (iii) governmental or quasi-governmental authority of
                  any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

                           (iv) multi-national organization or body; or

                           (v) body exercising, or entitled or purporting to
                  exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS MATERIALS" -- means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq.; (ii) hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. ss.2011 et seq.; (v) asbestos in any form or condition;
(vi) polychlorinated biphenyls; and (vii) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

         "HSR ACT" -- as defined in SECTION 4.2(d).

         "INSURANCE POLICIES" -- as defined in SECTION 4.17.

         "INTELLECTUAL PROPERTY" -- all intellectual property and proprietary information used in connection with the Business, including, without limitation, Seller's and the Subsidiaries' names and assumed names, the music catalogue, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and customer and supplier lists and related information and all other proprietary rights).

         "INTERIM BALANCE SHEET" -- as defined in SECTION 4.3.

         "INVENTORY" -- as defined in SECTION 4.8.

         "IRS" -- the United States Internal Revenue Service.

         "KTI" -- as defined in the Recitals to this Agreement.

         "KTI STOCK" -- as defined in Article I.

         "KNOWLEDGE" -- where any representation or warranty of the Seller in this Agreement is expressly qualified by "to the knowledge of Seller", "to Seller's knowledge" or similar reference, it refers the knowledge of the responsible officers of Seller and the Subsidiaries (after due and adequate inquiry, in good faith, by such officers of all employees and agents of Seller and the Subsidiaries who would have knowledge of such matters) to the existence of facts that are the subject of such representations and warranties.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body or to which Seller, with respect to the operations of the Subsidiaries, or either of the Subsidiaries is a party or by which Seller, with respect to the operations of the Subsidiaries, or either of the Subsidiaries, is bound.

         "LICENSE AGREEMENTS" -- as defined in SECTION 8.4.

         "MATERIAL CONTRACT" -- as defined in SECTION 4.16(a).

         "MAUREEN CATALOG" -- as defined in SECTION 8.4.

         "MBCA" -- as defined in SECTION 4.2(b).

         "NET TANGIBLE BOOK VALUE" -- as defined in SECTION 2.3(a).

         "NON-EXCLUSIVE TERRITORY" -- shall mean (i) the countries of Algeria, Bahrain, Quatar, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Yemen, Saudi Arabia, Sudan, Syria, Tunisia and the United Arab Emirates (or any future territory or country comprising the foregoing geographic areas), and (ii) the remaining countries comprising the continent of Africa.

         "NTBV SCHEDULE" -- as defined in SECTION 2.3(b)(i).

         "OLD TOWN CATALOG" -- as defined in SECTION 8.4.

         "ORDER" -- any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                           (i) such action is consistent with the past practices
                  of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                           (ii) such action is not required to be authorized by
                  the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                          (iii) such action is similar in nature and magnitude
                  to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS" -- (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iii) any amendment to any of the foregoing.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "PRELIMINARY BOOK VALUE" -- as defined in SECTION 2.3.

         "PROCEEDING" -- any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROPRIETARY RIGHTS AGREEMENT" -- as defined in SECTION 4.19.

         "PROTEST NOTICE -- as defined in SECTION 2.3(b)(iii).

         "PURCHASE PRICE" -- as defined in SECTION 2.1.

         "RELATED PERSON" -- with respect to a particular individual:

                           (i) each other member of such individual's Family;
                  and

                           (ii) any Person that is directly or indirectly
                  controlled by any one or more members of such individual's Family.

         With respect to a specified Person other than an individual:

                           (i) any Person that, directly or indirectly,
                  controls, is controlled by, or is under common control with such specified Person; and

                           (ii) each Person that serves as a director, executive
                  officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse and former spouses, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities,
(y) through common directors, trustees or officers, or (z) by contract or otherwise).

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "RETAINED MUSIC BUSINESS" -- as defined in SECTION 8.4.

         "REVIEW PERIOD" -- as defined in SECTION 2.3(b)(ii).

         "SECURITIES ACT" -- the Securities Act of 1933, 15 U.S.C.ss.77a et seq., as amended, or any successor law.

         "SEC" -- the Securities and Exchange Commission.

         "STOCK" -- as defined in Article I.

         "SUBSIDIARIES" -- as defined in the Recitals to this Agreement.

         "SELLERS CLOSING DOCUMENTS" -- as defined in SECTION 3.2.

         "SELLER TRANSACTION DOCUMENTS" -- as defined in SECTION 4.2.

         "SELLER GOVERNMENTAL AUTHORIZATIONS" -- as defined in SECTION 4.13(b).

         "TAX OR TAXES" -- means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).


                                   ARTICLE XV

                               GENERAL PROVISIONS

         15.1 EXPENSES. Each of Buyer, on one hand, and Seller on the other hand, shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and carrying out the Contemplated Transactions. In the event a filing under the HSR Act is required, the Buyer and Seller shall each pay one-half of the filing fees.

         15.2 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


Seller:                                       with copies to:

         K-tel International, Inc.            Kaplan, Strangis and Kaplan, P.A.
         2605 Fernbrook Lane North            5500 Norwest Center
         Minneapolis, Minnesota 55447         90 South Seventh Street
         Attention:  President                Minneapolis, Minnesota 55402
         Telecopy No.:  (612) 509-9409        Attention:  Bruce J. Parker, Esq.
                                              Telecopy No.:  (612) 375-1143

                                              Philip Kives
                                              K-5 Leisure Products, Inc.
                                              220 Saulteaux Crescent
                                              Winnipeg, Manitoba, Canada R3J 3W2
                                              Telecopy No.:  (204) 832-7782

Buyer:                                        with a copy to:

         Platinum Entertainment, Inc.         Katten Muchin & Zavis
         2001 Butterfield Road                525 West Monroe Street
         Downers Grove, Illinois  60515       Suite 1600
         Attention:  Steven Devick            Chicago, Illinois  60661-3693
         Telecopy No.:  (630) 769-0049        Attention:  Matthew S. Brown, Esq.
                                                          Adam H. Schecter, Esq.
                                              Telecopy No.:  (312) 902-1061


         15.3 FURTHER ASSURANCES. To the extent consistent with the terms of this Agreement, the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated Transactions.

         15.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         15.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, except that until the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         15.6 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. None of the parties may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement except as provided in SECTION 8.10(b).

         15.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         15.8 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         15.9 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflict of laws principles.

         15.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         15.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:                                 SELLER:

PLATINUM ENTERTAINMENT, INC.           K-TEL INTERNATIONAL, INC.



By:/s/                                 By:/s/
Its:                                   Its:





                                     Annex B

       Sections 302A.471 and 302A.473, Minnesota Business Corporation Act



302A.471.  RIGHTS OF DISSENTING STOCKHOLDERS

         SUBD. 1. ACTIONS CREATING RIGHTS. A stockholder of a corporation may dissent from, and obtain payment for the fair value of the stockholder's shares in the event of, any of the following corporate actions:

         (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting stockholder in that it:

         (1)  alters or abolishes a preferential right of the shares;

         (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

         (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

         (4) excludes or limits the right of a stockholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

         (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without stockholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the stockholders in accordance with their respective interests within one year after the date of disposition;

         (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

         (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the stockholder are entitled to be voted on the plan; or

         (e) Any other corporate action taken pursuant to a stockholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting stockholders may obtain payment for their shares.

         SUBD. 2. BENEFICIAL OWNERS. (a) A stockholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all of the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

         (b) The beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting stockholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the stockholder.

         SUBD. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a stockholder of the surviving corporation in a merger, if the shares of the stockholder are not entitled to be voted on the merger.

         SUBD. 4. OTHER RIGHTS. The stockholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining stockholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

         SUBD. 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

         SUBD. 2. NOTICE OF ACTION. If a corporation calls a stockholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each stockholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

         SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the stockholders, a stockholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the stockholder and must not vote the shares in favor of the proposed action.

         SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the stockholders, the corporation shall send to all stockholders who have complied with subdivision 3 and to all stockholders entitled to dissent if no stockholder vote was required, a notice that contains:

         (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

         (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

         (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

         (4) A copy of Section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a stockholder until the proposed action takes effect.

         SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting stockholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

         (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

         (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

         (3) A copy of Section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a stockholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition must name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the stockholder or stockholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment for cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                         Annex C

                      Opinion of Dain Bosworth Incorporated


April 4, 1997

The Board of Directors
K-tel International, Inc.
2605 Fernbrook Lane North
Minneapolis, Minnesota  55447-4736

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of K-tel International, Inc. ("K-tel" or the "Company") of the consideration to be received in connection with the proposed sale (the "Transaction") of the Company's music business outside of Europe (the "Business") to Platinum Entertainment, Inc. ("Platinum"). Specifically, under the terms of the Transaction, Platinum will purchase the stock of two of the Company's wholly owned subsidiaries, K-tel International (USA), Inc. ("K-tel USA") and Dominion Entertainment, Inc. ("Dominion" and, together with K-tel USA, the "Subsidiaries"). The Company and Platinum have entered into a Purchase and Sale Agreement dated March 3, 1997 (the "Agreement"), which specifies that Platinum will, as consideration for the stock of the Subsidiaries, (i) pay K-tel $35.0 million in cash (subject to adjustment based on the aggregate net tangible book value of the Subsidiaries at closing (the "Closing Adjustment") which, as of the recent balance sheet dated January 31, 1997, would have reduced the cash consideration by approximately $4.874 million), (ii) grant the Company an exclusive royalty-free (except for third party royalties) license to use the masters owned or licensed by the Subsidiaries for a territory that includes Europe and the nations of the former Soviet Union, and (iii) grant the Company a non-exclusive royalty-free (except for third party royalties) license to use the masters owned or licensed by the Subsidiaries for a territory that includes the nations of the Middle East and Africa. In addition, the Agreement stipulates that (a) $2.0 million of the proceeds from the Transaction will be placed in an escrow account for purposes of settling any indemnification claims made by Platinum against the Company and (b) $1.0 million of the proceeds will be placed in an escrow account for purposes of funding any settlement claims made by the Harry Fox Agency against the Company which are in excess of the related reserve accrued by the Subsidiaries. Also, the Agreement contains various other terms and conditions, including a requirement that stockholders of K-tel approve the Transaction, and is subject to Platinum raising net proceeds of at least $70 million in a public or private financing.

Dain Bosworth Incorporated ("Dain Bosworth"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of business, Dain Bosworth has published research materials on other companies in the consumer entertainment industry. Also, Dain Bosworth has acted as a market maker in the equity securities of such other companies and, accordingly, periodically may have positions in such securities. Dain Bosworth was retained as the Company's exclusive financial advisor in connection with the Transaction solely for the purpose of rendering an opinion as to the fairness of the consideration to be received in connection with the Transaction. Accordingly, we did not solicit, nor were we asked to solicit, interest in the Business from other potential parties to a Transaction. We will receive a fee for rendering our opinion, a substantial portion of which is contingent upon the consummation of the Transaction, and will be indemnified against certain liabilities that may arise from activities related to our engagement.

In connection with this opinion, we have, among other things, reviewed (i) the Agreement; (ii) certain historical financial information for the Subsidiaries, the Company and Platinum; (iii) certain projected financial information for the Subsidiaries furnished by the management of K-tel; and (iv) certain publicly available data relative to the Company and Platinum. We visited the Company's offices and made inquiries of the management of the Company regarding the past and current business operations, financial condition, and future prospects for the Subsidiaries and the Company. In addition, we have held discussions with the senior management of the Company to understand the reasons for completing the Transaction.

We have compared financial information on the Subsidiaries to similar information for certain companies deemed comparable to the Business and have reviewed stock market information on such companies that have publicly traded securities. Also, we have reviewed, to the extent publicly available, the financial terms of certain acquisition transactions involving companies operating businesses deemed similar to that of the Subsidiaries and analyzed the general economic outlook for companies in the consumer entertainment industry.

In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Board of Directors of the Company, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available. We have further relied upon the assurances of the management of the Company that it is not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the financial projections for the Subsidiaries, management of the Company has represented that such projections have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of the Subsidiaries.

We did not make an independent appraisal of the assets or the liabilities of the Subsidiaries, and we do not express an opinion regarding the liquidation value or solvency of the Subsidiaries or the Company separately, or the Company following the Transaction. In addition, we do not express any opinion as to the prices at which shares of the Company's common stock may trade following the date of this opinion, at the closing date for the Transaction, or at any later time in the future. Our opinion as expressed herein is limited to the fairness to the common stockholders of K-tel, from a financial point of view, of the consideration to be received by the Company in connection with the Transaction, and does not address the Company's underlying business decision to proceed with the Transaction. Our opinion is based solely on information available to us on or before the date hereof and reflects general market, economic, financial, monetary and other conditions as of the date hereof.


It is understood that this opinion is directed to the Board of Directors of the Company and is not a recommendation as to how any stockholder should vote at the meeting to be held to vote upon the Transaction. Also, this opinion may not be reproduced, quoted, published or otherwise used or referred to in any manner, nor shall any public reference to Dain Bosworth be made, without our prior written consent.


Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by K-tel International, Inc. in connection with the Transaction is fair to the Company's common stockholders from a financial point of view.

Very truly yours,

/S/ Dain Bosworth Incorporated

DAIN BOSWORTH INCORPORATED


PROXY


                            K-TEL INTERNATIONAL, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       For Special Meeting of Shareholders
                                  July 31, 1997



The undersigned, revoking all prior proxies, hereby appoints Philip Kives and David Weiner or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of K-tel International, Inc. of record in the name of the undersigned at the close of business on July 7, 1997, at the Special Meeting of Shareholders to be held on July 31, 1997, or at any adjournment or postponement thereof, upon the following matters:


1. Approval of the Purchase and Sale Agreement dated as of March 3, 1997, between the Company and Platinum Entertainment, Inc., and the transactions contemplated thereby.

         [ ] FOR                   [ ] AGAINST                [ ] ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed but no direction is made, this proxy will be voted FOR Proposal 1. The Board of Directors recommends a vote FOR Proposal 1.

Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

                                         Dated:  ______________________, 1997
                                         ____________________________________

                                         ____________________________________

                                         ____________________________________


                                                    Signature(s)


                   PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY
                       PROMPTLY IN THE ENCLOSED ENVELOPE.